UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Time Warner Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March     , 2008

Dear Fellow Stockholder:

You are cordially invited to attend Time Warner Inc.’s 2008 Annual Meeting of Stockholders. The meeting will be held on Friday, May 16, 2008, at 10:00 am (local time) at the Omni Hotel at CNN Center in Atlanta, Georgia. A map with directions to the meeting is provided on the back cover of this Proxy Statement.

This Proxy Statement not only describes the items that stockholders are being asked to consider and vote on at the Annual Meeting, but also provides you with important information about your Company.

As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all the matters listed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. The Board of Directors recommends a vote FOR each of the Company proposals described as Proposals 1, 2, 3 and 4 in the Proxy Statement and AGAINST the stockholder proposal described as Proposal 5 in the Proxy Statement.

Whether or not you plan to attend the Annual Meeting of Stockholders in person, your vote is important. After reading the enclosed Notice and Proxy Statement, please promptly submit your proxy by telephone, Internet or mail. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically via e-mail, and we encourage you to do so. If you choose to vote this year by traditional proxy or instruction card, please sign, date and mail the card in the envelope provided.

If you are planning to attend the Annual Meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. In addition to registering in advance, you will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Omni Hotel on the day of the Annual Meeting. Inspection of vehicles, packages and bags and checking of bags, among other measures, may be employed to enhance the security of those attending the meeting. These procedures may require additional time. Please plan accordingly. You can register by calling (866) 771-8463 by Wednesday, May 14, 2008. If you are unable to attend the meeting in person, you may hear the audiocast live on the Internet at www.timewarner.com/annualmeetingmaterials.

We look forward to greeting those of you who are able to attend the Annual Meeting in Atlanta.

Sincerely,

Richard D. Parsons	Jeffrey L. Bewkes
Chairman of the Board	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY

BY TELEPHONE, INTERNET OR MAIL.

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Inc. (the “Company”) will be held on Friday, May 16, 2008 at 10:00 am (local time). The meeting will take place at:

Omni Hotel at CNN Center

Grand Ballroom, M4 Level, North Tower

100 CNN Center

Atlanta, GA 30303

(see directions and parking instructions on back cover)

The purposes of the meeting are:

1.	To elect 13 directors for a term of one year and until their successors are duly elected and qualified;

2.	To consider and approve the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the remaining super-majority vote requirements;

3.	To consider and approve the Amended and Restated Time Warner Inc. Annual Bonus Plan for Executive Officers to preserve the Company’s tax deductions;

4.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2008;

5.	To consider and vote on the stockholder proposal described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the Annual Meeting.

The close of business on March 21, 2008 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s common stock as of the record date are entitled to vote on some or all of the matters listed in this Notice of Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope or submit your proxy by telephone or the Internet. Any stockholder of record who is present at the meeting may vote in person instead of by proxy, thereby canceling any previous proxy. You may not appoint more than three persons to act as your proxy at the meeting.

Please note that, if you plan to attend the Annual Meeting in person, you will need to register in advance to be admitted. You may register in advance by telephone at (866) 771-8463. The Annual Meeting will start promptly at 10:00 am. To avoid disruption, admission may be limited once the meeting begins.

TIME WARNER INC.

PAUL F. WASHINGTON

Secretary

March     , 2008

TIME WARNER INC.

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation (“Time Warner” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Friday, May 16, 2008, at the Omni Hotel at CNN Center in Atlanta, Georgia, commencing at 10:00 am, local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders attending the Annual Meeting in person should follow the directions provided on the back cover of the Proxy Statement.

This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about April     , 2008 to stockholders entitled to vote at the Annual Meeting. For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Voting at the Annual Meeting,” below.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year 2007 has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as directors; FOR the approval of the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the remaining super-majority vote requirements; FOR the approval of the Amended and Restated Time Warner Inc. Annual Bonus Plan for Executive Officers; FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2008; and AGAINST the stockholder proposal described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Friday, May 16, 2008:  This Proxy Statement and the Company’s 2007 Annual Report to Stockholders are available electronically at www.timewarner.com/annualmeetingmaterials.

CORPORATE GOVERNANCE

Time Warner is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the Company’s stockholders, the Board of Directors (the “Board” or the “Board of Directors”) and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not merely to satisfy regulatory requirements, but to provide for effective oversight and management of the Company.

During 2007 and early 2008, the Board took a number of steps to enhance further the Company’s corporate governance. These changes were, to a large extent, the result of the Board’s regular process of reviewing its corporate governance practices in light of proposed and adopted laws and regulations, the practices at other leading companies, the recommendations of various corporate governance authorities, and the expectations of the Company’s stockholders. As part of this process, the Board considered specific suggestions.

Recent changes include the following:

•

Super-Majority Vote Requirements in Company’s Restated Certificate of Incorporation and By-laws.    At the 2007 Annual Meeting of Stockholders, stockholders approved the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the 80% super-majority vote requirements for stockholder-initiated amendments to the Company’s By-laws. The May 2007 amendment to the Company’s Restated Certificate of Incorporation, however, did not eliminate all of the super-majority vote requirements in the Company’s Restated Certificate of Incorporation. During 2007, the Board gave further consideration to this matter and, as a result, the Company has included a proposal in this Proxy Statement to further amend the Company’s Restated Certificate of Incorporation to eliminate the remaining super-majority provisions (see “Company Proposals — Proposal Two: Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate the Remaining Super-Majority Vote Requirements” below).

•

Special Meetings of Stockholders.    In December 2007, the Board adopted amendments to the Company’s By-laws providing that holders of at least 25% of the combined voting power of the Company’s outstanding capital stock may request a special meeting of stockholders.

•

Voting Standard for Election of Directors.    In February 2008, the Board adopted amendments to the Company’s By-laws to change the voting standard for uncontested elections of directors. Under the By-laws, as amended, uncontested elections are now subject to a majority vote, where both new and incumbent nominees must receive more “for” votes than “against” votes in order to be elected to the Board.

In addition to these changes, as noted in the “Compensation — Compensation Discussion and Analysis” section below, the Compensation and Human Development Committee has adopted policies on performance-based compensation and equity dilution. The Company has also continued to engage in an active dialogue with stockholders and others on a variety of governance matters.

Information on the Company’s corporate governance is available to the public under both “Corporate Governance” at www.timewarner.com/governance and “Investor Relations” at www.timewarner.com/investors on the Company’s website. The information on the website includes: the Company’s By-laws, its Corporate Governance Policy (which includes the Board’s categorical standards for determining director independence), the charters of the Board’s three standing committees, the Company’s codes of conduct, the Company’s related person transactions policy, and information regarding the process by which stockholders may communicate with members of the Board of Directors. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

The remainder of this section of the Proxy Statement summarizes the key features of Time Warner’s corporate governance practices:

Board Size

The Board of Directors has adopted a policy that its size should generally be in the range of 12 to 16 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing Time Warner’s businesses. Currently, the number of directors is 13.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent” — a requirement that Time Warner fully supports and, indeed, is committed to continuing to exceed — independence is just one of the important factors that the Board and its Nominating and Governance Committee take into consideration in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or is identified through some other source.

Overall Composition.    As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.    Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 72 years of age at the time of nomination.

Commitment to Time Warner and its Stockholders.    Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.    Each director must satisfy the requirements of antitrust laws that limit service as an officer or director by a significant competitor of the Company. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than five other public company boards. Directors are also required to offer their resignation upon a significant change in their primary professional responsibilities, and the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept the offer of resignation.

Additional Criteria for Incumbent Directors. During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its businesses; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors.     As part of its annual assessment of the Board’s composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2009 Annual Meeting of Stockholders is furnished to stockholders.

•	Professional Experience. New candidates for the Board should have significant experience in one or more of the following areas: chief executive officer or a senior executive of a major public corporation (or comparable position in government or the non-profit sector), including, but not limited to, those with experience in finance and/or technology.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•

Committee Eligibility.    In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a major public corporation.

Independence.    In addition to the foregoing criteria, the Board of Directors and Nominating and Governance Committee have established a policy that a majority of the directors, and any newly nominated non-employee director, must satisfy the requirements to be an “independent” member of the Board. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that 11 of the 13 current directors (or 85% of the Board), and 11 of the 13 nominees for director are independent in accordance with the Company’s criteria. The following current directors were determined by the Board to be independent: James L. Barksdale, Stephen F. Bollenbach, Frank J. Caufield, Robert C. Clark, Mathias Döpfner, Jessica P. Einhorn, Reuben Mark, Michael Miles, Kenneth J. Novack, Francis T. Vincent, Jr. and Deborah C. Wright. Each of the foregoing directors is a nominee for director. The Board previously determined that Edward J. Zander, a former director who served during 2007 but did not stand for re-election at the Company’s 2007 Annual Meeting, was independent during his service as a director for part of 2007.

The Board applies the following New York Stock Exchange (“NYSE”) criteria in making its independence determinations (for the purposes of the independence determinations under NYSE rules and the Board’s categorical standards for director independence, references to the “Company” mean Time Warner Inc. and its consolidated subsidiaries):

•

No Material Relationship.    The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

•

Employment.    The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

•

Other Compensation.    The director or immediate family member must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the past three years.

•	Auditor Affiliation. The director must not be a current partner or employee of the Company’s internal or external auditors and the director’s immediate family member must not be a current employee of such auditors who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such auditors. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of such firm who personally worked on the Company’s audit.

•

Interlocking Directorships.    During the past three years, the director or immediate family member cannot have been employed as an executive officer by another entity for which one of Time Warner’s current executive officers served at the same time on the compensation committee.

•

Business Transactions.    The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

•

Additional Categorical Criteria.    In addition to applying the NYSE requirements summarized above, the Board has also developed the following categorical standards, which it uses to guide it in determining whether a “material relationship” exists with the Company that would affect a director’s independence:

➢

Charitable Contributions. Discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated shall generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices; or (ii) were provided to an organization where the director or spouse is an executive officer or director and the Company’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10 million per year or (b) the greater of $1 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10 million per year; or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or spouse is an executive officer or director is more than the greater of $1 million or 2% of all such organizations’ annual gross revenues.

➢

Employment and Benefits.    The employment by the Company of a member of a director’s family shall generally be deemed not to create a material relationship, unless such employment (i) is of the type set forth above under “Employment” or “Other Compensation” or (ii) involves employment at a salary of more than $100,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment shall generally be deemed not to create a material relationship.

➢	Other Transactions. Transactions between the Company and another entity with which a director or a member of a director’s family is affiliated shall generally be deemed not to create a material relationship unless (i) they are of the type set forth above under “Business Transactions”; (ii) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (iii) they occurred within the last three years and the director is an executive officer, employee or substantial owner of the other entity and such transactions represent more than 5% of the Company’s annual consolidated gross revenues for the prior fiscal year or 2% of the other entity’s gross revenues for the prior fiscal year; or (iv) they occurred within the last three years and the director’s immediate family member serves as an executive officer of the other entity and such transactions represented more than 5% of the Company’s annual consolidated gross revenues or 2% of the other entity’s gross revenues for the prior fiscal year.

➢

Interlocking Directorships.    Service by an employee of the Company as a director of an entity where a director, or a director’s family member, serves as an executive officer shall generally be deemed not to create a material relationship unless the Company employee (i) is an executive officer of the Company; (ii) reports directly to the Board; or (iii) has annual compensation that is approved by the Board’s Compensation and Human Development Committee. In addition, service by an employee of the Company as a director of an entity where one of the Company’s directors or a member of the director’s family serves as a non-employee director shall generally be deemed not to create a material relationship.

➢

Educational and Other Affiliations.    Attendance by an employee of the Company at an educational institution affiliated with one of the Company’s directors or a member of the director’s family, or membership by an employee of the Company in a professional association, social, fraternal or religious organization, club or institution affiliated with a Company director or a member of his or her family, shall generally be deemed not to create a material relationship.

➢

Security Ownership.    The ownership by an employee of the Company of the securities of an entity where one of the Company’s directors or a member of the director’s family serves as a director or an employee shall generally be deemed not to create a material relationship, unless (i) the Company employee (a) is an executive officer of the Company or reports directly to the Board or a Committee of the Company or has annual compensation approved by the Compensation and Human Development Committee and (b) beneficially owns more than 5% of any class of the other entity’s voting securities; and (ii) the Company director or a member of a director’s family is a director or executive officer of the other entity.

•

Independent Judgment.    Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Board also requires that independent directors be free of any other affiliation — whether with the Company or another entity — that would interfere with the exercise of independent judgment.

The following are types of transactions, relationships or arrangements that the Board of Directors considered in determining the independence of those directors identified above as being independent:

•

Business Transactions:    Transactions in the ordinary course of business between the Company and an entity of which the Company’s director is an executive officer, employee or substantial owner, or an immediate family member is an executive officer. Within the three most recent completed fiscal years, the Company has engaged in transactions in the ordinary course of business with the following companies and/or their subsidiaries: Hilton Hotels Corporation (for which Mr. Bollenbach previously served as Co-Chairman and Chief Executive Officer), Axel Springer AG (for which Mr. Döpfner serves as Chairman and Chief Executive Officer), Colgate-Palmolive Company (for which Mr. Mark serves as Chairman and previously served as Chief Executive Officer), Staples, Inc. (for which an immediate family member of Mr. Miles serves as an executive officer), Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC (where Mr. Novack is employed as Senior Counsel), Carver Federal Savings Bank (for which Ms. Wright serves as President and Chief Executive Officer) and Motorola, Inc. (for which Mr. Zander served as Chief Executive Officer and serves as Chairman).

•

Other Business Transactions:    Transactions in the ordinary course of business between the Company and an entity of which the Company’s director serves or served as a non-employee director in 2007. Although these types of transactions would generally not prevent a determination that a director is independent, information regarding such transactions is provided to the Board of Directors for consideration. Within the three most recent completed fiscal years, the Company has engaged in transactions in the ordinary course of business with the following companies and/or their subsidiaries for which the following directors served as non-employee director or trustee during all or part of 2007: FedEx Corporation, Sun Microsystems, Inc. and Revolution Health Group LLC (Mr. Barksdale); KB Home, Harrah’s Entertainment, Inc. and Macy’s, Inc. (Mr. Bollenbach); Omnicom Group, Inc. and TIAA (Mr. Clark); ProSiebenSat.1 Media AG and dpa Deutsche Presse Agentur GmbH (Mr. Döpfner); Cabela’s Incorporated (Mr. Mark); AMR Corporation, Citadel Broadcasting Corporation and Dell Inc. (Mr. Miles); Kraft Foods Inc. (Ms. Wright); and Netezza Corporation, Boston University and Rensselaer Polytechnic Institute (Mr. Zander).

•

Charitable Contributions:    Discretionary charitable contributions to organizations for which a Company’s director or a director’s spouse serves as an executive officer or director. Within the three most recent completed fiscal years, the Company has made discretionary charitable contributions that are consistent with the Company’s philanthropic practices to organizations affiliated with 8 of the Company’s 11 current non-employee directors. These contributions were below the thresholds contained in the Company’s Corporate Governance Policy.

•	Other Relationships:

•

Within the three most recent completed fiscal years, (i) Mr. Caufield and Ms. Einhorn have served, and continue to serve, on the global advisory board of J.E. Robert Companies; (ii) a President and Chief Executive Officer of one of the Company’s subsidiaries has served, and continues to serve, as a trustee of TIAA, where Mr. Clark also serves as a trustee; and (iii) Ms. Einhorn and Mr. Bewkes have served as directors on the board of the Council on Foreign Relations.

•	Mr. Vincent leases office space in Stamford, Connecticut from Time Warner Cable Inc. See “Additional Information” below.

The Nominating and Governance Committee and the Board of Directors reviewed the transactions, relationships or arrangements described above and, based on the Company’s categorical standards and the NYSE rules governing director independence, determined that the transactions, relationships or arrangements did not affect the applicable director’s independence.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.    The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

•

Assessment of Needs.    As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•

Identifying New Candidates.    In light of such assessments, the Committee may seek to identify new candidates for the Board who possess the specific qualifications established by the Committee and satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts. In 2007, the Committee retained an outside search firm to assist the Committee in identifying potential candidates for the Board and performing due diligence with respect to potential candidates.

•

Reviewing New Candidates.    The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the By-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•

Reviewing Incumbent Candidates.    On an annual basis, the Committee also reviews the qualifications of incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

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Recommending Candidates.    The Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the By-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee.    Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below at “Other Procedural Matters — Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.    Stockholders may choose to submit nominations directly to the Company’s stockholders. The Company’s By-laws set forth the process that stockholders may use if they choose this approach, which is described below at “Other Procedural Matters — Procedures for Submitting Director Recommendations and Nominations.”

Director Elections.    The Company’s By-laws, as amended in February 2008, provide that, in any uncontested election of directors, each person receiving a majority of the votes cast will be deemed elected. Accordingly, any new director nominee in an uncontested election who receives more “against” votes than “for” votes will not be elected to the Board. If any incumbent director receives more “against” votes than “for” votes, he or she must submit an offer to resign from the Board no later than two weeks after the certification by the Company of the voting results. The Board will then consider the resignation offer and may either accept the offer or reject the resignation offer and seek to address the underlying cause(s) of the “against” votes. The Board is required to make its determination within 90 days following the certification of the stockholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer. This procedure also provides that the Chairman of the Nominating and Governance Committee has the authority to manage the Board’s review of the resignation offer, except in the circumstance in which it is the Chairman of the Nominating and Governance Committee who has received the majority-withheld vote. In such a circumstance, the remaining independent directors who did not receive majority-withheld votes would select a director to manage the process. In any contested election of directors, the election will be subject to a plurality vote standard, where the persons receiving the highest numbers of the votes cast, up to the number of directors to be elected in such election, will be deemed elected. A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Company first mails its notice of meeting for such meeting to the stockholders.

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Company’s strategy and approves a business plan and budget for the Company. As part of the Board’s review of the Company’s strategy, the Board evaluates the Company’s businesses and determines whether, in its view, stockholder value would be enhanced by expanding, divesting or otherwise restructuring the ownership of any of these businesses. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

In 2007, the Board approved a number of significant actions, including (i) the election of a new Chief Executive Officer and Chief Financial Officer as part of an orderly transition process for both positions, (ii) divestitures to streamline and strengthen the Company’s portfolio of businesses (such as the divestiture of the Atlanta Braves baseball franchise and the Parenting Group and most of the Time4Media magazines); and (iii) acquisitions to strengthen the Platform-A advertising network business of the Company’s AOL division and thereby accelerate AOL’s transition from a subscription-based Internet access business to a primarily advertising-supported business. In addition to its regular reviews of the Company’s strategy and business plan, the Board also focused on the Company’s strategy for international growth, as well as its public policy and corporate social responsibility activities.

Board Meetings and Executive Sessions

The Board of Directors not only holds regular quarterly meetings, but also holds at least four special-purpose meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s annual proxy statement and to approve financial filings with the Securities and Exchange Commission (the “SEC”). The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors, all of whom are independent, meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Any director may request additional executive sessions.

These executive sessions are led by the Chair of the committee that has primary responsibility for the matter being discussed (e.g., the Audit and Finance Committee Chair would lead a discussion of audit-related matters). When it is not apparent which committee has specific responsibility for the subject matter, the Lead Independent Director leads the discussion. By a majority vote, the Board, non-employee directors, or independent directors may retain their own counsel or other advisors.

Lead Independent Director

Since May 19, 2006, Mr. Caufield has served as Lead Independent Director. The Lead Independent Director presides at executive sessions of the Board (see “Board Meetings and Executive Sessions” above) and serves as the liaison between the Chairman and the other Directors (unless the matter under consideration is within the jurisdiction of one of the Board’s committees). In addition, the Lead Independent Director’s responsibilities include: advising the Chairman of the Board with respect to the schedule, agenda and information for Board meetings (including possessing the ability to include specific items on those agendas); advising the Chairman of the Board with respect to consultants who may report directly to the Board; and being available, as appropriate, for communication with the Company’s stockholders.

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee, the Compensation and Human Development Committee and the Nominating and Governance Committee.

Each committee is composed entirely of independent directors. The Chair of each committee is elected by the Board and rotated periodically. Each committee also holds regular executive sessions at which management is not present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, the charters for each standing committee are available on the Company’s website, and a brief summary of the committees’ responsibilities follows:

Audit and Finance Committee.    The Audit and Finance Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal audit function, (iii) ethics and compliance program and risk management policies and processes, (iv) responses to any regulatory actions involving financial, accounting and internal control matters, (v) earnings releases and guidance, financial statements and systems of disclosure controls and procedures and internal control over financial reporting, and (vi) capital structure and financial capacity and strategy.

Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) Chairman and CEO performance evaluations and CEO succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, (viii) stockholder proposals and communications, (ix) related person transactions, and (x) the Company’s corporate social responsibility activities.

Compensation and Human Development Committee.    The Compensation and Human Development Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Company’s senior executives, (ii) overseeing the Company’s disclosure regarding executive compensation and, together with the Nominating and Development Committee, making recommendations to the Board regarding the Company’s responses to stockholder proposals related to compensation matters for inclusion in the Company’s annual proxy statement, (iii) reviewing the Company’s overall compensation structure and benefit plans, (iv) reviewing the Company’s response to regulatory developments affecting compensation, (v) reviewing officer appointments, and (vi) overseeing the Company’s human development programs, including recruitment, retention, development, diversity and internal communication programs. Except as otherwise prohibited by law, the Company’s Restated Certificate of Incorporation or By-laws, the Committee may delegate its responsibilities to subcommittees or individuals.

The Compensation and Human Development Committee’s primary processes for establishing and overseeing executive compensation are described in the “Compensation — Compensation Discussion and Analysis” section below.

Compensation Committee Interlocks and Insider Participation.    Consistent with the Company’s categorical standards for director independence and the charter of the Compensation and Human Development Committee, none of the Compensation and Human Development Committee members (i) has ever been an officer or employee of the Company or (ii) is or was a participant in a “related person” transaction in 2007. None of the Company’s executive officers serves, or in 2007 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Compensation and Human Development Committee.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each standing committee of the Board also conducts a self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors meet with members of the Company’s senior management. The Company is also committed to the ongoing education of its directors. From time to time, the Company’s executives and the heads of its business groups make presentations to the Board regarding their respective areas. Moreover, the Company reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors. At least every two years, the Nominating and Governance Committee reviews, with assistance from an outside consultant, the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. It is the Company’s policy that the majority of non-employee directors’ compensation should be equity-based. (For details on the compensation currently provided to non-employee directors, please see “Compensation — Director Compensation.”)

It is also the Board’s policy that non-employee directors are encouraged to own the Company’s stock and each is expected to own at least 5,000 shares of the Company’s stock within three years of joining the Board. Additionally, in January 2003, the Board of Directors adopted a policy requiring non-employee directors to retain for a period of at least one year shares of the Company’s common stock representing at least 75% of the estimated after-tax gain realized upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock. (For purposes of this calculation, the tax rate is deemed to be 50%.)

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at www.timewarner.com/governance.

Standards of Business Conduct.    The Company’s Standards of Business Conduct apply to the Company’s employees, including any employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Senior Executives and Senior Financial Officers.    The Company’s Code of Ethics for Senior Executives and Senior Financial Officers applies to certain executive officers of the Company, including the Company’s Chief Executive Officer, President, Chief Operating Officer (if any), Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Guidelines for Non-Employee Directors.    The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Policy and Procedures Governing Related Person Transactions

In February 2007, the Board adopted the Time Warner Inc. Policy and Procedures Governing Related Person Transactions. This is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent (5%) of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct material interest or an indirect material interest.

In addition to the requirements described above for transactions covered by the policy, the policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or apparent conflict of interest or improper benefit to a related person, and thus are not subject to review by the Nominating and Governance Committee. These excluded transactions consist of the following types of transactions between the Company or any of its consolidated subsidiaries and a related person or another entity with which a related person is affiliated:

•

Ordinary Course Transactions with Other Entities.    Transactions between the Company and another entity with which a related person is affiliated, if the transactions occur in the ordinary course of business and are consistent with other transactions in which the Company has engaged with third parties, unless (a) the related person serves as an executive officer, employee, or beneficial owner of an equity interest of 10% or more in the other entity and (b) the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the other entity’s gross revenues for the prior fiscal year;

•

Charitable Contributions.    Discretionary charitable contributions by the Company to an established non-profit entity with which a related person is affiliated, if the contributions are consistent with the Company’s philanthropic practices, unless (a) the related person is an executive officer or director of the non-profit entity and (b) the Company’s contributions represent (or are expected to represent), for the most recent fiscal year, more than: (i) the greater of $100,000 or 10% of the individual non-profit entity’s annual gross revenues (for entities with gross revenues up to $10 million per year), or (ii) the greater of $1 million or 2% of the individual non-profit entity’s annual gross revenues (for entities with gross revenues of more than $10 million per year), or (iii) the greater of $1 million or 2% of the annual gross revenues in the aggregate of all of the related person’s affiliated non-profit entities that have received charitable contributions by the Company during the current calendar year;

•

Transactions with Significant Stockholders. Transactions between the Company and a corporation, firm or other entity known to the Company to be the beneficial owner of more than 5% of any outstanding class of the Company’s voting securities (a “Significant Stockholder”), if the transactions occur in the ordinary course of business and are consistent with other transactions in which the Company has engaged with third parties, unless the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the Significant Stockholder’s gross revenues for the prior fiscal year;

•

Non-employee Position with Other Affiliated Entities.    Transactions where the related person is an individual and the related person’s interest in the transaction is based solely on his or her position as (a) a non-employee director of the other entity or (b) subject to the requirements relating to the Company’s charitable contributions as described above, a non-employee director or trustee, or unpaid volunteer at a non-profit organization;

•

Executive Compensation.    Any compensation paid to an executive officer of the Company if (a) the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the compensation disclosure requirements of the SEC or (b)(i) the executive officer is not an “immediate family member” otherwise covered by the policy and the compensation would be reported in the Company’s annual report on Form 10-K or proxy statement if the executive officer was a “named executive officer” (as defined under SEC rules) and (ii) the Compensation and Human Development Committee approved (or recommended that the Board approve) such compensation;

•

Director Compensation.    Any compensation paid to a director of the Company if the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the SEC’s compensation disclosure requirements;

•

Transactions Where All Stockholders Receive Proportional Benefits.    Transactions where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the common stock received the same benefit on a pro rata basis (e.g., dividends);

•

Transactions Involving Competitive Bids, Regulated Transactions and Certain Banking-Related Services.    Transactions involving a related person where the rates or charges involved are determined by competitive bids; transactions with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•

Other.    Other categories of transactions that may be identified by the Nominating and Governance Committee from time to time as having no significant potential for an actual, or the appearance of a, conflict of interest or improper benefit to a related person.

The General Counsel or his designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the policy. If so, the transaction will be presented to the Nominating and Governance Committee for review and consideration at its next meeting or, in those instances in which the General Counsel or his designee determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, to the Chair of the Nominating and Governance Committee. If the General Counsel or his designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Nominating and Governance Committee. Related person transactions (other than the excluded transactions described above) will be reviewed and be subject to approval by the Nominating and Governance Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advance Committee approval of a related person transaction is not feasible or not identified prior to commencement of a transaction, then the transaction will be considered and, if the Nominating and Governance Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

In determining whether to approve or ratify a related person transaction covered by the policy, the Nominating and Governance Committee may take into account such factors it deems appropriate, which may include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction is in the interest of the Company and its stockholders; and

•	whether the transaction is consistent with any conflicts of interest policies set forth in the Company’s Standards of Business Conduct and other policies.

A member of the Nominating and Governance Committee who potentially is a related person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee. The Time Warner Inc. Policy and Procedures Governing Related Person Transactions is posted on the Company’s website at www.timewarner.com/governance. During 2007, there were no transactions that were covered by this policy. See “Additional Information” below for a description of transactions between the Company and certain related persons during 2007 that were not covered by this policy.

Ethical Sourcing Guidelines

The Time Warner Ethical Sourcing Guidelines adopted in 2007 set forth the standards in areas such as employment, health, safety and the environment that the Company expects its vendors to follow. For example, the Guidelines provide that the Company expects that its vendors will not discriminate in employment practices, employ persons under a certain age, use forced or involuntary labor, or use coercion or harassment against employees. The failure to follow the Guidelines may impact a vendor’s ability to continue to do business with the Company. The Guidelines are posted on the Company’s website at www.timewarner.com/citizenship.

Communication with the Directors

The Company’s independent directors have approved a process for stockholders to communicate with directors. This process is described below at “Other Procedural Matters — Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Corporate Governance — Criteria for Membership on the Board.” Each of the nominees is currently a director of the Company. The By-laws require a majority of the Board to be independent, but the Board’s objective is that a substantial majority of its members be independent. The Board of Directors has determined that 11 of the 13 director nominees (85%) have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and the Company’s more rigorous independence standards (such directors, the “Independent Directors,” and all other directors, the “Affiliated Directors”). In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board. The biographical information below identifies the Independent Directors and Affiliated Directors. See “Corporate Governance — Criteria for Membership on the Board” for information regarding the types of transactions, relationships or arrangements that the Board considered in determining the independence of the director nominees who are identified below as being independent.

Set forth below are the principal occupation and certain other information, as of March 31, 2008, for the 13 nominees, each of whom currently serves as a director. To the extent that any of the director nominees previously served as a director of either AOL LLC (formerly named America Online, Inc.) (“AOL”) or the company then known as Time Warner Inc. (“Historic TW”) prior to their merger (the “AOL-Historic TW Merger”) on January 11, 2001 (the “Merger Date”), this prior service is described in the information set forth below.

Nominees for Election at the Annual Meeting

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
James L. Barksdale 2001	65

Chairman and President of Barksdale Management Corporation, a private investment management company. He is also a partner and co-founder of The Barksdale Group – April 1999 to present.

•      Prior Professional Experience: Previously, Mr. Barksdale served in the following positions:

•      President and CEO, Netscape Communications Corp. – 1995 to 1999 (when it was acquired by AOL).

•      Chief Executive Officer, AT&T Wireless Services (formerly McCaw Cellular Communications) – 1993 to 1994.

•      Executive Vice President and Chief Operating Officer, FedEx Corporation – 1983 to 1992.

•      Chief Information Officer, FedEx Corporation – 1979 to 1983.

•      Chief Information Officer and other management positions, Cook Industries – 1972 to 1979.

•      Company Directorship: Mr. Barksdale is an Independent Director. He was a Director of AOL from March 1999 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Barksdale serves as a director of FedEx Corporation and Sun Microsystems, Inc. He also serves as a special advisor to Kleiner Perkins Caufield & Byers, a venture capital firm.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Jeffrey L. Bewkes 2007	55

President and Chief Executive Officer of the Company – January 2008 to present.

•      Prior Professional Experience: Previously, Mr. Bewkes served in the following positions:

•      President and Chief Operating Officer of the Company – January 2006 through December 2007.

•      Chairman, Entertainment & Networks Group, of the Company – July 2002 to December 2005.

•      Chairman and Chief Executive Officer of the Home Box Office division of the Company – May 1995 to July 2002.

•      President and Chief Operating Officer of the Home Box Office division of the Company – September 1991 to May 1995.

•      Company Directorship: Mr. Bewkes is an Affiliated Director. He has been a Director of the Company since January 2007.

•      Other Directorships: Mr. Bewkes is a member of the board or other governing body of several non-profit organizations.

Stephen F. Bollenbach 2001	65

Former Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation

•      Prior Professional Experience: Previously, Mr. Bollenbach served in the following positions:

•      Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation – May 2004 to October 2007.

•      President and Chief Executive Officer, Hilton Hotels Corporation – 1996 to 2004.

•      Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company –1995 to 1996.

•      President and Chief Executive Officer, Host Marriott Corporation – 1993 to 1995.

•      Chief Financial Officer, Marriott Corp. – 1992 to 1993.

•      Company Directorship: Mr. Bollenbach is an Independent Director. He was a Director of Historic TW from 1997 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Bollenbach serves as a director of American International Group, Inc., Harrah’s Entertainment, Inc., KB Home and Macy’s, Inc.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Frank J. Caufield 2001	68

Co-Founder and Partner Emeritus of Kleiner Perkins Caufield & Byers (KPCB) – 1978 to present. KPCB is one of the largest venture capital firms in the U.S.

•      Prior Professional Experience: Previously, Mr. Caufield served as General Partner and Manager, Oak Grove Ventures, a venture capital partnership in Menlo Park, California – 1973 to 1978.

•      Company Directorship: Mr. Caufield is an Independent Director. He was a Director of AOL from 1991 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Caufield serves as a director of JER Investors Trust Inc., a member of the global advisory board of J.E. Robert Companies and a member of the advisory board of Darwin Ventures.

Robert C. Clark 2004	64

Distinguished Service Professor at Harvard University – July 2003 to present. His research and teaching interests are centered on corporate governance.

•      Prior Professional Experience: Previously, Mr. Clark served in the following positions:

•      Dean and Royall Professor of Law, Harvard Law School – 1989 to 2003.

•      Professor, Harvard Law School – 1978 to 2003. Concentrated on corporate law; author of Corporate Law.

•      Professor, Yale Law School – 1974 to 1978.

•      Associate, Ropes & Gray – 1972 to 1974. Practice involved commercial and corporate law.

•      Company Directorship: Mr. Clark is an Independent Director. He has been a Director of the Company since January 2004.

•      Other Directorships: Mr. Clark serves as a director of Omnicom Group, Inc. He is also a trustee of TIAA, a large pension fund serving the higher education community.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Mathias Döpfner 2006	45

Chairman and Chief Executive Officer of Axel Springer AG, a large newspaper and magazine publishing company in Germany – January 2002 to present. Also serves as Head of the Newspapers Division of Axel Springer AG – November 2000 to present.

•      Prior Professional Experience: Previously, Mr. Döpfner served in the following positions:

•      Member of the Executive Board of the Electronic Media Division of Axel Springer AG – July 2000 to November 2000.

•      Editor-in-Chief of Die Welt – 1998 to 2000.

•      Editor-in-Chief of Hamburger Morgenpost – 1996 to 1998.

•      Editor-in-Chief of Wochenpost – 1994 to 1996.

•      Company Directorship: Mr. Döpfner is an Independent Director. He has been a Director of the Company since July 2006.

•      Other Directorships: Mr. Döpfner serves as a member of the supervisory boards of directors of ProSiebenSat.1 Media AG, dpa Deutsche Presse Agentur GmbH and Leipziger Verlags-und Druckereigesellschaft mbH & Co. KG. Mr. Döpfner also serves as a Managing Director of Brillant 310 GmbH.

Jessica P. Einhorn 2005	60

Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University – June 2002 to present.

•      Prior Professional Experience: Previously, Ms. Einhorn served in the following positions:

•      Consultant, Clark & Weinstock, a strategic communications and public affairs consulting firm – 2000 to 2002.

•      Visiting Fellow, International Monetary Fund – 1998 to 1999.

•      Executive positions at The World Bank, an international economic development organization – 1978 to 1979 and 1981 to 1999, including Managing Director for Finance and Resource Mobilization – 1996 to 1998.

•      Company Directorship: Ms. Einhorn is an Independent Director. She has been a Director of the Company since May 2005.

•      Other Directorships: Ms. Einhorn serves as chair of the global advisory board of J.E. Robert Companies. She is also a director of the Peter G. Peterson Institute for International Economics, the Center for Global Development, and the National Bureau of Economic Research.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Reuben Mark 2001	69

Chairman of Colgate-Palmolive Company, a major consumer products company – July 2007 to present.

•      Prior Professional Experience: Previously, Mr. Mark served in the following positions:

•      Chairman and Chief Executive Officer of Colgate-Palmolive Company – 1986 to July 2007.

•      Chief Executive Officer, Colgate-Palmolive Company – 1984 to 1986.

•      Executive positions at Colgate-Palmolive, including President and Chief Operating Officer; Group Vice President in charge of U.S. operations; Vice President for the Far East; President of Colgate-Canada; and President of Colgate’s Venezuelan subsidiary – 1963 to 1984.

•      Company Directorship: Mr. Mark is an Independent Director. He was a Director of Historic TW from 1993 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Mark serves as a director of Cabela’s Incorporated and Colgate-Palmolive Company.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Michael A. Miles 2001	68

Special Limited Partner, Forstmann Little & Company, a private equity firm – February 1995 to present.

•      Prior Professional Experience: Previously, Mr. Miles served in the following positions:

•      Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (now named Altria Group, Inc.) – 1991 to 1994.

•      Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft Foods Inc. – 1989 to 1991. Previously served as Kraft Foods’ President and Chief Executive Officer, and President and Chief Operating Officer – 1982 to 1991.

•      Executive positions at Heublein, Inc., including Senior Vice President of Foods and Chairman of Kentucky Fried Chicken Corporation (KFC) Worldwide; Senior Vice President of Marketing for its Kentucky Fried Chicken subsidiary; Vice President and General Manager of Heublein’s Grocery Products Group; Group Vice President of Heublein’s international operations – 1971 to 1982.

•      Executive positions at Leo Burnett Co., a Chicago-based advertising agency – 1961 to 1971.

•      Company Directorship: Mr. Miles is an Independent Director. He was a Director of Historic TW from 1995 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Miles serves as a director of AMR Corporation, Citadel Broadcasting Corporation and Dell Inc.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Kenneth J. Novack 2001	66

Senior Counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, a Boston-based law firm – January 2004 to present.

•      Prior Professional Experience: Previously, Mr. Novack served in the following positions:

•      Vice Chairman of the Company – from the AOL-Historic TW Merger in January 2001 to December 2003.

•      Vice Chairman, AOL – May 1998 to the AOL-Historic TW Merger in January 2001.

•      Of Counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC – 1998 to 2001.

•      Attorney, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC – 1966 to 1998, and served on its executive committee from 1970 until his retirement in 1998.

•      Company Directorship: Mr. Novack is an Independent Director. He was a Director of AOL from January 2000 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Novack serves in the following capacities for the following privately held companies: a director of Appleton Partners, Inc., BBN Technologies, Inc., EveryZing, Inc., Paratek Pharmaceuticals, Inc., Prematics, Inc. and Leerink Swann & Company, and an advisory director for Gordon Brothers Group.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Richard D. Parsons 2001	59

Chairman of the Board of the Company – January 2008 to present.

•      Prior Professional Experience: Previously, Mr. Parsons served in the following positions:

•      Chairman and Chief Executive Officer of the Company – May 2003 through December 2007.

•      Chief Executive Officer of the Company – May 2002 to May 2003.

•      Co-Chief Operating Officer of the Company – Merger Date to May 2002.

•      President, Historic TW – February 1995 to the Merger Date.

•      Chairman and Chief Executive Officer, The Dime Savings Bank of New York, FSB – January 1991 to February 1995.

•      Company Directorship: Mr. Parsons is an Affiliated Director. He was a director of Historic TW from 1991 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Parsons serves as a director of Citigroup Inc. and Estee Lauder Companies, Inc.

Francis T. Vincent, Jr. 2001	69

Chairman, Vincent Enterprises (private investments) – January 1995 to present.

•      Prior Professional Experience: Previously, Mr. Vincent served in the following positions:

•      Commissioner of Major League Baseball – 1989 to 1992, and Deputy Commissioner of Major League Baseball – 1989.

•      Executive positions at The Coca-Cola Company, including responsibility for all of its entertainment activities – 1982 to 1988, and Chairman and CEO of The Coca-Cola Company’s Entertainment Business Sector (following the acquisition of Columbia Pictures Industries, Inc.) – 1982 to 1988.

•      President and Chief Executive Officer, Columbia Pictures Industries, Inc. – 1978 to 1988.

•      Associate Director of the Division of Corporation Finance of the U.S. Securities and Exchange Commission – 1978.

•      Company Directorship: Mr. Vincent is an Independent Director. He was a Director of Historic TW from 1993 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Deborah C. Wright 2005	50

Chairman, President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank – February 2005 to present. Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered savings bank.

•      Prior Professional Experience: Previously, Ms. Wright served in the following positions:

•      President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank – 1999 to 2005.

•      President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation, a redevelopment fund – 1996 to 1999.

•      Commissioner of the Department of Housing Preservation and Development –1994 to 1996.

•      Member of the New York City Planning Commission – 1992 to 1994, and the New York City Housing Authority Board – 1990 to 1992.

•      Company Directorship: Ms. Wright is an Independent Director. She has been a Director of the Company since May 2005.

•      Other Directorships: Ms. Wright serves as a director of Carver Bancorp, Inc. and Kraft Foods Inc.

Attendance

During 2007, the Board of Directors met 11 times. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. In addition, the directors are encouraged and expected to attend the annual meetings of the Company’s stockholders. All of the directors nominated for election at the 2007 Annual Meeting of Stockholders attended the meeting.

Committee Membership

The Company’s By-laws currently establish three principal standing committees of the Board. The Board of Directors and the members of each of the committees meet regularly in executive session without management. The current members of the Board’s principal committees are as follows:

Compensation and Human Development Committee.    The members of the Compensation and Human Development Committee are Messrs. Caufield, Döpfner, Miles (Chair) and Vincent and Ms. Wright, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Compensation and Human Development Committee, which met nine times during 2007, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its charter, which is posted on the Company’s website at www.timewarner.com/governance.

Nominating and Governance Committee.    The members of the Nominating and Governance Committee are Messrs. Barksdale, Caufield and Clark (Chair) and Ms. Einhorn, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Nominating and Governance Committee, which met eight times during 2007, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its charter, which is posted on the Company’s website at www.timewarner.com/governance.

Audit and Finance Committee.    The members of the Audit and Finance Committee are Messrs. Bollenbach (Chair), Clark, Mark and Vincent and Mses. Einhorn and Wright, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The Board has determined that each of the members of the Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that each of Messrs. Bollenbach, Clark, Mark and Vincent and Ms. Wright is an “audit committee financial expert” as defined under rules promulgated by the SEC. The authority and responsibility of the Audit and Finance Committee, which met eight times during 2007, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its charter, which is posted on the Company’s website at www.timewarner.com/governance.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of the Company’s common stock, par value $.01 per share (“Common Stock”), as of January 31, 2008 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table below and for all current directors and executive officers as a group.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)
	Number of Shares	Option Shares(2)	Restricted Stock Units(3)	Percent of Class
James L. Barksdale(4)	498,883	112,000	0	*
Jeffrey L. Bewkes(5)	556,513	5,557,525	75,000	*
Stephen F. Bollenbach	21,988	125,500	0	*
Paul T. Cappuccio(5)	77,494	3,069,675	20,000	*
Frank J. Caufield	545,771	352,000	0	*
Robert C. Clark	11,252	14,000	0	*
Mathias Döpfner	5,000	0	0	*
Jessica P. Einhorn	3,264	6,000	0	*
Patricia Fili-Krushel(5)	45,623	1,075,475	15,000	*
Reuben Mark(6)	1,060,040	125,500	0	*
Michael A. Miles	56,581	125,500	0	*
Kenneth J. Novack(7)	37,593	4,679,867	0	*
Wayne H. Pace(5)(8)	142,831	1,929,688	37,500	*
Richard D. Parsons(5)(9)	633,818	7,209,150	90,000	*
Francis T. Vincent, Jr.(10)	82,691	125,500	0	*
Deborah C. Wright	4,264	6,000	0	*
All current directors and executive officers (19 persons) as a group(2)-(10)	3,738,205	24,075,843	226,000	*	%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on January 31, 2008.

(1)

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. The table includes the following equity securities of the Company beneficially owned by the named persons or group as of January 31, 2008: (i) shares of Common Stock and restricted stock (reported under the “Number of Shares” column), (ii) options to purchase Common Stock and (iii) restricted stock units that represent a contingent right to receive shares of Common Stock. The table does not reflect performance stock units (“PSUs”), none of which had vested or would vest on or within 60 days of January 31, 2008. In addition, under the Company’s deferred compensation programs, described below, a participant can elect to have the value of the deferred amounts ultimately paid out determined based on an assumed investment in the Company’s Common Stock. As described below, the participants do not have any right to vote or receive Common Stock in connection with these assumed investments, and are ultimately paid in cash, but the assumed investments of the deferred amounts do represent an economic interest in Common Stock. The following share equivalents, or “phantom units,” have been credited to the following individuals under the deferred compensation programs: Mr. Bewkes, 56,786 share equivalents; Mr. Bollenbach, 23,185 share equivalents; Mr. Mark, 19,502 share equivalents;

Mr. Miles, 8,949 share equivalents; and Mr. Parsons, 158,563 share equivalents. These share equivalents are not included in the table above.

(2)	Reflects shares of Common Stock subject to options to purchase Common Stock issued by the Company that, on January 31, 2008, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the “Number of Shares” column.

(3)	Reflects shares of Common Stock to be issued upon the vesting of restricted stock units on or within 60 days of January 31, 2008. These shares are excluded from the “Number of Shares” column.

(4)	Includes 1,200 shares of Common Stock held by a limited partnership of which Mr. Barksdale is the sole general partner and 6,450 shares of Common Stock held by a trust of which Mr. Barksdale is the sole trustee and beneficiary.

(5)	Includes (a) an aggregate of approximately 110,873 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of directors and executive officers of the Company (including 94,368 shares for Mr. Bewkes, 691 shares for Mr. Cappuccio, 756 shares for Ms. Fili-Krushel and 1,253 shares for Mr. Parsons), (b) an aggregate of approximately 342 shares of Common Stock held by a trust under the TWC Savings Plan held for the benefit of a current executive officer, (c) an aggregate of 20,230 shares of Common Stock beneficially owned by the spouses of certain executive officers and directors (including 200 shares held by the spouse of Mr. Parsons and 1,650 shares held by the spouse of Mr. Vincent) and (d) 276 shares held in an IRA account for the benefit of Ms. Fili-Krushel.

(6)	Mr. Mark has pledged 1,037,513 shares of Common Stock.

(7)	Includes 375 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Novack’s children, one of whom shares his household, and 525 shares of Common Stock held by the Novack Family Foundation of which Mr. Novack and his wife are two of nine trustees who share voting power with respect to the shares. Mr. Novack disclaims beneficial ownership of shares held by the trust and the Novack Family Foundation.

(8)	Includes 745 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of Mr. Pace. Mr. Pace retired from the position of Executive Vice President and Chief Financial Officer effective the end of December 31, 2007. Accordingly, shares of Common Stock beneficially owned by Mr. Pace are not included in the total number of shares of Common Stock held by all current directors and executive officers as a group.

(9)	Includes 200 shares of Common Stock held by Mr. Parsons’ wife and 2,000 shares of Common Stock held by The Parsons Family Foundation, Inc. of which Mr. Parsons is one of five directors. Mr. Parsons disclaims beneficial ownership of shares held by his wife and The Parsons Family Foundation, Inc.

(10)	Includes 1,650 shares of Common Stock held by Mr. Vincent’s wife. Mr. Vincent disclaims beneficial ownership of shares held by his wife.

Security Ownership of Certain Beneficial Owners

There were no persons or groups of persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock as of January 31, 2008.

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit and Finance Committee (the “Committee”) assists the Board of Directors in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) the appointment and oversight of the Company’s independent auditors, as well as the evaluation of the independent auditors’ qualifications, performance and independence; (ii) the appointment and oversight of the Company’s Chief Audit Executive and the Company’s internal audit function; (iii) oversight of the Company’s ethics and compliance program; (iv) oversight of the Company’s response to any regulatory actions involving financial, accounting and internal control matters; (v) oversight of the Company’s risk management policies and processes; (vi) review of the Company’s earnings press releases, financial statements, and systems of disclosure controls and procedures and internal control over financial reporting; and (vii) capital structure and financial capacity and strategy.

To assist it in fulfilling its oversight and other duties, the Committee may retain outside counsel and other advisors as it deems necessary to carry out its duties. In addition, the Committee regularly meets separately with the internal auditor, the independent auditors, management and in-house counsel.

Independent Auditors and Internal Audit Matters.    The Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During 2007, the Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described below under “Fees of Accountants” is compatible with maintaining their independence. The Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for 2008, and the Board concurred in its appointment.

The Committee has reviewed and approved the annual internal audit plan and has met regularly with the Chief Audit Executive, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Ethics and Compliance Matters.    As reported previously, the Committee has exercised oversight of certain stockholder litigation (which is discussed in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007). By the end of 2007, all such stockholder actions were resolved.

The Committee has reviewed and discussed with the Chief Ethics and Compliance Officer and management the Company’s ongoing efforts to sustain and enhance its ethics and compliance program to ensure that the program promotes an organizational culture that encourages ethical conduct and a commitment to compliance with the law. The Committee has periodically received reports from the Chief Ethics and Compliance Officer and management concerning the Company’s ethics and compliance program, as well as reports on specific ethics and compliance matters. The Committee has previously reviewed and recommended that the Board of Directors approve the Company’s Standards of Business Conduct, which forms the cornerstone of the Company’s ethics and compliance program. The Committee has also overseen other initiatives in this area, including training programs and other efforts to increase awareness among employees of the Company’s ethics and compliance program.

Financial Statements as of December 31, 2007.    Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of the Company’s internal control over financial reporting.

In this context, the Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In connection with its review of the Company’s year-end financial statements, the Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. The Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.

In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Members of the Audit and Finance Committee

Stephen F. Bollenbach (Chair)

Robert C. Clark

Jessica P. Einhorn

Reuben Mark

Francis T. Vincent, Jr.

Deborah C. Wright

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Pre-Approval Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditors and the Company; (ii) would place the independent auditors in the position of auditing their own work; (iii) would result in the independent auditors acting in the role of management or as an employee of the Company; or (iv) would place the independent auditors in a position of acting as an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit and Finance Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chair must report his pre-approval decisions to the Audit and Finance Committee at its next regular meeting. The Pre-Approval Policy is designed to help ensure that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the Pre-Approval Policy by requiring management, pursuant to the Pre-Approval Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent auditors. Management has also implemented internal procedures to ensure compliance with the Pre-Approval Policy.

Services Provided by the Independent Auditors

The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. Accordingly, the Audit and Finance Committee has appointed Ernst & Young LLP (“E&Y”) to perform audit and other permissible non-audit services for the Company and its subsidiaries.

The aggregate fees billed by E&Y to the Company with respect to the years ended December 31, 2007 and 2006 are as follows:

Fees of Accountants

	2007	2006
Audit Fees(1)	$26,092,000	$26,300,000
Audit-Related Fees(2)	4,755,000	3,143,000
Tax Fees(3)	2,009,000	2,575,000
All Other Fees	—	—

Total Fees for Services Provided	$32,856,000	$32,018,000

(1)

Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) the audit of the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies; (d) international statutory audits; and (e) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)	Audit-Related Fees were principally for services related to (a) audits for asset dispositions; (b) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory reporting requirements; (c) audits of employee benefit plans; and (d) services pertaining to acquisitions, dispositions and the related accounting or disclosure treatment for such transactions or events.

(3)	Tax Fees were for services related to (a) tax compliance; (b) tax planning and tax advice; and (c) expatriate tax services. During 2006, an affiliate of E&Y provided tax consulting services for the benefit of an office manager at an international subsidiary of the Company. These services were not pre-approved by the Audit and Finance Committee. The cost for these services ($1,400) was initially billed to and paid by the Company subsidiary, but was subsequently reimbursed by E&Y’s affiliate.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees presented above was approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

COMPENSATION

Director Compensation

The Company’s Nominating and Goverance Committee is responsible for reviewing the compensation for the Company’s non-employee directors and making recommendations to the Board of Directors for its approval. In accordance with the Nominating and Governance Committee’s charter, the Committee reviews information on compensation paid to non-employee directors at other public companies that is provided by John England, Managing Principal of Towers Perrin. Mr. England provides advice to the Nominating and Governance Committee in terms of both the structure and level of non-employee director compensation. Executive officers of the Company and other members of management help coordinate the delivery of materials containing the information provided by Mr. England to the Committee members, but do not determine or recommend the amount or form of compensation for the Company’s non-employee directors. Final compensation decisions regarding director compensation are made by the full Board of Directors, based on recommendations by the Nominating and Governance Committee.

The compensation of the Company’s non-employee directors was designed to comply with the guidelines set forth in the Company’s Corporate Governance Policy, which provide that non-employee director compensation should be largely equity-based and set at approximately the 75th percentile of the Company’s peer groups. Each non-employee director receives a balanced mix of compensation, including a cash retainer, stock options and restricted stock units, with a majority of this compensation equity-based. Since 2005, the Board-approved total annual director compensation package has consisted of (i) a cash retainer of $100,000, (ii) options to purchase 8,000 shares of Common Stock, as provided in the TW 1999 Plan (as defined below), and (iii) an award of restricted stock units valued at $75,000 under the Directors’ Restricted Stock Units Plan (as defined below).

No additional compensation is paid for service as a committee chair or member or for attendance at meetings of the Board or a Board committee. Messrs. Parsons and Bewkes, who are the only directors who are also officers of and employed by the Company (or any of its subsidiaries), do not receive any compensation for their Board activities.

To provide for greater consistency in the compensation of non-employee directors, the Board has also addressed the compensation for directors who join the Board of Directors at a time other than in connection with an annual meeting of stockholders. In general, for directors who join the Board less than six months prior to the Company’s next annual meeting of stockholders, the policy is to increase the stock option grant on a pro-rated basis and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

Each non-employee director elected at the 2007 Annual Meeting of Stockholders received the compensation described below for 2007.

Cash Retainer.    Each non-employee director received an annual cash retainer of $100,000, unless the director elected to defer receipt of all or part of the retainer pursuant to the Company’s deferred compensation plan for non-employee directors described below.

Options.    Under the Time Warner Inc. 1999 Stock Plan (the “TW 1999 Plan”), each non-employee director (who has served for at least six months) receives an annual grant of options to purchase 8,000 shares of Common Stock on the day following the annual meeting of stockholders of the Company. Pursuant to the TW 1999 Plan, each new non-employee director receives an initial grant of options to purchase 8,000 shares of Common Stock (or such greater number of options as determined by the Board of Directors for recruitment purposes) upon first being elected or appointed to the Board of Directors. All of such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years and vest in installments of 25% over a four-year period and immediately if the director ceases to serve as a director of the Company under certain conditions, including because the director is not nominated by the Board of Directors to stand for re-election at the annual meeting of stockholders, is not re-elected by the stockholders at the annual meeting, or resigns after receiving a “majority-withheld” vote in an uncontested election. In 2007, each non-employee director elected at the 2007 Annual Meeting of Stockholders received a grant of options to purchase 8,000 shares of Common Stock under the TW 1999 Plan.

Restricted Stock Units.    Under the Time Warner Inc. 1988 Restricted Stock and Restricted Stock Units Plan for Non-Employee Directors (the “Directors’ Restricted Stock Units Plan”), each non-employee director (who had served for at least six months) also receives an annual award of restricted stock units following the annual meeting of stockholders, representing a contingent right to receive the designated number of shares of Common Stock upon completion of the vesting period, with a value on the date of issuance of $75,000. The restricted stock units will vest and shares of Common Stock will be issued and delivered to the non-employee director (along with any distributions retained by the Company) in equal annual installments on the first four anniversaries of the first day of the month in which the restricted stock units were granted. The restricted stock units will vest in full upon the termination of the non-employee director’s service on the Board of Directors on account of (i) retirement either due to a mandatory retirement policy or after serving at least five years as a director; (ii) failure to be re-elected by stockholders after nomination; (iii) death or disability; (iv) the occurrence of certain transactions involving a change in control of the Company; and (v) with the approval of the Board of Directors on a case-by-case basis, under certain other designated circumstances. If a non-employee director leaves the Board of Directors for any other reason, then all his or her unvested restricted stock units are forfeited to the Company. During the vesting period, the director does not vote the restricted stock units and may not transfer his or her rights with respect to the restricted stock units. The directors receive dividend equivalents on the restricted stock units in an amount equal to the regular quarterly cash dividends declared and paid by the Company at the same time that the dividends are paid on outstanding shares of Common Stock. In 2007, each non-employee director elected at the 2007 Annual Meeting of Stockholders received 3,484 restricted stock units under the Directors’ Restricted Stock Units Plan.

Expenses.    Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of Company aircraft, if available and appropriate under the circumstances, the directors generally use commercial air or rail transportation services. Directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

The Company provides directors with representative samples of the Company’s products (such as DVDs), promotional items and other merchandise. The Company also invites directors and their spouses to attend Company-sponsored events, such as film premieres, screenings and cultural events. The Company believes that receiving these products and attending these types of functions serve a business purpose by expanding the directors’ knowledge of the Company’s business, products, services, business partners, and other constituencies. The Company also invites directors and their spouses to attend the annual meeting of stockholders and, from time to time, other events. The Company generally provides for, or reimburses expenses of, the spouses’ travel, food and lodging for attendance at the annual meeting of stockholders and other events to which directors’ spouses and guests have been invited, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events. Except with respect to one non-employee director, for the year ended December 31, 2007, the aggregate incremental cost to the Company of these Company products, events and related expenses was less than $10,000 per director. See the Director Compensation for Fiscal Year 2007 table below for a description of these expenses that exceeded $10,000 in aggregate incremental cost to the Company in 2007.

From time to time, spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from a Board, committee, or stockholder meeting. While the Company generally incurs no additional cost, this travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the estimated taxes incurred in connection with such income. In limited circumstances (such as medical emergencies or other exigent circumstances), non-employee directors may also use Company aircraft for personal use. Any such personal use of Company aircraft will result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee director for any taxes incurred in connection with such personal use. See the Director Compensation for Fiscal Year 2007 table below for additional information regarding usage of Company aircraft for personal use by a non-employee director in 2007.

Retention Guidelines.    The Company’s governance policy provides that directors are encouraged to own the Company’s Common Stock (whether through exercising stock options, the vesting of restricted stock units or the purchase of shares) and it is expected that, within three years of joining the Board, a non-employee director will own at least 5,000 shares of the Company’s Common Stock. In addition, the non-employee directors are required to retain for a period of at least one year shares of Common Stock representing at least 75% of the after-tax gain that the director realizes upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock or restricted stock units (assuming a 50% tax rate for purposes of the calculation). The non-employee directors are subject to this stock retention guideline until one year after they leave the Board. The Board adopted this policy in furtherance of the Company’s governance policy encouraging the directors to have an equity interest in the Company.

Deferred Compensation Plan.    The Company has a deferred compensation plan for non-employee directors. Under this plan, non-employee directors may elect each year to defer receipt of 10% to 100% of their cash compensation payable during the next calendar year. During the time that the cash compensation amounts are deferred, each director can elect from the following crediting alternatives to determine the amounts that will be paid: (i) the amount deferred plus annual interest at the prime rate in effect on May 1, plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus accrual of dividend equivalents based on any dividends paid by the Company on the Common Stock, and (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. The crediting election can be changed by the director at any time with respect to cash compensation earned after the date of the election. Amounts deferred are payable in cash in a lump sum or in installments after a director leaves the Board, based on the director’s elec-

tion made at the time the director elected to defer receipt of the compensation.

Prior Retirement Programs.    The Company does not currently maintain a retirement plan for its non-employee directors. AOL also did not maintain a retirement plan for its non-employee directors. Directors who served as non-employee directors of Historic TW prior to the AOL-Historic TW Merger accrued benefits under two Historic TW plans, as previously disclosed in Historic TW’s proxy statements. Under the terms of Historic TW’s directors’ retirement plan (named the Time Warner Retirement Plan for Outside Directors), after leaving the Board each of the following directors will receive an annual payment of $30,000 for the number of years following the director’s name, which reflects the number of years the director served as a non-employee director of Historic TW prior to May 1996, when the plan was frozen: Mr. Miles, 1.5 years; each of Messrs. Mark and Vincent, three years; and Mr. Parsons, four years. Historic TW also had a deferred compensation plan for non-employee directors under which the directors could elect to defer all or a portion of their cash compensation. Amounts deferred under this deferred compensation plan are increased based on the seven-year Treasury bond rate or the hypothetical investment of the amounts deferred in shares of Common Stock and any dividends thereon, with the higher valuation of the two used to determine the amount paid upon distribution. Amounts deferred are payable generally upon the director reaching age 70 or ceasing to be a director of the Company for certain specified reasons. The Company currently maintains accounts under this plan on behalf of Messrs. Bollenbach and Miles. In addition, as disclosed previously in the Company’s proxy statements, as a result of his past service as an executive officer of the Company, Mr. Novack receives retirement benefits under the terms of the Company’s benefit plans.

The table below sets forth 2007 compensation information regarding the Company’s directors who were not active employees of the Company or its affiliates (“non-employee directors”) during 2007. The material factors necessary to understand the director compensation set forth in the table are described in “Director Compensation” above.

DIRECTOR COMPENSATION

FOR FISCAL YEAR 2007

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
James L. Barksdale	$100,000	$97,333	$60,450	—	—	—	$257,783
Stephen F. Bollenbach(5)	$100,000	$97,333	$80,823	—	—	—	$278,156
Frank J. Caufield	$100,000	$97,333	$60,450	—	—	—	$257,783
Robert C. Clark	$100,000	$96,535	$58,006	—	—	—	$254,541
Mathias Döpfner(6)	$100,000	$46,653	$51,629	—	—	$23,052	$221,334
Jessica P. Einhorn	$100,000	$93,189	$54,688	—	—	—	$247,877
Reuben Mark(5)	$100,000	$97,333	$60,450	—	—	—	$257,783
Michael Miles	$100,000	$97,333	$60,450	—	—	—	$257,783
Kenneth J. Novack	$100,000	$95,832	$60,450	—	—	—	$256,282
Francis T. Vincent, Jr.	$100,000	$97,333	$60,450	—	—	—	$257,783
Deborah C. Wright	$100,000	$93,189	$54,688	—	—	—	$247,877
Edward J. Zander(7)	$31,230	—	$66,967	—	—	—	$98,197

(1)

The amounts set forth in the Stock Awards column represent the value of restricted stock and restricted stock unit awards recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the average of the high and low sale prices of the Common Stock on the NYSE on the date of grant. Differences in the amounts recognized are due to differences in the number of outstanding awards among the directors and the retirement-eligibility of certain directors. For additional information about the weighted average assumptions used in these calculations, see Note 10 to the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 22, 2008 (the “2007 Form 10-K”). The awards of restricted stock units granted in 2007 vest in increments of 25% on May 1 of each year, beginning May 1, 2008, subject to acceleration upon the occurrence of certain events, as described under “Director Compensation – Restricted Stock Units” above. Each director has a right to receive dividends on his or her unvested shares of restricted stock and dividend equivalents on unvested restricted stock units, if paid. The amounts set forth in the Stock Awards column reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by a director.

(2)	Presented below is the grant date fair value of each stock award granted in 2007 (computed in accordance with FAS 123R) and the aggregate number of stock awards outstanding on December 31, 2007.

Name	Date of Grant	Restricted Stock Units Awarded	Grant Date Fair Value	Total Restricted Stock and Restricted Stock Unit Awards Outstanding
James L. Barksdale	5/18/2007	3,484	$75,220	10,007
Stephen F. Bollenbach	5/18/2007	3,484	$75,220	10,733
Frank J. Caufield	5/18/2007	3,484	$75,220	10,007
Robert C. Clark	5/18/2007	3,484	$75,220	10,007
Mathias Döpfner	5/18/2007	3,484	$75,220	3,484
Jessica P. Einhorn	5/18/2007	3,484	$75,220	8,910
Reuben Mark	5/18/2007	3,484	$75,220	10,733
Michael Miles	5/18/2007	3,484	$75,220	10,733
Kenneth J. Novack	5/18/2007	3,484	$75,220	10,007
Francis T. Vincent, Jr.	5/18/2007	3,484	$75,220	10,733
Deborah C. Wright	5/18/2007	3,484	$75,220	8,910
Edward J. Zander	—	—	—	—

(3)	The amounts set forth in the Option Awards column represent the value of stock option awards recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. Differences in the amounts recognized are due to differences in the number of outstanding awards among the directors and the retirement-eligibility of certain directors.

The amounts provided in the table are based on specific assumptions for the directors. For example, the amounts with respect to stock options awarded in 2007 for the directors (other than for Mr. Zander, who received his option award on a different date) were calculated using the Black-Scholes option pricing model, based on the following assumptions used in calculating the grant valuation for the awards on May 19, 2007: an expected volatility of 23.2%; an expected term to exercise of 6.29 years from the date of grant; a risk-free interest rate of 4.8%; and a dividend yield of 1.0%. The amount with respect to Mr. Zander’s option award in 2007 was calculated using the Black-Scholes option pricing model, based on the following assumptions used in calculating the grant valuation for the award on January 25, 2007: an expected volatility of 22.3%; an expected term to exercise of 6.29 years from the date of grant; a risk-free interest rate of 4.5%; and a dividend yield of 1.1%. For information about the assumptions used in calculating the amounts set forth in the Option Awards column (which relate to stock option awards granted in 2007 as well as prior to 2007), see Notes 12, 12 and 10 to the audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2005, 2006 and 2007, respectively. The discussion in each of the foregoing notes to the Company’s audited financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors.

The actual value, if any, that may be realized by a director from any stock option will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by a director will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options was awarded with tandem stock appreciation rights.

(4)	Presented below is the grant date fair value of each stock option award granted in 2007 (computed in accordance with FAS 123R) and the aggregate number of stock options outstanding on December 31, 2007. See footnote 3 above for the specific assumptions used in determining the grant date fair value for the stock options granted on May 19, 2007.

Name	Date of Grant	Exercise Price	Number of Options Awarded	Grant Date Fair Value	Total Options Outstanding at 12/31/07
James L. Barksdale	5/19/2007	$21.59	8,000	$52,606	132,000
Stephen F. Bollenbach	5/19/2007	$21.59	8,000	$52,606	145,500
Frank J. Caufield	5/19/2007	$21.59	8,000	$52,606	372,000
Robert C. Clark	5/19/2007	$21.59	8,000	$52,606	32,000
Mathias Döpfner	5/19/2007	$21.59	8,000	$52,606	14,000
Jessica P. Einhorn	5/19/2007	$21.59	8,000	$52,606	24,000
Reuben Mark	5/19/2007	$21.59	8,000	$52,606	145,500
Michael Miles	5/19/2007	$21.59	8,000	$52,606	145,500
Kenneth J. Novack	5/19/2007	$21.59	8,000	$52,606	4,699,867
Francis T. Vincent, Jr.	5/19/2007	$21.59	8,000	$52,606	145,500
Deborah C. Wright	5/19/2007	$21.59	8,000	$52,606	24,000
Edward J. Zander	1/25/2007	$22.29	10,500	$66,967	10,500

(5)	All earnings on the cash compensation deferred pursuant to the Time Warner Inc. Deferred Compensation Plan for Non-Employee Directors were based on the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus the accrual of dividend equivalents based on any dividends paid by the Company on the Common Stock. All earnings on the cash compensation deferred pursuant to the deferred compensation plan for non-employee directors that had been previously maintained by Historic TW were based on the higher of the seven-year Treasury bond rate or the hypothetical investment of the amounts deferred in shares of Common Stock and any dividends thereon. None of the earnings in 2007 under either deferred compensation plan were above-market. Messrs. Bollenbach and Mark elected to defer receipt of 100% of their 2007 cash compensation pursuant to the terms of the Time Warner Inc. Deferred Compensation Plan for Non-Employee Directors.

(6)	The amount shown in the All Other Compensation column for Mr. Döpfner consists of: (a) travel-related expenses for the benefit of his spouse in connection with Company-sponsored events; (b) the incremental cost to the Company (based on fuel, landing, repositioning and catering costs and crew travel expenses) for his use of aircraft owned by the Company, which involved an additional stop while traveling to a meeting of the Company’s Board; and (c) the cost of providing the director with representative samples of the Company’s products (such as DVDs) and related promotional items.

(7)	Mr. Zander was elected to the Board of Directors on January 25, 2007 and served through May 18, 2007. He was paid a cash retainer of $31,230, pro-rated from the $100,000 annual cash retainer fee to reflect the time that he served as a director of the Company. He was also granted options to purchase 10,500 shares of Common Stock pursuant to the Company’s policy with respect to directors who join the Board less than six months prior to the Company’s next annual meeting of stockholders.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) describes the compensation provided to the Company’s named executive officers in 2007, including the processes and principles used in determining their compensation. The following table lists the names of the Company’s named executive officers, their respective positions at the Company during 2007, and their respective years of service as executives at the Company and/or its subsidiaries as of December 31, 2007:

Name	Position with the Company During 2007	Years of Service at the Company and/or Its Subsidiaries
Richard D. Parsons	Chairman and Chief Executive Officer	Over 12 years

Jeffrey L. Bewkes	President and Chief Operating Officer	Over 28 years

Wayne H. Pace	Executive Vice President and Chief Financial Officer	Over 14 years

Paul T. Cappuccio	Executive Vice President and General Counsel	Over 8 years

Patricia Fili-Krushel	Executive Vice President, Administration	Over 15 years

The CD&A is organized as follows. First, it discusses the roles of the Compensation and Human Development Committee (the “Committee”), the Board of Directors, members of management of the Company, and the Committee’s independent consultant in establishing executive compensation. Second, it discusses the Committee’s executive compensation philosophy and how that philosophy is reflected in the key components of the Company’s executive compensation program. Third, it discusses how the Committee applied that philosophy in 2007 in determining compensation for the Company’s Chief Executive Officer and the other named executive officers of the Company. Finally, the CD&A discusses other significant policies and matters related to executive compensation.

Roles of the Compensation Committee and Others in Executive Compensation

Role of the Committee

The Committee is responsible for approving the compensation of, and employment agreements with, the Company’s named executive officers (i.e., the Chief Executive Officer, the Chief Financial Officer, and the three other most highly paid executive officers), the Company’s other executive officers, the divisional chief executive officers (other than the chief executive officer for Time Warner Cable Inc., whose compensation the Committee reviews but whose compensation is approved by the compensation committee of Time Warner Cable Inc.), and employees whose annual compensation is greater than an amount designated in the Committee’s charter. In addition, the Committee is responsible for (i) overseeing the compensation practices and benefits programs that apply to the Company’s employees generally; (ii) reviewing the Company’s disclosures to stockholders regarding executive compensation, (iii) approving long-term incentive awards, including stock options, restricted stock, restricted stock units, and performance stock units, and (iv) overseeing the Company’s human development programs.

Each year, the Committee approves its schedule of meetings, which includes the key actions that it expects to take during the year. Among the key actions taken by the Committee each year are the following:

•

At the beginning of each year, the Committee approves the salary, bonus target, and long-term incentive awards for each executive officer; it also approves the Company-wide financial and individual performance goals to be used in determining the annual bonus for the year.

•

During the course of the year, the Committee reviews the Company’s human development programs, including programs designed to attract, retain, and develop employees at all levels of the Company structure; it reviews executive compensation disclosures; it reviews perquisites and benefits provided to executives; and it reviews and approves, as appropriate, new employment agreements, new compensation policies, and changes in the Company’s executive compensation program.

•

At the conclusion of the year, the Committee reviews the Company’s and management’s performance against financial and individual goals as part of determining any bonus to be approved and paid in the following year. It also conducts an initial review of recommendations regarding salary, bonus target, and long-term incentive awards for executive officers to be approved for the following year.

The Committee’s approach generally is to provide at least two opportunities for the Committee to discuss significant executive compensation matters. For example, in December, the Committee initially discusses preliminary estimates of annual bonuses to be paid, and then in January discusses the matter a second time and approves the bonuses. This approach is designed for the Committee members to have time extending over more than one meeting to receive and review information on executive compensation matters, to discuss the information among themselves and with the Committee’s independent compensation consultant, and to reflect on the information and discussions over a period of time.

Role of the Board

The Committee reports to the Board of Directors on its actions and recommendations following every Committee meeting, and regularly meets in executive session without members of management present. Although the Board has delegated authority with respect to the Company’s compensation programs and practices to the Committee, the full Board also reviews the Company’s compensation and benefits programs each year.

Role of Management

To assist the Committee in carrying out its responsibilities, the Committee regularly receives briefing materials prepared by management — including employees in the global compensation and benefits and legal departments of the Company — that are generally reviewed by the Chief Executive Officer, the Executive Vice President, Administration and members of the legal department. The Chairman of the Board, the Chief Executive Officer, the Executive Vice President, Administration, and the Senior Vice President, Global Compensation and Benefits, regularly attend Committee meetings. The global compensation and benefits department and other senior executives are responsible for implementing and maintaining the compensation programs approved by the Committee, establishing internal controls and guidelines for global compensation and benefits programs, and working with the Committee’s independent compensation consultant with respect to executive compensation.

Role of Independent Compensation Consultant

The Committee has retained John England, Managing Principal of Towers Perrin, as its independent executive compensation consultant since 2002. Mr. England provides advice to the

Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter. Accordingly, Mr. England advises the Committee on a wide range of executive compensation matters, including the overall design of the executive compensation program, competitive market data, and all other matters related to compensation for the Company’s senior executives.

Mr. England attends all meetings of the Committee. At each meeting, Mr. England meets with the Committee in executive session without members of management present. He also communicates with members of the Committee outside of the Committee’s meetings as desired by the Committee members. Mr. England reviews briefing materials, including those with respect to individual compensation matters, prepared by management for the Committee members, reviews recommendations and proposals being submitted to the Committee, and provides advice and recommendations to the Committee regarding the recommendations of management, including whether, in his opinion, management’s proposal should be accepted as presented, modified or rejected. Mr. England also gathers and provides competitive market data and other background information for consideration by the Committee.

During 2007, Mr. England provided advice to the Committee on matters including: (i) providing competitive market data on compensation (including perquisites) for executives; (ii) assisting in the development and refinement of peer groups to be used by the Committee as guideposts in determining executive compensation; (iii) conducting analyses related to proposed executive employment agreements, including those for Mr. Parsons, Mr. Bewkes and Mr. John K. Martin, Jr. (whom the Board of Directors elected on November 5, 2007 to become the Company’s Chief Financial Officer effective January 1, 2008); (iv) reviewing the design of the performance stock unit program; and (v) assisting the Committee with its annual self-evaluation. Fees for this consulting advice to the Committee for the years ended December 31, 2007 and 2006 were $250,368 and $263,885, respectively.

It is the Committee’s view that its compensation consultant should be able to render candid and direct advice independent of management’s influence, and numerous steps have been taken to satisfy this objective. In his role, Mr. England reports directly to the Committee on all matters related to executive compensation. As noted above, he meets separately with the Committee members outside the presence of management at each meeting, and he also speaks separately with the Committee Chair and other Committee members between meetings, as necessary or desired. The interactions Mr. England has with management are limited to those which are on the Committee’s behalf or related to proposals that will be presented to the Committee for review and approval.

Towers Perrin and Mr. England have also taken their own steps to separate the consultant from the other services provided by Towers Perrin. Mr. England is not the “client relationship manager” on services provided to the Company, and neither he nor any member of his team participates in any client development activities related to increasing Towers Perrin’s consulting services to the Company. Other than their work for the Board, the team of professionals working with Mr. England does not work on other consulting assignments for Time Warner and its Divisions. In addition, Towers Perrin has informed the Company that no part of Mr. England’s or his team’s pay is directly impacted by growth in Towers Perrin fees from the Company. Finally, at least annually, the Committee reviews the types of projects performed by Towers Perrin and the fees charged for the services rendered.

At least annually, Mr. England provides the Committee with a report on, and the Committee reviews, the other consulting services that Towers Perrin provides to Time Warner and its Divisions, including consulting and actuarial services for retirement plans, consulting services on health and welfare programs provided to employees, and consulting advice on human resources systems and organizations. The aggregate fees billed by Towers Perrin to the Company exclusive of the consulting fees charged for independent advice to the Committee for the years ended December 31, 2007 and 2006 were $2,090,374 and $2,021,858, respectively.

Mr. England also provides advice to the Nominating and Governance Committee with respect to director compensation in terms of both the structure and level of director compensation. Final compensation decisions relative to director compensation are made by the full Board of Directors, based on recommendations by the Nominating and Governance Committee.

Philosophy and Elements of Executive Compensation

This section addresses the Committee’s general compensation philosophy and how that philosophy is reflected in each of the components of the Company’s executive compensation program.

Five Key Principles

The Committee is guided by the following five key principles in determining the compensation of the Company’s senior executives:

•	Competition. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•

Accountability for Business Performance.     Compensation should be tied in part to financial performance, so that executives are held accountable through their compensation for the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance to align executives’ interests with those of the Company’s stockholders.

•

Independence.    An independent committee of the Board, with the assistance of an independent compensation consultant who is retained by and reports directly to the Committee, should be, and is responsible for reviewing and establishing the compensation for all of the Company’s executive officers and its divisional chief executive officers, as well as the Company’s overall compensation and benefits programs.

Elements of Compensation for Executive Officers

The Committee’s compensation philosophy is reflected in the elements of the Company’s executive compensation program. The Company’s compensation program for executive officers includes the following key components:

•	an annual base salary;

•	a performance-based annual cash bonus, which is based on the achievement of Company financial and individual goals;

•

long-term incentive awards, generally consisting of a blend of stock options, restricted stock units, and performance stock units, which are intended to retain executives and further align their compensation with stockholder interests; and

•	retirement, health and welfare and other benefit programs provided generally to employees and some additional executive benefits.

In general, the elements of compensation reflect a focus on performance-driven compensation, a balance between short-term and long-term compensation, and a mixture of cash and equity-based compensation. This approach is intended to provide executives with incentives to manage the Company’s business to return value to the stockholders over both short- and long-term horizons. Through 2007, there was no specific target or allocation for short-term versus long-term compensation or cash versus equity-based components of compensation.

Base Salary.    The Committee believes that providing a competitive base salary to executives is appropriate in order to attract, retain, and motivate executives. Consistent with the Committee’s pay-for-performance approach, however, base salary generally represents the smallest component of base salary, bonus and long-term incentives. In reviewing annual base salary, the Committee considers the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of employment agreements, and data on market compensation levels (including the compensation information for similar positions at companies in the peer groups described below).

Annual Bonus.    The annual bonus is intended to provide the Company’s executives with a competitive level of compensation, provided that the Company and executive achieve satisfactory performance. In addition, annual bonuses reinforce accountability for both business and individual performance, because bonus payments are tied to the achievement of the Company’s financial goals and the executive’s individual goals for the year.

The Committee exercises discretion in determining the actual bonus amount paid (if any) to executive officers. The Company takes the following steps in determining annual bonuses for executive officers.

•

Bonus Target.    First, each executive officer has a bonus target that represents the amount the Company would expect to pay the executive each year if the Company and individual achieve satisfactory performance. As with the base salary, the Committee reviews the bonus target taking into consideration the nature and scope of each executive’s responsibilities, the bonus targets of similarly situated executives within the Company, the target bonus amount specified in the executive’s employment agreement, and data on market compensation levels based on competitive market information.

The bonus target is generally expressed as a dollar amount or a percentage of the executive’s base salary and is generally contained in the employment agreement for the executive. In some cases, however, the Committee may approve a higher target than what is specified in the employment agreement. For example, in 2006, the Committee approved an increase in the bonus target for Mr. Bewkes from $4.5 million to $5 million in connection with his promotion to President and Chief Operating Officer to reflect the additional responsibilities of his new role.

•

Performance Goals.     Second, at the outset of each year, the Committee approves Company financial goals and individual performance goals submitted by each executive officer to be used in determining the bonuses for that year. These goals are intended not only to guide the executives’ actions, but also to assist the Committee at the end of the year in exercising its discretion in determining the bonuses to be paid to the executive officers.

•

Evaluation Against Goals and Determination of Bonuses.    Third, at the end of the year, the Committee evaluates the Company’s performance against its financial goals and the performance of the executive officers against their individual goals, and the

Committee then exercises its discretion in determining the annual bonus to be paid to the executive officers. To assist the Committee in the exercise of its discretion, management provides the Committee with an assessment of the Company’s performance against its financial goals, and each executive officer prepares a self-assessment of his or her performance against the individual goals approved by the Committee. The Committee has considered, and may continue to consider, other factors in establishing the bonus for each named executive officer beyond the strict application of a formula.

•

Annual Bonus Plan.    For executives who are subject to Section 162(m) of the Internal Revenue Code, the preceding steps take place within the framework of the Annual Bonus Plan for Executive Officers (the “Annual Bonus Plan”). The Annual Bonus Plan is designed to allow the Company to deduct bonuses paid to such executive officers for income tax purposes. In order to maintain the status of the Annual Bonus Plan as a performance-based plan, stockholders are asked to approve the material terms of the plan at least every five years.

At the outset of each year, the Committee also approves the executives who will participate in the Annual Bonus Plan and the maximum percentage of the bonus pool established under the Annual Bonus Plan that can be paid to such executives pursuant to the plan. The maximum bonuses that can be paid under the Annual Bonus Plan and be deducted are expected to be substantially above the target bonuses for executives. The maximum bonuses under the Annual Bonus Plan are calculated using a formula based on the percentage by which the Company’s operating income (loss) before depreciation, amortization and impairment charges (“EBITDA”) exceeded the Company’s average EBITDA for the preceding three years. After the end of a year, when the Committee evaluates the executives’ performance and determines the actual bonuses to be paid, the Committee exercises its “negative discretion” to reduce the bonuses from the maximum bonuses that could be paid under the Annual Bonus Plan.

Long-Term Incentives.    The long-term incentive awards are designed not only to provide executives with an opportunity to earn a competitive level of compensation, but also to advance the principle of pay-for-performance, to align the executives’ interests with those of the stockholders, and to provide a significant retention tool. Specifically, stock options are designed to incent and reward executives for increases in stockholder value — executives earn nothing from the stock options unless the value of the Company’s Common Stock increases following the grant. Restricted stock units are intended to incent and reward executives to remain with the Company, as well as to align executives’ interests with those of stockholders even during periods of stock market fluctuations when stock options may have no realizable value. Performance stock units (discussed in more detail below) are designed to incent and reward executives based on the Company’s relative total stockholder return as compared to the S&P 500 Index.

Retirement Programs.    The Company maintains qualified retirement programs for its employees, including (i) defined benefit pension plans in which a majority of domestic employees at Time Warner and its Divisions participate and (ii) qualified savings plans in which almost all of the domestic employees at Time Warner and its Divisions are eligible to participate. The Company also maintains nonqualified excess pension plans and nonqualified deferred compensation programs in which the Company’s executive officers and other eligible employees participate. These programs are discussed in more detail under “Pensions Plans” and “Deferred Compensation” below. The Company’s retirement plans do not include the value of stock-based compensation awarded to, or exercised by, the executive in determining the amount of retirement benefits accrued by the individual executive. Similarly, the nonqualified deferred compensation programs maintained by the Company enable the executives to defer receipt of all or a portion of their annual cash bonuses, but do not provide for additional deferrals or contributions by the Company. Accordingly, the Company believes these programs reflect competitive market practices that permit the employees to plan and save for retirement while being mindful of the cost to the Company.

Health and Welfare Programs.    The Company maintains health and welfare programs in which the executives participate that are generally available to all employees of Time Warner and its Divisions. These include medical coverage, dental coverage, flexible spending account programs, and similar benefit programs. In offering these programs to executives, the Company’s goals are to provide benefit programs that are competitive and that promote the hiring and retention of qualified employees.

Personal Benefits.    The Company also provides certain personal benefits to executive officers. During 2007, executive officers were eligible to receive reimbursement for financial planning services, dining clubs used for business purposes, and transportation-related benefits (including car services and use of the corporate aircraft in accordance with Company policies). Executives also received representative samples of Company products, dining service benefits, and, under limited circumstances, security services. As noted above, as part of its oversight of executive compensation, the Committee reviews the personal benefits the Company provides to executives on at least an annual basis. The Company believes the benefits provided to the executives are appropriate in type and amounts, reflect a limited portion of the total compensation paid to the executives, and are consistent with the competitive market. The personal benefits received by the named executive officers are discussed in more detail in connection with the Summary Compensation Table for Fiscal Year 2007.

Employment Agreements.    Consistent with the Company’s goal of attracting and retaining executives in a competitive environment, the Company has entered into employment agreements with the Company’s executive officers. The terms of these employment agreements have been, and under the Committee’s policies must be, reviewed and approved by the Committee in advance of presenting the proposed terms to the individual. While the agreements specify a minimum salary and annual bonus target, and more recent agreements contain an annual long-term incentive target value, the payment of annual bonuses and the grant of long-term incentive compensation awards are subject to the discretion of the Committee. All of the executive officers named in the Summary Compensation Table below were employed in 2007 under employment agreements. Although the base terms of some of the employment agreements have expired, the agreements continue on a month-to-month basis.

Termination and Severance Packages.     Historically, the Company has determined the size and features of the termination and severance packages of the executive officers primarily in connection with the entry into employment agreements. The severance periods and other post-termination provisions of the employment agreements generally reflect the Company’s negotiations with each individual executive officer and the Company’s belief that the terms were appropriate under the circumstances based on the significance of the executive’s position to the Company, the executive’s service and tenure with the Company or its subsidiaries, the amount of time it could take the executive to locate another position, and the amount of services that might be required from the executive during the severance period. The length of the minimum severance period is generally between one and two years for senior executives.

The Committee believes that provisions in the employment agreements governing termination and severance arrangements are consistent with the Committee’s compensation objectives to attract, motivate and retain highly talented executives in a competitive environment. Additionally, the Company believes that the termination and severance arrangements are generally consistent with those arrangements being offered by peer companies. The treatment of the executive officers’ outstanding equity awards upon various employment termination events is generally governed by the Company’s equity compensation programs and equity award agreements, which were developed and considered by the Committee or the Board of Directors. Some of the executive officers’ respective employment or equity award agreements include negotiated provisions that provide more favorable terms for the treatment of their equity awards upon various employment termination events. The potential payouts to named executive officers upon an employment termination event or a change in control of the Company on December 31, 2007 are described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

The Committee generally has not considered the termination provisions in employment agreements as a factor in its decisions regarding overall compensation objectives or the elements of compensation for the executive officers. This is because the Company does not view the post-termination benefits as additional elements of compensation due to the fact that a change-in-control or other triggering event may never occur during the applicable named executive officer’s term of employment.

Change in Control.    Certain of the Company’s compensation programs and arrangements contain provisions that, in the event of a change in control of the Company, increase the amount of compensation received or accelerate the receipt of compensation. The Company’s equity compensation plans (other than with respect to performance stock units) generally contain provisions that accelerate vesting either (i) in the event of a termination other than for cause following a change in control of the Company or (ii) on the first anniversary of the change in control occurring. The acceleration of vesting in the event of a termination of employment advances the interests of both the employee and the entity by reducing the incentive for an employee to look immediately for a position with another company in order to avoid the uncertainty of whether his or her employment will be terminated. The accelerated vesting after one year also benefits the entity or persons taking control in the transaction by providing an incentive for employees to remain with the Company following the transaction and providing the controlling entity sufficient time to identify the employees they want to retain and to implement incentive programs designed to retain such employees over the longer term.

With respect to performance stock units, a change in control of the Company or a Division would generally result in accelerated vesting. The number of performance stock units that would vest following a change in control is determined based on the Company’s actual performance level achieved through the date of the change in control (with pro rata vesting based on the time from the grant date until the date of the change in control) and an assumption that target performance level would be achieved for the remainder of the performance period (with pro rata vesting based on the time from the date of the change in control until the last day of the performance period). The Company believes this approach to acceleration of vesting of equity awards is consistent with and advances the Company’s interests.

Peer Groups.    As an important — but not determinative — factor in establishing executive compensation, the Committee reviews the compensation provided to executives in comparable positions at peer companies. In the Committee’s view, this analysis helps to ensure that the total compensation provided to the

Company’s senior executives is set at an appropriate level to reward, attract and retain top performers over the long term. The Committee believes that the Company’s most direct competitors for executive talent include a broader range of large capitalization companies than those companies with which the Company might be compared for stock performance purposes. The Committee generally uses three peer groups in evaluating executive compensation. The first is the “media peer group,” which consists of the U.S.-based major media companies with which the Company competes most directly (including for executive talent); the second is an “industry peer group,” which consists of a larger number of major U.S.-based companies with which the Company is also likely to compete for executive talent, and the third group consists of public companies with more than $20 billion in annual revenues and that participate in Towers Perrin’s executive compensation database, which helps to provide an additional guidepost for executive compensation levels and practices. As discussed below, the Committee approved refinements in these peer groups during 2007.

The Committee generally targets total direct compensation — which is composed of base salary, target annual cash bonus, and the estimated value of stock-based awards, for senior executives — at approximately the 75th percentiles of the peer groups as it believes that this level generally should be appropriate to attract and retain high-caliber executive talent. Actual total direct compensation, however, generally is between the 50th and 90th percentiles depending on (i) the Company’s financial performance; (ii) each executive’s individual performance; (iii) the peer groups used for comparison; (iv) internal equity considerations among all senior executives; and (v) the particular circumstances of the executive in question (including the effects of pre-existing employment agreements). Although the Committee is provided with information for each of the three peer groups regarding the individual components of compensation, the Committee does not separately set targets for the different elements that compose total compensation, nor does it benchmark different elements of compensation against different peer groups.

2007 Compensation

This section discusses the compensation for the Company’s named executive officers in 2007, including how and why the Committee established that compensation in light of the processes, philosophy and framework discussed above. During 2007, the Committee took a number of steps to further its pay-for-performance approach. First, the Committee approved a new type of equity award: performance stock units. Second, as discussed in more detail below, the Committee adopted two written policies to clarify and codify the Company’s practices in the areas of pay-for-performance and equity dilution. Third, the Committee approved refinements in the peer groups used in determining executive compensation. Finally, the Committee evaluated and approved the terms of new executive employment agreements with each of Messrs. Parsons, Bewkes and Martin in connection with the roles they would take on effective January 1, 2008.

2007 Base Salary

The Committee did not change the salaries of the named executive officers listed in the Summary Compensation Table from 2006 to 2007. In making this decision, the Committee considered, as appropriate, the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of employment agreements, and data on market compensation levels based on the compensation information for similar positions at the peer groups described above.

2007 Annual Bonuses

The Committee determined bonuses for 2007 for Mr. Parsons and each of the other named executive officers in accordance with the framework discussed above.

2007 Bonus Targets.    The Committee did not approve any changes in 2007 annual bonus targets for Mr. Parsons or the other named executive officers listed in the Summary Compensation Table, as compared to 2006. In making this determination, the Committee considered the same factors as those used in the determination of 2007 base salaries to be appropriate and applied them in determining 2007 bonus targets.

2007 Performance Goals.    In early 2007, the Committee approved Company-wide financial goals and individual performance goals to be used in determining 2007 bonuses. For corporate executives, the Company’s financial goals represented 70% of the bonus determination and the individual goals represented the remaining 30%. The Committee approved this 70/30 weighting because it emphasizes the importance of the Company’s financial performance and reinforces individual accountability for the achievement of an executive’s goals for the year.

The Company-wide financial goals for 2007 included targets for (i) adjusted operating income before depreciation and amortization (known as “Adjusted OIBDA”), and (ii) Free Cash Flow.* The Committee selected the Company financial measures because they are not only important measures of the Company’s financial performance, but also are consistent with the measures on which the Company provides its business outlook to investors. Within the financial goals, the Committee assigned a weighting of 70% to Adjusted OIBDA and a 30% weighting to Free Cash Flow, based on its view of the relative importance of these measures as indicators of the Company’s operating performance over both the short and long term.

The individual goals established for Mr. Parsons and the other named executive officers at the beginning of 2007 were tailored to each individual’s position and focused on supporting the Company’s overall strategic initiatives. The Committee approved the following 2007 individual bonus goals for Mr. Parsons and each of the other named executives:

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Mr. Parsons: Achieving the revenue target contained in the Company’s 2007 budget and increasing Adjusted OIBDA beyond the amount provided in the budget; achieving a superior total shareholder return in 2007; further refining the business portfolio through strategic acquisitions and divestitures; accelerating AOL’s transition to an advertising-based business; achieving the successful operation of Time Warner Cable as a stand-alone public company; resolving the remaining securities litigation in a manner that serves stockholder interests; increasing gender, ethnic and geographic diversity in recruitment, promotion and retention; effectively communicating the Company’s strategy to key constituencies; successfully working with the Board to complete the CEO succession

*

The Company defines Adjusted OIBDA as Operating Income (Loss) before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations. The Company defines Free Cash Flow as Cash Provided by Operations (as defined by GAAP) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. Adjusted OIBDA and Free Cash Flow are non-GAAP measures and are discussed in the Company’s earnings press release for the 2007 full year and fourth quarter, furnished on a Current Report on Form 8-K dated February 6, 2008. Adjusted OIBDA and Free Cash Flow should be considered in addition to other measures of the Company’s financial performance reported in accordance with U.S. generally accepted accounting principles (“GAAP”).

process; and further enhancing the Board’s exposure to, and interaction with, management.

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Mr. Bewkes: Working with Corporate and divisional management to achieve revenue improvements contained in the 2007 budget and increasing Adjusted OIBDA beyond the amount provided in the 2007 budget; providing effective oversight of the Division CEOs to achieve or exceed their business plans; driving effective cross-divisional collaboration (including in the areas of digital distribution and monetization and procurement); building management teams at the Divisions to provide effective leadership and succession plans; and working with the Divisions to achieve diversity objectives.

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Mr. Pace: Assisting the Chief Executive Officer and Chief Operating Officer in the succession planning process for the Chief Financial Officer position and ensuring the stability of the corporate finance team during the transition; supporting transitions of high-level Division finance executives; effectively implementing the Company’s budget and capital structure strategy to provide sufficient financial capacity and liquidity for the Company to successfully execute its 2007 budget and long-term plan; maintaining relationships with key external constituencies; and advancing the Company’s supplier- and employee-diversity initiatives.

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Mr. Cappuccio: Continuing to lead efforts to maintain an effective enterprise-wide compliance program; continuing to make progress in resolving the remaining securities litigation in a manner that is in the best interest of stockholders; providing legal support for major transactions; supporting the Company’s compliance with changing regulatory requirements; and providing effective management of the legal department and legal support to the Board and senior management with respect to key strategic decisions.

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Ms. Fili-Krushel: Aligning the identification, recruitment and development of talent to key factors that drive the Company’s businesses; increasing employee engagement and retention; supporting a successful transition process for the Company’s Chief Executive Officer and senior leadership team; elevating awareness and the impact of corporate social responsibility; and continuing to drive security initiatives enterprise-wide.

Evaluation of Performance Against Goals.    At the end of 2007, the Committee evaluated the performance against the Company-wide financial goals and individual goals that the Committee had established at the beginning of 2007.

With respect to financial goals, the Committee reviewed the Company’s performance against the 2007 Adjusted OIBDA and Free Cash Flow goals. The Committee approved a financial performance rating of 123.9%. This was based on a 112.7% rating for the Company’s Adjusted OIBDA results, reflecting that the Company achieved $12.9 billion in Adjusted OIBDA (a 17% growth rate as compared to 2006), and a 150% rating for the Company’s Free Cash Flow results, reflecting that the Company achieved $5.0 billion in Free Cash Flow. In accordance with the approach approved by the Committee in early 2007, the 112.7% rating was weighted at 70%, while the 150% rating was weighted at 30%, which resulted in an overall financial performance rating of 123.9%. In approving the 123.9% performance rating, the Committee exercised its discretion to exclude (i) $125 million in restructuring charges at AOL and (ii) the operating results of certain businesses that were transferred or sold during the year and were accounted for as discontinued operations. The Committee took this action because the AOL restructuring charge resulted from an unanticipated mid-year operating decision, while the discontinued operations were excluded from the Company’s 2007 operating results from continuing operations under GAAP.

The table below sets forth the financial performance goals established by the Committee for the named executive officers, along with the Company’s 2007 performance rating.

Performance Measure	% of Financial Component	Initial 2007 Performance Goals			Revised 2007 Performance Goals			Performance Rating (%)

		50%	100%	150%	50%	100%	150%
Adjusted OIBDA ($ in millions)	70%	$12,400	$12,900	$13,400	$12,378	$12,877	$13,376	112.7

Free Cash Flow ($ in millions)	30%	$3,400	$3,909	$4,400	$3,386	$3,893	$4,382	150.0
2007 Financial Performance Rating								123.9

The Committee also reviewed the individual performance of Mr. Parsons and each of the other named executive officers in 2007. In connection with this evaluation, the named executive officers prepared self-assessments of their performance against the objectives that had been set for 2007. Mr. Parsons (Chairman and CEO during 2007), Mr. Bewkes (President and COO during 2007), Ms. Fili-Krushel (Executive Vice President, Administration) and Mr. Mark Wainger (Senior Vice President, Global Compensation and Benefits) reviewed these self-assessments before they were presented to the Committee. The following lists summarize the executives’ significant accomplishments during 2007, as set forth in the self-assessments provided to the Committee.

Mr. Parsons:

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The Company exceeded the target amounts for Adjusted OIBDA and Free Cash Flow established at the beginning of 2007, but the Company’s total shareholder return fell short of the average return of the companies in the S&P 500 Index.

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The Company divested a number of non-core assets, including the Atlanta Braves, AOL’s access business in Germany, Time Inc.’s Parenting Group magazines, Leisure Arts, its remaining interest in Bookspan and most of the Time4Media and Australian magazine titles.

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The Company made acquisitions in support of its international expansion strategy, including TT Games Limited (a U.K. based developer and publisher of video games) and several pay television networks in Latin America and online sites in the U.K. and Mexico.

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The Company strengthened AOL’s Platform-A infrastructure to enable AOL to offer advertisers a robust array of services and display advertising opportunities on both the AOL Network and AOL’s Third-Party Network. The Company supported acquisitions to supplement AOL’s advertising business, including ADTECH AG, Third Screen Media, Inc., TACODA, Inc. and Quigo Technologies, Inc.

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On February 13, 2007, Time Warner Cable became a public company subject to the requirements of the Securities Exchange Act of 1934, and on March 1, 2007, Time Warner Cable’s Class A common stock began trading on the New York Stock Exchange.

•	The Company settled all the significant remaining securities litigation on terms that were considered to be in the best interest of the Company’s stockholders.

•	The Company increased the aggregate percentage of women and minorities at the vice president level and above enterprise-wide.

•	On November 5, 2007, the Board of Directors announced the appointment of Jeffrey Bewkes to serve as CEO, effective January 1, 2008 and the transition to Mr. Bewkes as CEO has been completed.

Mr. Bewkes:

•	The Company exceeded the target amounts for Adjusted OIBDA and Free Cash Flow established at the beginning of 2007.

•	AOL made substantial progress in achieving key financial and operating metrics for the year.

•	Time Warner Cable achieved key operating and strategic objectives related to the acquired Adelphia and Comcast systems.

•	The Company accelerated digital transitions in its Publishing, Networks and Filmed Entertainment segments and implemented cost realignments.

•	The Company achieved successful cross-divisional collaboration on a number of digital initiatives (such as TMZ.com and CNNMoney.com).

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The Company filled critical executive positions at Divisions. It also achieved or exceeded its diversity goals, including increasing the aggregate percentage of women and minorities Company-wide at the VP level and above.

Mr. Pace:

•	Mr. Pace supported the timely identification and successful recruitment of a new CFO, while maintaining stability in the corporate finance department during the transition.

•	The Company filled critical finance positions at the Divisions.

•	The Company achieved or out-performed its cost-savings targets.

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The Company maintained financial capacity and liquidity at levels contemplated in the 2007 budget and long-term plan, and maintained an investment grade rating and good relationships with credit rating agencies. The Company completed its $20 billion stock repurchase program by the end of June 2007.

•	The corporate finance department performed well against its diversity goals.

Mr. Cappuccio:

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The Company developed and implemented tools that have resulted in increased employee awareness of compliance issues and policies, and reported regularly to the Audit and Finance Committee on significant compliance matters.

•	The Company settled all the significant remaining securities litigation on terms that were considered to be in the best interest of the Company’s stockholders.

•	Mr. Cappuccio and the legal department provided legal support and assistance with negotiations, in coordination with the Divisions, in connection with all significant acquisitions and divestitures.

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Mr. Cappuccio oversaw the implementation of initiatives at the Company and the Divisions to promote compliance with changing regulations, including new rules governing executive compensation and deferred compensation.

•

Mr. Cappuccio provided effective leadership of the legal department, as reflected by client and employee satisfaction, and provided important assistance to senior management and the Board with respect to key business relationships, strategic decisions and legal matters.

Ms. Fili-Krushel:

•	The Company expanded its existing leadership training program and developed new programs to support the business focus, as well as increased diversity hire rates.

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The Company introduced formal flexible work arrangements to several Corporate departments and Divisions. It increased employee engagement and retention as demonstrated by improved employee survey ratings. It also increased internal mobility at the vice president level and above.

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The Company completed the CEO succession plan, and Ms. Fili-Krushel worked with Mr. Bewkes and other members of management to implement successfully the organizational, human resources, and internal communications plans associated with the transition.

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In the area of corporate social responsibility, the Company launched an expanded corporate social responsibility summit and cross-company working groups for environmental and ethical sourcing initiatives; the Board adopted ethical sourcing guidelines; and the Company held the Principals of Excellence awards program to support the Company’s focus on education.

•	To enhance security measures, the Company formed an internal information security council and implemented a new information security policy.

In addition to these self-assessments, Messrs. Parsons and Bewkes discussed (i) the performance of the other named executive officers with the Committee and (ii) proposed individual performance ratings for each of these executives. Mr. Parsons also reviewed Mr. Bewkes’ performance for the year and proposed an individual performance rating for Mr. Bewkes. Management did not propose an individual performance rating for Mr. Parsons. Instead, the Committee reviewed Mr. Parsons’ performance through a process that included a review of information provided by its independent compensation consultant, historical and competitive compensation information provided by the Company, and coordination with the Nominating and Governance Committee’s review of Mr. Parsons’ individual goals and performance as Chairman and CEO of the Company. The Committee discussed and determined Mr. Parsons’ compensation in executive sessions that included the Committee’s independent compensation consultant but no members or representatives of management.

Determination of 2007 Bonuses.    In determining bonuses for 2007, the Committee considered the Corporate financial rating (123.9%) and the proposed individual performance ratings for the named executive officers (ranging from 135% to 145%). The Committee also considered the potential bonus amounts, which are set forth in the “Preliminary Bonus Amount” column in the chart below, that would result from the application of these performance ratings in a formulaic manner. The Committee then exercised its discretion in determining final bonus amounts for each named executive officer. The final bonus amounts are set forth in the “Actual Bonus Amount” column in the chart below. For example, the Committee exercised discretion in determining a bonus amount for Mr. Parsons for his 2007 service as Chairman and CEO, as well as in the further adjustment of bonus amounts to levels that the Committee deemed were appropriate in light of the individuals’ performance to reach the final bonus determinations for the other named executive officers.

	Target Bonus	Company Performance Amount			Individual Performance Amount			Preliminary Bonus Amount	Actual Bonus Amount
		70% of Target	Rating	Subtotal	30% of Target	Rating	Subtotal
Richard D. Parsons	$5,500,000	$3,850,000	123.9%	$4,770,150	$1,650,000	N/A	N/A	N/A	$7,500,000
Wayne H. Pace	2,000,000	1,400,000	123.9%	1,734,600	600,000	135.0%	810,000	2,545,000	2,600,000
Jeffrey L. Bewkes	5,000,000	3,500,000	123.9%	4,336,500	1,500,000	145.0%	2,175,000	6,512,000	7,000,000
Paul T. Cappuccio	2,000,000	1,400,000	123.9%	1,734,600	600,000	135.0%	810,000	2,545,000	2,600,000
Patricia Fili-Krushel	1,500,000	1,050,000	123.9%	1,300,950	450,000	140.0%	630,000	1,931,000	2,000,000

As a result of this process, the Committee approved bonuses for 2007 for the Company’s senior executives (which are shown in the Summary Compensation Table for Fiscal Year 2007 under the “Non-Equity Incentive Plan Compensation” column) that were higher than the target bonus amounts that were set for each of the executives, but slightly lower than the bonuses paid for 2006. In part, this reflected the Committee’s determination that the Company’s

2007 financial performance did not exceed the Company-wide financial targets by as much as the Company had exceeded its financial targets for 2006. In addition, when setting the level of Mr. Parsons’ 2007 bonus, the Committee determined to award a bonus that was greater than his target bonus amount because the Company had exceeded its financial targets and Mr. Parsons had performed well versus his leadership goals. But the Committee set Mr. Parsons’ 2007 bonus at an amount that was lower than his 2006 bonus amount because of the underperformance of the Company’s Common Stock during 2007 and because the Company’s financial performance was not as much above target as it had been for 2006.

Annual Bonus Plan.    As noted above, the Committee determined the bonuses for Mr. Parsons and each of the other named executive officers within the overall context of the Annual Bonus Plan, which is intended to comply with Section 162(m) of the Internal Revenue Code.

Under the Annual Bonus Plan, the maximum individual annual bonuses that would be deductible for tax purposes were approximately $53.7 million for Mr. Parsons, $35.8 million for Mr. Bewkes, $17.9 million for each of Messrs. Pace and Cappuccio and $16.1 million for Ms. Fili-Krushel. These maximum potential bonuses were significantly higher than the actual bonuses approved by the Committee.

In addition, consistent with the commitment made by the Committee at the time it approved bonuses for 2005 (which was discussed in the Company’s proxy statement for its 2006 annual meeting of stockholders), the Committee also reviewed the calculation of the maximum bonus that could be deducted if the $3 billion reserve established in 2005 in connection with securities litigation matters were excluded from the calculation. If the formula under the Annual Bonus Plan were different and this $3 billion reserve was not considered in calculating the average EBITDA for the three years prior to 2007, the maximum bonus that would be deductible for 2007 would be approximately $34.9 million for Mr. Parsons, $23.2 million for Mr. Bewkes, $11.6 million for each of Messrs. Pace and Cappuccio and $10.5 million for Ms. Fili-Krushel. These amounts are still significantly higher than the actual bonuses approved by the Committee. Consistent with the Company’s approach to calculating the maximum bonus amount without the $3 billion reserve, in October 2007 the Committee approved an amendment to the Annual Bonus Plan to formally change how EBITDA would be calculated going forward to exclude the charge.

2007 Long-Term Incentives

During 2007, consistent with its compensation philosophy, the Committee approved long-term incentive awards to the named executive officers consisting of stock options, restricted stock units and performance stock units. The Committee determined the total amount of these awards in light of competitive compensation data, the total estimated target value of annual compensation for each executive, and the manner in which that total estimated target value could be delivered (including annual base salary, annual bonus, and equity awards). The Committee approved the equity awards at a level to provide for a total estimated target value of compensation that was competitive, while also seeking to deliver a substantial portion of the executive’s compensation that would be tied directly to the Company’s stock price and a substantial majority of the executive’s compensation that would be performance-based.

The mix of equity awards (including stock options, restricted stock units and performance stock units) made to the Company’s named executive officers in 2007 in conjunction with the annual compensation review was intended to deliver 40% of the target estimated long-term incentive value through stock options and 60% of the target estimated long-term incentive value through a combination of restricted stock units and performance stock units. This approach reflected current market practices, the relative retention value of each type of award, and the dilutive impact from the awards. The equity award mix in 2007 was also part of a multi-year process that was begun in 2003 to shift the equity awards made to executive officers from consisting entirely of stock options to a blend of stock options, restricted stock units and performance stock units.

In 2006, the Committee adopted a policy that, beginning in 2007, at least 50% of the “full-value stock awards” would be performance-based. Consistent with this policy, in January 2007, the Committee approved the terms of the Company’s performance stock unit program and, in March 2007, the Committee made the first grants of performance stock units to senior executives under that program. The performance stock units have a performance measure of total stockholder return (“TSR”) of the Company’s Common Stock relative to that of companies in the S&P 500 Index over a three-year period. This performance measure aligns the participants’ interests with those of the Company’s stockholders. The performance stock units will be paid out in shares of Common Stock based on the performance achieved in amounts ranging from 0% to 200% of the target amounts awarded to the participants, with no payout if the relative TSR is below the 25th percentile of the comparison group and payout at 200% of the target amount if the relative TSR is at the 100th percentile of the comparison group.

For equity grants made in March 2007, the policy governing full-value stock awards was applied so that at least 50% of the estimated value of the stock awards was performance-based. With respect to grants of full-value stock awards made in 2008 and in the future, at least 50% of the number of shares underlying such awards will be performance-based. In applying this policy, the number of shares counted with respect to a performance stock unit award will be the target amount.

As for the timing of equity awards, as part of its annual review of executive compensation matters in early 2007, the Committee approved the equity awards to executive officers at its meeting on January 24, 2007 and the awards were made on March 2, 2007. The Committee set the grant date of March 2, 2007, which was after (i) the Company’s earnings release was issued on January 31, 2007 and (ii) the Company’s annual report on Form 10-K for the year ended December 31, 2006 was filed on February 23, 2007. This was consistent with the Company’s historic practice for equity awards made to executive officers in connection with the annual review of compensation matters. The Committee’s practice has been to approve awards to executive officers at a meeting in January or February and to establish a subsequent grant date at that time which (i) provides sufficient time for the Company to prepare communications materials for employees throughout the Company who receive stock-based awards at the same time as the executives, and (ii) is after the issuance of the earnings release for the prior fiscal year and the filing of the Company’s annual report on Form 10-K for the prior fiscal year.

Pursuant to provisions in the Company’s equity plans in effect since January 2001, stock options have exercise prices at fair market value, which is defined as the average of the high and low sale prices of the Company’s Common Stock on the NYSE on the grant date. The use of this formula to calculate fair market value may result in an exercise price that is higher or lower than the closing price of the Company’s Common Stock on the composite tape on any given day, but the Company believes the average better represents the value of the Common Stock on that day. In a small number of countries other than the U.S., the exercise price is established pursuant to local law requirements using another methodology, but the exercise price under that methodology will not be lower than what would be determined using the average of the high and low sale prices on the NYSE on the grant date. The restricted stock units awarded on March 2, 2007 vest in two equal installments on the third and fourth anniversaries of the date of grant, and the stock options awarded at the same time vest in four equal installments on each of the first four anniversaries of the date of grant. The per-

formance stock units awarded on March 2, 2007 vest on the third anniversary of grant. The Committee believes that the use of multi-year vesting schedules not only encourages executive retention, but also emphasizes a longer-term perspective.

Occasionally, the Committee approves a stock-based award made to an executive officer outside the annual compensation review process. The most common instances for such an award are in connection with the review of the executive compensation of an individual at the time of the individual’s initial hiring or promotion to an executive position, in connection with the renewal of an employment agreement, or for other retention purposes. In those circumstances, the equity award generally would be made at the time approved by the Committee. For equity awards made pursuant to authority delegated by the Committee outside of the annual compensation review process, the awards are made after all required approvals are obtained. The Company has established standard grant dates of the first and 15th of each month for most grants made pursuant to the delegated authority. On November 5, 2007, the Company announced that Mr. Bewkes had been elected to serve as President and Chief Executive Officer effective as of January 1, 2008 and would enter into a new five-year employment agreement. In connection with the change in Mr. Bewkes’ role and the new employment agreement and consistent with the practice described above, the Committee approved a grant of 950,000 stock options that was awarded on December 17, 2007 following the execution of Mr. Bewkes’ new employment agreement and a grant of 250,000 target performance stock units that was awarded in January 2008.

Overall 2007 Compensation

Each named executive officer’s amounts of salary and bonus for 2007 are disclosed under the “Salary” and “Non-Equity Incentive Plan Compensation” columns, respectively, in the Summary Compensation Table for Fiscal Year 2007. The grant date fair values of each named executive officer’s 2007 equity awards are disclosed under the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards During 2007 table.

The Committee believes the compensation package for each of the named executive officers is appropriate in view of his or her performance and duties. Further, as reflected in the Summary Compensation Table for Fiscal Year 2007 and the Grants of Plan-Based Awards During 2007 table, a substantial majority of each executive’s compensation was performance-based. In reaching its compensation determinations for Messrs. Parsons and Bewkes, the Committee also considered the differences in their roles and scope of responsibilities for 2007 as compared to the other named executive officers. The Committee determined that the higher levels of compensation for Messrs. Parsons and Bewkes were appropriate in light of the broader scope and the level of their duties as compared to the executive vice presidents, as well as the compensation levels for executives in similar positions to Messrs. Parsons and Bewkes at peer companies.

Peer Groups

In early 2007, the Committee used three peer groups in reviewing and approving base salary, annual bonus targets, and long-term incentive compensation awards for executives: a media peer group, an industry peer group, and a group of companies with over $20 billion in revenue.

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The media peer group consisted of the following members: For Messrs. Parsons, Pace and Cappuccio, the media peer group consisted of executives in comparable positions at CBS Corporation, News Corporation, Viacom Inc. and The Walt Disney Company. For Mr. Bewkes, the media peer group consisted of executives in comparable positions at Comcast Corporation, News Corporation and NBC Universal. These media peer groups differed because not all of the peer companies had comparable executive positions to those of the

Company’s named executive officers. In particular, many peer companies do not have a Chief Operating Officer position and some companies do not make their compensation data publicly available. For Ms. Fili-Krushel, there was not sufficient peer data available in public filings to develop a comparable media peer group in early 2007 for either the top Human Resources executive or the top Administration executive role.

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The industry group consisted of the following 24 media, entertainment, technology, Internet-based, and consumer products companies comparable in size to the Company: Altria Group, Inc., AT&T Corp., BellSouth Corporation, Cablevision Systems Corporation, CBS Corporation, Cisco Systems, Inc., Clear Channel Communications, Inc., The Coca-Cola Company, Comcast Corporation, Dell Inc., Electronic Data Systems Corporation, Gannett Co., Inc., General Electric Company, Hewlett-Packard Company, International Business Machines Corporation, News Corporation, PepsiCo, Inc., The Procter & Gamble Company, Qwest Corporation, Sprint Nextel Corporation, Verizon Communications Inc., Viacom Inc., The Walt Disney Company, and Yahoo! Inc. The number of companies from the industry peer group reflected in the market data for each of the Company’s executive vice presidents varied because information for each position was not available for comparable positions at every company in the peer group. The size of the sample pool ranged from a low of 5 companies out of the 24 companies in the industry group for one position to a high of 21 of the 24 companies in the industry group for another position.

•	The peer group of public companies with more than $20 billion in annual revenues that participate in the Towers Perrin executive compensation database are listed at the end of the CD&A.

In April 2007, the Committee refined the peer groups used in reviewing compensation for the Company’s senior executives. The Committee utilized these revised peer groups in reviewing comparative market compensation levels for the remainder of 2007, in considering the actual 2007 bonuses that were paid in 2008, and in establishing 2008 compensation levels (including compensation levels in connection with the new employment agreements that were entered into with Messrs. Parsons, Bewkes and Martin).

The Company refined the composition of the media peer group to better represent the Company’s portfolio of businesses and the companies with which Time Warner competes most directly for executive talent. The media peer group now consists of select groups of peer executives at companies operating in three main lines of business: media and entertainment, telecommunications and the Internet. As a result of a revision to its process, the Company also now has certain information for the top Human Resources executive role for the media peer group for Ms. Fili-Krushel. The media peer groups now consist of the following.

•

For Mr. Parsons, media and entertainment peers include CBS Corporation, News Corporation, Viacom Inc., and The Walt Disney Company; telecommunications peers include AT&T Corp., Comcast Corporation, and Verizon Communications Inc.; and Internet peers include Google Inc., IAC/InterActiveCorp, Microsoft Corporation, and Yahoo! Inc.

•

For Mr. Bewkes, media and entertainment peers include NBC Universal and News Corporation; telecommunications peers include AT&T Corp., Comcast Corporation, and Verizon Communications Inc.; and Internet peers include IAC/InterActiveCorp, Microsoft Corporation, and Yahoo! Inc.

•	For Mr. Pace, media and entertainment peers include CBS Corporation, News Corporation, Viacom Inc., and The Walt Disney Company; telecommunications peers include AT&T Corp., Comcast Corporation, and Verizon Communications Inc.; and Internet peers include Google Inc., IAC/InterActiveCorp, Microsoft Corporation, and Yahoo! Inc.

•

For Mr. Cappuccio, media and entertainment peers include CBS Corporation, News Corporation, Viacom Inc., and The Walt Disney Company; telecommunications peers include AT&T Corp. and Verizon Communications Inc.; and Internet peers include Google Inc., IAC/InterActiveCorp, and Yahoo! Inc.

•

For Ms. Fili-Krushel, media and entertainment peers for whom compensation data for top Human Resources executives was available include CBS Corporation, Sony Corporation, Viacom Inc., and The Walt Disney Company; telecommunications peers include AT&T Corp. and Verizon Communications Inc.; and Internet peers include IAC/InterActiveCorp, Microsoft Corporation, and Yahoo! Inc.

In addition, the Committee approved a revised industry group to reflect more closely the Company’s businesses, by eliminating consumer products companies and hardware technology companies and focusing on cable, telecommunications and Internet companies. The new industry group established in April 2007 consists of 22 companies including: AT&T Corp., Amazon.com, Inc., Cablevision Systems Corporation, CBS Corporation, Charter Communications, Inc., Comcast Corporation, Cox Enterprises, Inc., The DIRECTV Group, Inc., eBAY Inc., Google Inc., IAC/InterActiveCorp, Liberty Media Corporation, Meredith Corporation, Microsoft Corporation, News Corporation, Oracle Corporation, Qwest Corporation, Sprint Nextel Corporation, Verizon Communications Inc., Viacom Inc., The Walt Disney Company, and Yahoo! Inc.

The Committee reviewed information from its independent compensation consultant, reflected in the table below, that showed how total direct compensation for 2007 (consisting of base salary, annual cash bonus and the estimated value of stock-based awards) for each of the named executive officers compared to the current peer groups. While the total direct compensation for the named executive officers may rank above the general 75th percentile target for some of the peer groups, the Committee places greater emphasis on the media and entertainment peer groups because the companies in those groups are more likely to compete directly with the Company, especially with respect to executive talent.

	Media Peer Group	Telecommunications Peer Group	Internet Peer Group	Industry Peer Group	Companies with >$20 Billion in Revenues

Richard D. Parsons	Low end of the range	Low end of the range	High end of the range	Below the 75th percentile	Below the 75th percentile

Jeffrey L. Bewkes	Toward the low end of the range	Toward the high end of the range	Toward the high end of the range	Above the 75th percentile	Above the 90th percentile

Wayne H. Pace	Toward the low end of the range	Toward the low end of the range	Within range	Below the 75th percentile	Above the 90th percentile

Paul T. Cappuccio	Toward the high end of the range	Toward the low end of the range	Within range	At approximately the 75th percentile	Above the 90th percentile

Patricia Fili-Krushel*	High end of the range for Human Resources peers; N/A for Administration peers*	Within range for Human Resources peers; N/A for Administration peers*		Below the 90th percentile for Human Resources peers; N/A for Administration peers*	Above the 90th percentile for Human Resources peers; above the 75th percentile for Administration peers

*	Ms. Fili-Krushel’s role is benchmarked against both top Human Resources executives and top Administration executives because her role encompasses responsibilities in both of these areas. The comparative data for the companies that represent Ms. Fili-Krushel’s media, telecommunications, Internet and industry peers is for the top Human Resources executive role only as no data for the top Administration executive role is available for the companies in these groups.

Employment Agreements

During 2007, the Committee approved the material terms of the new employment agreements for Messrs. Parsons and Bewkes, as well as the new employment agreement for Mr. Martin. The Committee approved the employment agreements to retain the services of each executive and be competitive with market forces, while generally remaining consistent with historical Time Warner compensation practices. A description of the material terms of the new employment agreements for Messrs. Parsons and Bewkes is provided under “Compensation — Employment Arrangements” below. The following is a summary of the key determinations made by the Committee with respect to each of these new employment agreements.

Richard D. Parsons

(Chairman of the Board, effective January 1, 2008)

The agreement term was set at one year to reflect the transitional nature of Mr. Parsons’ role. Total compensation was reduced to reflect Mr. Parsons’ change in role from Chairman and CEO to Chairman only. Total target compensation was set at a level that would compensate Mr. Parsons for the full year 2008 in the amount he would have earned during the remaining five-month term of his prior employment agreement. Finally, Mr. Parsons’ base salary was maintained at its prior level of $1.5 million in recognition of the importance of the role he continues to play as Chairman, while his target annual bonus was reduced from $7.5 to $2.9 million and the target for the estimated value of his long-term incentive compensation was set at $3.2 million.

Jeffrey L. Bewkes

(President and, effective January 1, 2008, Chief Executive Officer)

The agreement term was set at five years to reflect the Board’s intent for Mr. Bewkes to maintain a long-term focus on the Company’s businesses. Total target compensation was set at a level that was determined to be appropriate for the increased responsibilities associated with Mr. Bewkes’ change in role to President and CEO and the Committee considered Mr. Parsons’ compensation as CEO as one of its reference points. Target annual cash compensation was increased by $4.0 million to $10.25 million. Consistent with the Company’s pay-for-performance compensation philosophy, $3.5 million of the increase was attributed to target annual bonus (which was increased to $8.5 million) while the remaining $500,000 increase was reflected in base salary (which was increased to $1.75 million). Target annual long-term incentive compensation value was set at $8.5 million to promote a balanced focus on both short-term and long-term results.

Mr. Bewkes’ employment agreement provides that if he is not elected Chairman of the Board of Directors of the Company by January 1, 2009, he may resign and be eligible to receive retirement treatment, but not be eligible for severance. The Committee sought to establish with this provision that the Board had not yet made, and wished to preserve its flexibility to make, a succession decision regarding the role of Chairman of the Board and sought to provide that the Board’s ultimate succession decision would have a financially neutral effect on Mr. Bewkes.

Upfront grants of stock options and performance stock units were awarded to Mr. Bewkes, including an upfront grant of 950,000 stock options, which was awarded directly following the execution of Mr. Bewkes’ new employment agreement in December 2007, as a performance-based signing award, and an award of 250,000 target performance stock units, which was granted in January 2008 and has a special five-year performance period that corresponds to the term of his employment agreement and is intended to encourage a long-term focus on enhancing stockholder value. These upfront grants do not provide for accelerated vesting upon Mr. Bewkes’ retirement

(including if he elects to resign if he is not elected Chairman of the Board by January 1, 2009) or in the event of a termination without cause. Instead, the vesting of the 950,000 stock options will be pro-rated to the effective date of termination or retirement, as applicable, and the 250,000 target performance stock units will be paid out pro-rated to, as applicable, the effective date of termination or retirement or December 31, 2008 if Mr. Bewkes elects to resign because he is not elected Chairman of the Board by January 1, 2009. The pro-rated payout for his performance stock units will be calculated based on the Company’s best cumulative year-end performance to date, including, as applicable, the year of Mr. Bewkes’ termination or retirement or the year 2008 if Mr. Bewkes elects to resign because he is not elected Chairman of the Board.

John K. Martin, Jr.

(Executive Vice President and Chief Financial Officer, effective January 1, 2008)

The agreement term was set at three years, which provides a different end of term than for other key executive agreements. Total target compensation was set at a level that was determined to be appropriate for Mr. Martin’s responsibilities as Chief Financial Officer, including base salary of $1.0 million, target annual bonus of $2.0 million and a target annual long-term incentive compensation value of $3.0 million. Upfront grants of stock options and restricted stock units were awarded to Mr. Martin in January 2008 to compensate him for compensation awards that he agreed to cancel or forfeit in connection with leaving his old employer, a subsidiary of the Company. The Committee approved make-whole awards of 81,300 stock options and 65,810 restricted stock units, which were granted in January 2008.

2007 Board Review of the Components of Executive Compensation

As in prior years, in January 2007, the Committee and Board reviewed information about the components of the compensation provided to the Company’s executive officers, including base salary, annual bonus, long-term equity compensation, the key terms of employment agreements, the primary perquisites and other personal benefits received, the earnings and accumulated payout obligations under the Company’s qualified and nonqualified deferred compensation programs, the projected payouts under the Company’s pension plans and the projected payouts in the event of retirement and severance (including estimated values of amounts realized from equity awards). A summary of the Company’s compensation programs, practices and internal controls, and quantifications of the estimated values of these components for each executive were presented by Ms. Fili-Krushel to, and reviewed by, the Committee and the Board. These presentations are also attended by Mr. England and Mr. Wainger, the Company’s Senior Vice President, Global Compensation and Benefits.

Other Policies, and Matters Related to Executive Compensation that Advance the Compensation Philosophy

This section discusses the Company’s other policies that help to advance the Committee’s compensation philosophy.

Pay-for-Performance Policy

One of the key tenets of the Committee’s executive compensation philosophy is to pay compensation for performance so that the Company’s executives are focused on achieving goals that support the Company’s strategic objectives and the interests of executives are aligned with those of stockholders and are tied to the Company’s performance. Consistent with this philosophy, in 2007 the Committee adopted a policy that codifies the Company’s prior practice that a majority of total target compensation for named executive officers will consist of performance-based components. The policy defines performance-based compensation as including annual cash bonus, stock options and performance stock units. This policy also incorporates the commitment made in 2006 that, beginning with awards made in 2007, at least 50% of the “full-value stock awards” made to senior executives of the Company will be performance-based, such that achievement of performance measures will determine the size and/or vesting of the awards. “Full-value stock awards” are equity-based awards other than stock options or stock appreciation rights and include awards such as restricted stock, restricted stock units, performance stock units and other stock-based awards.

Equity Dilution Policy

The Company regularly analyzes its equity programs both in the context of a total compensation competitive review as well as in determining whether dilution rates are in line with those of peer companies. The objective is to deliver competitive compensation levels while also maintaining manageable rates of dilution. The policy on equity dilution, which the Committee approved in 2007, addresses how the Company determines the appropriate level of equity dilution within the context of its stockholder-approved equity plans and outlines the ways it intends to monitor potential equity dilution and annual share usage rate (i.e., run rate). This policy establishes general guidelines for monitoring and managing equity dilution; however, the Committee maintains the authority with respect to the administration of the Company’s equity-based compensation plans and decisions regarding awards to executive officers and other employees.

The policy on equity dilution currently sets annual run rate guidelines consistent with the Time Warner Inc. 2006 Stock Incentive Plan, which caps the maximum annual run rate at 1.5% of the total outstanding Common Stock at December 31 of the preceding year. Within the annual run rate cap, the Committee determines the amount and mix of equity awards to be granted in any single year, based on a number of factors, including the goals of (i) rewarding employees for their performance, (ii) providing compensation at competitive levels in order to attract and retain employees, (iii) furthering the alignment of employees’ interests with those of stockholders, (iv) adhering to commitments made in employment agreements with senior executives and (v) assessing the number of shares available for future grant.

Stock Ownership and Retention Guidelines

Since January 2003, the Company’s executives have been subject to Board-adopted stock ownership guidelines and stock retention requirements with respect to stock option awards. The Committee believes that these standards help to further assure the alignment of executive compensation with the interests of stockholders. The stock ownership guidelines are expressed as a multiple of salary, with the Chief Executive Officer, President and Chief Operating Officer, the Executive Vice Presidents and Division CEOs (other than for Time Warner Cable Inc.) being required to hold Time Warner Common Stock with value equal to at least 5 times, 4 times, 2 times and 3 times their respective salaries by no later than January 2008 (or 5 years following election to the applicable position, if later). The Committee reviews the Time Warner Common Stock held by each executive officer and the Division CEOs annually to determine whether the executives have met their required ownership levels or are making progress toward compliance. Shares held directly by the individual, interests in the Time Warner Inc. Stock Fund in the qualified savings plan and the nonqualified deferred compensation plan, shares held in individual retirement accounts and unvested shares of restricted stock and restricted stock units are included in determining the number of shares of Common Stock held by the individuals. As of January 2008, all of the named executive officers had reached the required ownership levels.

Pursuant to the Company’s stock retention guidelines, beginning with the stock options awarded in 2003, the executive officers must retain for at least twelve months after exercise shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon the exercise, after paying the exercise price (assuming a 50% tax rate for purposes of the calculation). The Committee believes this policy promotes a focus on longer-term goals by the executives and helps align the interests of the executives with the stockholders by having the executives remain a stockholder for a significant period of time after exercising the stock options.

Recovery of Previously Paid Executive Compensation

In February 2007, the Board of Directors adopted a policy regarding the recovery of executive compensation under certain circumstances. This policy reinforces the Company’s commitment to the Standards of Business Conduct, which each employee is expected to follow, and furthers the concept of performance-based compensation as part of the compensation philosophy. Under the policy, if the Board of Directors determines that an executive officer or a Division CEO intentionally caused a material financial misstatement, which resulted in artificially inflated executive compensation, the Board will determine the appropriate actions to remedy the misconduct and prevent its recurrence and any actions with respect to the executive. The Board may consider a number of factors in determining whether to seek to recover compensation paid to an executive, including the nature of the underlying misconduct and the role of the executive, the amount of excess compensation paid as a result of the material misstatement, the risks, costs and benefits associated with pursuing the recovery of the compensation, and other actions the Company or third parties may have taken with respect to the executive who caused the misstatement. The Board also may seek recommendations from the Committee and/or the Audit and Finance Com-mittee of the Board and may retain outside advisors to assist in the determination.

The Committee also adopted a new policy in February 2006 that, as a factor in determining the annual compensation for each of the Company’s senior executives, the Committee will consider the Company’s efforts to strengthen its compliance and ethics program and to enhance its system of internal control over financial reporting. The second policy was adopted in conjunction with a settlement reached in shareholder derivative actions against the Company.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer).

Base Salary.    The Company believes that the base salary paid to the individual executive officers covered by Section 162(m) for 2007 will be deductible by the Company, except for $500,000 of Mr. Parsons’ 2007 salary and $250,000 of Mr. Bewkes’ 2007 salary.

Annual Cash Bonus.    The Company believes that the bonuses paid to the individual executive officers covered by Section 162(m) for 2007 will be deductible by the Company.

Stock-Based Awards.    The Company has adopted a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes satisfy the requirements of Section 162(m). However, individuals who are promoted to executive officer positions may hold stock options that were granted prior to their promotion pursuant to plans that do not satisfy the requirements of Section 162(m) because the plan was not approved by the Company’s stockholders. All of the Company’s stock option plans under which awards are currently made have been approved by the Company’s stockholders. As indicated earlier in this CD&A, the Committee approved the terms of and awarded the first performance stock units beginning in 2007. The Company expects that compensation realized from such performance stock unit awards will be deductible by the Company, although deductibility was not the primary motivation for the Committee to increase the amount of performance-based equity awarded to executives. Restricted stock and restricted stock units that vest over time are not considered “performance-based” compensation under Section 162(m), so compensation realized by the individual executive officers covered by Section 162(m) from the vesting of restricted stock or restricted stock units will not be deductible by the Company.

Other Annual Compensation.    Any other annual compensation paid or imputed to the individual executive officers covered by Section 162(m) (including the value of personal benefits provided to executive officers) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by the Company.

The deductibility of some types of compensation payments can depend on the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m).

Peer Group Companies with More than $20 Billion in Annual Revenues♦

Abbott Laboratories

Aetna Inc.

American Express Company*

American International Group, Inc.

AmerisourceBergen Corporation*

Alcoa Inc.

The Allstate Corporation

Altria Group, Inc.

AT&T Inc.

Bank of America Corporation

BellSouth Corporation**

Best Buy Co., Inc.

The Boeing Company

BP p.l.c.

Bunge Limited

Cardinal Health, Inc.

Caterpillar Inc.

Cellco Partnership (doing business as Verizon Wireless)**

Chevron Corporation

Cisco Systems, Inc.

Citigroup Inc.

The Coca-Cola Company

ConocoPhillips

CVS Caremark**

Countrywide Financial Corporation*

Dell Inc.

Delphi Corporation

The Dow Chemical Company

E.I. du Pont de Nemours and Company

Electronic Data Systems Corp.*

Emerson Electric Co.*

Exxon Mobil Corporation

Federal National Mortgage Association

FedEx Corporation

Ford Motor Company

Federal Home Loan Mortgage Corporation

General Dynamics Corporation

General Electric Company

General Motors Corporation

GlaxoSmithKline plc

The Goodyear Tire & Rubber Company*

The Hartford Financial Services Group, Inc.

HCA Inc.**

Hess Corporation

Hewlett-Packard Company

The Home Depot, Inc.

Honeywell International Inc.

Humana Inc.*

Intel Corporation

International Business Machines Corporation

International Paper Company

John Hancock (a division of Manulife Financial

Corporation)**

Johnson Controls, Inc.

Johnson & Johnson

Kraft Foods Inc.

Lockheed Martin Corporation

Lyondell Chemical Company*

Macy’s, Inc.

Marathon Oil Corporation

McDonald’s Corporation

McKesson Corporation

Medco Health Solutions, Inc.

Merck & Co., Inc.

MetLife, Inc.

Microsoft Corporation

Motorola, Inc.

Northrop Grumman Corporation

Novartis AG**

PepsiCo, Inc.

Pfizer Inc.

The Procter & Gamble Company

Prudential Financial, Inc.

Raytheon Company

Royal Dutch Shell plc**

Safeway Inc.**

Sears Holdings Corporation

Sprint Nextel Corporation

Sunoco, Inc.

Target Corporation

3M Company

The Travelers Companies, Inc.

UnitedHealth Group Incorporated

United Parcel Service, Inc.

United Technologies Corporation

Valero Energy Corporation

Verizon Communications Inc.

Wachovia Corporation

The Walt Disney Company

Washington Mutual, Inc.

WellPoint, Inc.

Wells Fargo & Company

Weyerhaeuser Company

Wyeth*

♦	Changes in the peer group composition from time to time are solely the result of changes in year-to-year survey participation, changes in company size and business transactions.

*	Indicates the companies that were included in the peer group used by the Committee in January 2008 in connection with its determination of the 2007 bonus awards for the Company’s executive officers, but were not included in the peer group used by the Committee in January 2007 in connection with its determination of equity award targets and bonus targets for 2007 for the Company’s executive officers.

**	Indicates the companies that were included in the peer group used by the Committee in January 2007 in connection with its determination of equity awards and bonus targets for 2007 for the Company’s executive officers, but were not included in the peer group used by the Committee in January 2008 in connection with its determination of the 2007 bonus awards.

Compensation and Human Development Committee Report

The Compensation and Human Development Committee of the Board of Directors (the “Compensation Committee”) has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Frank J. Caufield

Mathias Döpfner

Michael A. Miles (Chair)

Francis T. Vincent, Jr.

Deborah C. Wright

Summary Compensation Table

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

The following table presents information concerning total compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers who served in such capacities on December 31, 2007 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)		All Other Compensation (8)	Total
Richard D. Parsons (1) Chairman of the Board	2007 2006	$1,500,000 1,500,000	— —	$4,930,687 5,641,668	$4,115,459 6,265,161	$7,500,000 8,500,000		$85,140 145,350	$509,717 427,174	$18,641,003 22,479,353

Wayne H. Pace (2) Executive Vice President and Chief Financial Officer	2007 2006	$1,000,000 1,000,000	— —	$2,494,375 2,157,353	$1,543,653 2,371,093	$2,600,000 2,750,000		$82,330 84,080	$697,224 557,895	$8,417,582 8,920,421

Jeffrey L. Bewkes (3) President and Chief Executive Officer	2007 2006	$1,250,000 1,250,000	— —	$7,334,999 6,323,561	$3,901,566 3,284,126	$7,000,000 7,500,000	$	— 219,800	$87,593 78,028	$19,574,158 18,655,515

Paul T. Cappuccio Executive Vice President and General Counsel	2007 2006	$1,000,000 1,000,000	— —	$2,002,267 879,691	$501,677 583,378	$2,600,000 2,750,000		$27,490 25,590	$13,464 20,684	$6,144,898 5,259,343

Patricia Fili-Krushel Executive Vice President, Administration	2007 2006	$750,000 750,000	— —	$720,536 478,609	$571,452 523,405	$2,000,000 2,050,000		$42,560 41,740	$74,807 36,093	$4,159,355 3,879,847

(1)	Mr. Parsons served as Chairman of the Board and Chief Executive Officer of the Company during all of 2007, having served in both of these positions since May 16, 2003. From January 1, 2008, Mr. Parsons continues to serve as Chairman of the Board.

(2)	Mr. Pace retired from the position of Executive Vice President and Chief Financial Officer of the Company effective the end of December 31, 2007, having served in that position from November 1, 2001. He continues to serve as a part-time employee in an advisory capacity.

(3)	On January 1, 2008, Mr. Bewkes became Chief Executive Officer of the Company, having served as President and Chief Operating Officer from January 1, 2006 through December 31, 2007.

(4)

The amounts set forth in the Stock Awards column represent the value of restricted stock, restricted stock unit and performance stock unit awards recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts for the restricted stock and restricted stock unit awards were calculated based on the average of the high and low sale prices of the Common Stock on the NYSE on the date of grant. The amounts for the performance stock units (PSUs) were determined using a Monte Carlo analysis to estimate the total stockholder return ranking of the Company among the S&P 500 Index companies on the date of grant over the performance period. For additional information about the assumptions used in these calculations, see Note 10 to the audited consolidated financial statements of the Company included in the 2007 Form 10-K. The amounts set forth in the Stock Awards column reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers.

(5)	The amounts set forth in the Option Awards column represent the value of stock option awards recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions.

Differences in the amounts recognized are due to differences in the number of outstanding awards among the executive officers and the retirement-eligibility of certain executive officers. For example, the amounts with respect to stock options awarded on March 2, 2007 for the named executive officers other than Messrs. Parsons and Pace were calculated using the Black-Scholes option pricing model, based on the following assumptions: an expected volatility of 22.0%; an expected term to exercise of 5.15 years from the date of grant; a risk-free interest rate of 4.4%; and a dividend yield of 1.1%. Because the retirement provisions of these awards applied to the awards granted to Messrs. Parsons and Pace on the date of grant, the following different assumptions were used to determine their 2007 grant valuations: an implied volatility of 22.3%; an expected term to exercise of 6.34 years from the date of grant; a risk-free interest rate of 4.5% and a dividend yield of 1.1%. The options awarded to Mr. Bewkes on December 17, 2007 were also calculated using the Black-Scholes option pricing model. The following assumptions were used in calculating the grant valuation for the award: an expected volatility of 26.4%; an expected term to exercise of 6.34 years from the date of grant; a risk-free interest rate of 3.7%; and a dividend yield of 1.5%. For information about the assumptions used in calculating the amounts set forth in the Option Awards column (which relate to stock options granted in 2007 as well as prior to 2007), see Notes 12, 12 and 10 to the audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2005, 2006 and 2007, respectively. The discussion in each of the foregoing notes to the Company’s audited financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors.

The actual value, if any, that may be realized by an executive officer from any option will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options was awarded with tandem stock appreciation rights.

(6)	The amounts set forth in the Non-Equity Incentive Plan Compensation column represent amounts paid pursuant to the Amended and Restated Time Warner Inc. Annual Bonus Plan for Executive Officers (the “Annual Bonus Plan”), which is a performance-based plan that was last approved by the Company’s stockholders in 2003 and is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. The maximum bonuses paid to the executives subject to Section 162(m) that can be deducted for income tax purposes were calculated using a formula set forth in the Annual Bonus Plan that is based on the percentage by which the Company’s 2007 combined operating income (loss) before depreciation, amortization and impairment charges (“EBITDA”), as defined and calculated pursuant to the Annual Bonus Plan, exceeded the Company’s average EBITDA for the preceding three years. The bonus amounts paid to the executives were based on the Compensation Committee’s determination that the Company and its executives met or exceeded the financial and individual goals that were established for 2007. For additional information regarding the Compensation Committee’s determinations with respect to the bonus payments, see “Compensation Discussion and Analysis — 2007 Annual Bonuses.”

(7)	The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates, and, in the case of Mr. Parsons, a supplemental benefit under the terms of his employment agreement. For Mr. Bewkes, the change in his pension value for 2007 was a net decrease of $44,530 due to the use of an interest rate that was higher than the rate used in 2006 for calculating the present values of his pension benefits.

(8)	The amounts shown in the All Other Compensation column include the following:

(a)	Pursuant to the Time Warner Savings Plan (a defined contribution plan available generally to employees of the Company), for the 2007 plan year, each of the named executive officers deferred a portion of his or her annual compensation and Time Warner contributed $9,000 as a matching contribution on the amount deferred by each executive officer.

(b)	The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Parsons, Pace, Bewkes and Cappuccio and Ms. Fili-Krushel, who were each given a cash payment pursuant to the terms of their employment agreements to cover the cost of specified coverage under a voluntary group program available to employees generally. The named executive officers who received cash payments in excess of $10,000 for this benefit during 2007 were: Mr. Pace ($29,376) and Ms. Fili-Krushel ($10,008). The Company also maintains split-dollar life insurance policies on the lives of Messrs. Parsons and Bewkes. Starting in 2003, the Company discontinued payment of the premiums on these split-dollar life insurance policies. Instead, the premium is satisfied from the accreting value of the policy. Pursuant to tax rules, the Company imputed income of less than $10,000 for amounts allocated to the term portion of the split-dollar coverage for each of Messrs. Parsons and Bewkes. It is anticipated that the Company will recover the net after-tax cost of the premiums paid by it in the past on these policies or the cash surrender value thereof. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “Employment Arrangements.”

(c)	The amounts of personal benefits shown in this column consist of the aggregate incremental cost to the Company for the following items: (i) with respect to Mr. Parsons, transportation-related benefits ($382,659), the Company’s reimbursement or payment of fees for financial services ($100,000), club membership dues (to the extent the membership was used for personal purposes), dining service benefits, and monitoring services in connection with a residential alarm system at Mr. Parsons’ residence, which was installed previously in connection with the Company’s security program; (ii) with respect to Mr. Pace, transportation-related benefits ($655,403), club membership dues (to the extent the membership was used for personal purposes), dining service benefits, and representative samples of the Company’s products (such as DVDs); (iii) with respect to Mr. Bewkes, transportation-related benefits ($58,550) and the Company’s reimbursement or payment of fees for financial services; and (iv) with respect to Ms. Fili-Krushel, the Company’s reimbursement or payment of fees for financial services ($41,030), transportation-related benefits, dining service benefits, and representative samples of the Company’s products (such as DVDs).

Transportation-related benefits consist of the incremental cost to the Company of personal use of (a) aircraft owned (based on fuel, landing, repositioning and catering costs and crew travel expenses) or leased (based on hourly fees) by the Company and (b) Company-provided car and specially-trained drivers for Messrs. Parsons and Bewkes and commercial car services for Ms. Fili-Krushel (in each case, based on the portion of the usage that was personal). For additional information regarding the transportation-related benefits provided to executive officers, please see the narrative disclosure below. Dining service benefits consist of the incremental cost to the Company of providing in-office meals to the named executive officers based on the cost of food.

The “Compensation Discussion and Analysis” above discusses the amounts of 2007 salary and non-equity incentive plan compensation levels for the named executive officers relative to their total cash and equity-based compensation. For a description of the material terms of each named executive officer’s employment agreement, please see “Employment Arrangements” below.

For security reasons, Messrs. Parsons and Bewkes were each provided with a car and driver during 2007 and each were encouraged to use Company aircraft for business and personal use. Other executive officers were eligible to use a private car service and, in limited circumstances and subject to the controls in the Company’s travel policies, were permitted to make personal use of Company aircraft. Personal use of corporate aircraft by the executives other than Messrs. Parsons and Bewkes was permitted when there was available space on a flight scheduled for a business purpose, in the event of a medical or family emergency or with the approval of Mr. Parsons. In addition, in connection with the arrangements established in the fall of 2001 when Mr. Pace moved from Turner Broadcasting System, Inc. to become the Executive Vice President and Chief Financial Officer of Time Warner, Mr. Pace was authorized to use the corporate aircraft to travel between his work location in New York City and the residence he maintains in Atlanta.

Grants of Plan-Based Awards

The following table presents information with respect to each award of plan-based compensation to each named executive officer in 2007.

GRANTS OF PLAN-BASED AWARDS

DURING 2007

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Richard D. Parsons	N/A	N/A	—	$5,500,000	—
	3/2/2007	1/24/2007				64,850	129,700	259,400				$2,526,556
	3/2/2007	1/24/2007							139,100			$2,777,827
	3/2/2007	1/24/2007								566,600	$19.97	$3,250,924

Wayne H. Pace	N/A	N/A	—	$2,000,000	—
	3/2/2007	1/24/2007				23,350	46,700	93,400				$909,716
	3/2/2007	1/24/2007							50,100			$1,000,497
	3/2/2007	1/24/2007								203,900	$19.97	$1,169,897

Jeffrey L. Bewkes	N/A	N/A	—	$5,000,000	—
	3/2/2007	1/24/2007				52,100	104,200	208,400				$2,029,816
	3/2/2007	1/24/2007							111,700			$2,230,649
	3/2/2007	1/24/2007								455,100	$19.97	$2,300,849
	12/17/2007	11/5/2007								950,000	$16.68	$4,497,395

Paul T. Cappuccio	N/A	N/A	—	$2,000,000	—
	3/2/2007	1/24/2007				12,900	25,800	51,600				$502,584
	3/2/2007	1/24/2007							27,700			$553,169
	3/2/2007	1/24/2007								112,700	$19.97	$569,777

Patricia Fili-Krushel	N/A	N/A	—	$1,500,000	—
	3/2/2007	1/24/2007				9,600	19,200	38,400				$374,016
	3/2/2007	1/24/2007							20,600			$411,382
	3/2/2007	1/24/2007								83,900	$19.97	$424,173

(1)	Reflects the target payout amounts of non-equity incentive plan awards payable under the Annual Bonus Plan for service in 2007. The target payout amount for each named executive officer reflects the target amount set forth in the named executive officer’s employment agreement or as subsequently adjusted by the Compensation Committee. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the non-equity incentive plan awards actually earned by the named executive officers in 2007 and paid out in early 2008. The Compensation Committee has established specific criteria to assist it in determining the non-equity incentive plan awards for each of the named executive officers and the Annual Bonus Plan includes a formula for the purpose of calculating the maximum bonus amounts that can be paid to executives who are subject to Section 162(m) of the Internal Revenue Code and deducted for income tax purposes. However, there are no threshold payout amounts specified under the Company’s non-equity incentive plans and, because the Compensation Committee can, in its discretion, choose to pay amounts greater than what is deductible for tax purposes, there also are no maximum payout amounts. See “Compensation Discussion and Analysis — 2007 Annual Bonuses.”

(2)	Reflects the number of shares of Common Stock that may be earned upon vesting of performance stock units granted in 2007, assuming the achievement of threshold, target and maximum performance levels at the end of the performance period.

(3)	Reflects awards of restricted stock units.

(4)	The exercise price for the awards of stock options under the Time Warner Inc. 2003 Stock Incentive Plan was determined based on the average of the high and low sale prices of the Common Stock on the NYSE on the date of grant.

(5)	The grant date fair value of each performance stock unit award was determined assuming the achievement of the target level of performance.

See “Compensation Discussion and Analysis — 2007 Annual Bonuses” for a description of the material terms of the non-equity incentive plan awards under the Annual Bonus Plan.

The awards in 2007 of options to purchase the Common Stock and of restricted stock units were made under the Time Warner Inc. 2003 Stock Incentive Plan. The equity incentive plan awards in 2007 consisted of performance stock units, which were made under the Time Warner Inc. 2006 Stock Incentive Plan.

•

The stock options granted in 2007 become exercisable, or vest, in installments of 25% over a four-year period, assuming continued employment, and expire ten years from the grant date. The stock options are subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability, except that the stock options granted to Mr. Bewkes on December 17, 2007 are not subject to accelerated vesting upon his retirement. The exercise price of the stock options cannot be less than the fair market value of the Common Stock on the date of grant. In addition, holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options.

•

The awards of restricted stock units granted in 2007 vest in equal installments on each of the third and fourth anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability. Holders of the restricted stock units receive dividend equivalents on unvested restricted stock units, if and when regular cash dividends are paid on outstanding shares of Common Stock and at the same rate. The awards of restricted stock units confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting.

•

The awards of performance stock units vest on the third anniversary of the date of grant, assuming specified performance criteria are met. The performance stock units have a performance measure of total stockholder return (“TSR”) of the Common Stock relative to that of companies in the S&P 500 Index over a three-year period beginning on January 1 of the year of grant. The performance stock units will be paid out in shares of Common Stock in amounts ranging from 0% to 200% of the target amounts awarded to the holders, based on the performance achieved, with no payout if the relative TSR is below the 25th percentile of the comparison group and at 200% of the target amount if the relative TSR is at the 100th percentile of the comparison group. Other than with respect to special dividends or distributions, holders of the performance stock units do not receive any dividend equivalent payments to reflect any regular cash dividends on the Common Stock. The performance stock units confer no voting rights on holders.

Employment Arrangements

The Company has entered into employment agreements with each of the named executive officers, and the material terms of the employment agreements are described below. See “Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to the named executive officers in connection with a termination of their employment or a change in control of the Company.

Richard D. Parsons.    During most of 2007, the terms of Mr. Parsons’ employment were governed by an employment agreement that was entered into effective December 17, 2003 and had a term through May 15, 2008. The agreement provided that Mr. Parsons would serve as Chairman and Chief Executive Officer and, among other things, provided for a minimum annual salary of $1.5 million, a discre-

tionary cash bonus with a target amount of $5.5 million, long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term incentive compensation), and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provided for a cash payment equal to the premium for coverage under a Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to twice Mr. Parsons’ salary, minus $50,000. The agreement also confirmed the obligation under Mr. Parsons’ prior employment agreement to provide Mr. Parsons with life insurance benefits in the amount of $5 million through split-dollar life insurance policies, under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. Mr. Parsons also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that was a part of the employment agreement and that, among other things, restricted him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

The Company entered into an amended and restated employment agreement with Mr. Parsons (which superseded the agreement described above) effective December 18, 2007, pursuant to which Mr. Parsons served as Chairman and Chief Executive Officer of the Company through December 31, 2007 and serves as Chairman of the Board beginning January 1, 2008. The agreement has a base term through December 31, 2008. Among other things, the agreement with Mr. Parsons provides for a minimum annual salary of $1.5 million, a discretionary cash bonus with target amounts of $5.5 million for 2007 and $2.9 million for 2008, long-term incentive compensation with a target value of $3.2 million for 2008 through a combination of stock options and restricted stock units, and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a GUL insurance program made available by the Company in an amount equal to twice Mr. Parsons’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Parsons’ prior employment agreements to provide Mr. Parsons with life insurance benefits in the amount of $5 million through split-dollar life insurance policies, under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. The employment agreement contains non-competition provisions that restrict Mr. Parsons from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following any termination of his employment.

Wayne H. Pace.    The employment agreement with Mr. Pace was entered into effective November 1, 2001 and was extended in 2005 to have a base term through December 31, 2007. The agreement provides for a minimum annual salary of $1 million, a discretionary cash bonus with a target amount of $2 million, and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The employment agreement contains non-competition provisions that restrict Mr. Pace from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of December 31, 2009 and one year following a termination for cause or termination without cause or due to material breach by the Company. In accordance with the employment agreement, following the end of the base term of employment, Mr. Pace became a part-time employee of the Company, providing advisory services through December 31, 2009 at an annual salary equal to $1 million.

Jeffrey L. Bewkes.    During 2007, the terms of Mr. Bewkes’ employment were governed by an employment agreement that was entered into effective December 22, 2003 and had a term through December 31, 2007. The agreement provided for a minimum annual salary of $1 million (actual annual compensation was increased by the Compensation Committee to $1.25 million effective January 1, 2006), a discretionary cash bonus with a target amount of $4.5 million (which was increased to $5 million by the Compensation Committee in 2006), long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term incentive compensation), and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provided for a cash payment equal to the premium for coverage under a GUL insurance program made available by the Company in an amount equal to twice Mr. Bewkes’ salary, minus $50,000. The agreement also confirmed the obligation under Mr. Bewkes’ prior employment agreement to provide Mr. Bewkes with life insurance benefits in the amount of $4 million through a split-dollar life insurance policy, under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. In connection with the execution of the employment agreement, Mr. Bewkes was awarded 500,000 shares of restricted stock, which vested in full on December 31, 2007. Mr. Bewkes also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that was a part of the employment agreement and that, among other things, restricted him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

On December 11, 2007, the Company entered into an amended and restated employment agreement with Mr. Bewkes, which became effective January 1, 2008 in all respects other than an award of stock options, which became effective upon execution. The agreement, pursuant to which Mr. Bewkes serves as Chief Executive Officer of the Company, has a base term through December 31, 2012. The agreement provides for a minimum annual salary of $1.75 million (to be increased to not less than $2.0 million if Mr. Bewkes is elected to serve as Chairman of the Board during the term of his employment), a discretionary cash bonus with a target amount of $8.5 million, long-term incentive compensation with an annualized target value of $8.5 million through a combination of stock options, restricted stock units, performance stock units or other components as determined by the Compensation Committee (although his 2008 long-term incentive compensation will be in the form of options to purchase a maximum of 1.5 million shares of the Company’s Common Stock), and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a GUL insurance program made available by the Company in an amount equal to twice Mr. Bewkes’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Bewkes’ prior employment agreements to provide Mr. Bewkes with life insurance benefits in the amount of $4 million through a split-dollar life insurance policy, under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. In connection with the entry into the amended and restated employment agreement, Mr. Bewkes was awarded options to purchase 950,000 shares of the Company’s Common Stock on December 17, 2007 and 250,000 target performance stock units (with a five-year performance period) on January 1, 2008. The terms of these awards are set forth in separate stock option and performance stock units agreements. The employment agreement contains non-competition provisions that restrict Mr. Bewkes from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and through the later of (i) his severance term date (i.e., two years after the effective date of any termination of his employment without cause) or, if applicable, the date on which Mr. Bewkes terminates his status as an employee during the severance period following any termination of his employment without cause, and (ii) one year following any termination of his employment. If Mr. Bewkes is not elected to serve as Chairman of the Board of the Company by January 1, 2009 and he gives notice of his retirement between January 1, 2009 and March 31, 2009, the non-competition restrictions would not apply. In addition, if Mr. Bewkes’ employment is terminated by the Company without “cause” or upon his retirement, the vesting of the options to purchase 950,000 shares of the Company’s Common Stock would cease (pro-rated to the effective date of termination or retirement, as applicable) and the 250,000 target performance stock units would be paid out (pro-rated, as applicable, to the effective date of termination or retirement or December 31, 2008 if Mr. Bewkes elects to resign because he is not elected Chairman of the Board by January 1, 2009) using a calculation based on the Company’s best cumulative year-end performance to date, including (as applicable) the year of Mr. Bewkes’ termination or retirement or year 2008 if Mr. Bewkes elects to resign because he was not elected Chairman of the Board.

Paul T. Cappuccio.    The employment agreement with Mr. Cappuccio was entered into effective March 1, 2001 and had an original base term of employment ending on June 30, 2005. The agreement provides for a minimum annual salary of $750,000 (actual annual salary was increased to $1 million in 2004 by the Compensation Committee), a discretionary cash bonus with a target amount of $1.5 million (which was increased to $2 million by the Compensation Committee in 2004), and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The employment agreement contains non-competition provisions that restrict Mr. Cappuccio from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the term of employment and one year following a termination for cause, termination without cause or due to material breach by the Company or retirement. After the end of the base term of employment on June 30, 2005, the employment agreement continued, subject to termination by either party on 60 days’ notice. Termination of the agreement by the Company (other than a termination of employment for “cause”) would be considered a termination of Mr. Cappuccio’s employment without cause and would result in the treatment described below under “Potential Payments Upon Termination or Change in Control.” Following a termination without cause or due to material breach by the Company, Mr. Cappuccio would have a two-year severance period from the effective date of termination and generally would be treated as an employee of the Company during the severance period.

Patricia Fili-Krushel.    The employment agreement with Ms. Fili-Krushel was entered into effective July 30, 2001, and had an original base term of employment ending on July 29, 2005. The agreement provides for a minimum annual salary of $750,000, a discretionary cash bonus with a target amount of $1.5 million, and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The employment agreement contains non-competition provisions that restrict Ms. Fili-Krushel from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the term of employment and one year following a termination for cause or termination without cause or due to material breach by the Company. After the end of the base term of employment on July 29, 2005, the employment agreement continues, subject to termination by either party on 60 days’ notice. Termination of the agreement by the Company (other than a termination of employment for “cause”) would be considered a termination of Ms. Fili-Krushel’s employment without cause and would result in the treatment described below under “Potential Payments Upon Termination or Change in Control.” Following a termination without cause or due to material breach by the Company, Ms. Fili-Krushel would have a one-year severance period from the effective date of termination and generally would be treated as an employee of the Company during the severance period.

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

Name	Option Awards(1)					Stock Awards
	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Richard D. Parsons(5)						619,100	$10,221,341	64,850	$1,070,674
	3/18/1998	225,000	—	$24.02	3/17/2008
	3/18/1998	112,500	—	$30.02	3/17/2008
	3/18/1998	112,500	—	$36.02	3/17/2008
	3/17/1999	187,500	—	$46.10	3/16/2009
	3/17/1999	93,750	—	$57.63	3/16/2009
	3/17/1999	93,750	—	$69.16	3/16/2009
	3/15/2000	262,500	—	$57.79	3/14/2010
	3/15/2000	131,250	—	$72.24	3/14/2010
	3/15/2000	131,250	—	$86.69	3/14/2010
	1/18/2001	1,750,000	—	$48.96	1/17/2011
	1/18/2001	875,000	—	$61.20	1/17/2011
	1/18/2001	875,000	—	$73.44	1/17/2011
	5/16/2002	300,000	—	$18.88	5/15/2012
	2/14/2003	500,000	—	$10.32	2/13/2013
	2/13/2004	375,000	125,000	$17.28	2/12/2014
	2/18/2005	325,000	325,000	$17.97	2/17/2015
	3/3/2006	215,000	645,000	$17.40	3/2/2016
	3/2/2007	—	566,600	$19.97	3/1/2017

Wayne H. Pace						237,600	$3,922,776	23,350	$385,509
	3/15/2000	90,000	—	$57.79	3/14/2010
	1/18/2001	275,000	—	$48.96	1/17/2011
	2/27/2001	111,213	—	$45.31	2/26/2011
	3/15/2001	175,000	—	$40.58	3/14/2011
	2/15/2002	400,000	—	$26.65	2/14/2012
	2/14/2003	245,000	—	$10.32	2/13/2013
	2/13/2004	168,750	56,250	$17.28	2/12/2014
	2/18/2005	137,500	137,500	$17.97	2/17/2015
	3/3/2006	75,625	226,875	$17.40	3/2/2016
	3/2/2007	—	203,900	$19.97	3/1/2017

Jeffrey L. Bewkes						536,700	$8,860,917	52,100	$860,171
	3/18/1998	300,000	—	$24.02	3/17/2008
	3/17/1999	300,000	—	$46.10	3/16/2009
	3/15/2000	375,000	—	$57.79	3/14/2010
	1/18/2001	1,000,000	—	$48.96	1/17/2011
	2/27/2001	1,250,000	—	$45.31	2/26/2011

	Option Awards (1)					Stock Awards
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
	2/15/2002	500,000	—	$26.65	2/14/2012
	7/18/2002	150,000	—	$12.46	7/17/2012
	2/14/2003	450,000	—	$10.32	2/13/2013
	2/13/2004	318,750	106,250	$17.28	2/12/2014
	2/18/2005	262,500	262,500	$17.97	2/17/2015
	3/3/2006	150,000	450,000	$17.40	3/2/2016
	3/2/2007	—	455,100	$19.97	3/1/2017
	12/17/2007	—	950,000	$16.68	12/16/2017

Paul T. Cappuccio						382,700	$6,318,377	12,900	$212,979
	8/6/1999	750,000	—	$42.44	8/6/2009
	9/1/2000	750,000	—	$57.38	9/1/2010
	1/18/2001	800,000	—	$48.96	1/17/2011
	2/15/2002	300,000	—	$26.65	2/14/2012
	2/14/2003	140,000	—	$10.32	2/13/2013
	2/13/2004	75,000	25,000	$17.28	2/12/2014
	2/18/2005	77,500	77,500	$17.97	2/17/2015
	3/3/2006	42,625	127,875	$17.40	3/2/2016
	3/2/2007	—	112,700	$19.97	3/1/2017

Patricia Fili-Krushel						93,100	$1,537,081	9,600	$158,496
	7/19/2001	400,000	—	$43.73	7/18/2011
	2/15/2002	300,000	—	$26.65	2/14/2012
	2/14/2003	105,000	—	$10.32	2/13/2013
	2/13/2004	75,000	25,000	$17.28	2/12/2014
	2/18/2005	57,500	57,500	$17.97	2/17/2015
	3/3/2006	31,625	94,875	$17.40	3/2/2016
	3/2/2007	—	83,900	$19.97	3/1/2017

(1)	The dates of grant of each named executive officer’s stock options outstanding as of December 31, 2007 are set forth in the table, and the vesting dates for each award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of stock options become exercisable in installments of 25% on the first four anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events. Stock options granted on March 18, 1998, March 17, 1999 and March 15, 2000 each had a vesting schedule that provided for vesting in installments of one-third on the first three anniversaries of the date of grant, except that (i) to the extent not already vested, all stock options awarded to Messrs. Parsons, Pace and Bewkes prior to 2000 became immediately exercisable in full upon the approval by Historic TW’s Board of Directors on January 9, 2000 of the AOL-Historic TW Merger and (ii) all stock options awarded to Mr. Cappuccio prior to 2000 became immediately exercisable on January 11, 2002, the first anniversary of the date of the AOL-Historic TW Merger.

(2)	This column presents the number of shares of Common Stock represented by unvested restricted stock awards and restricted stock unit awards at December 31, 2007. The awards of restricted stock granted in 2004 vest equally on the third and fourth anniversaries of the date of grant. No other awards of restricted stock have been granted by the Company to the named executive officers since 2004. The Company first granted restricted stock units in 2005 and the awards vest equally on each of the third and fourth anniversaries of the date of grant. The vesting schedules for the awards of restricted stock and restricted stock units assume continued employment and are subject to acceleration upon the occurrence of certain events. The vesting dates for these unvested restricted stock awards and restricted stock unit awards are as follows:

Name	Number of Shares or Units of Stock That Have Not Vested	Date of Grant	Vesting Dates
Richard D. Parsons	100,000	2/13/2004	2/13/2008
	180,000	2/18/2005	2/18/2008 and 2/18/2009
	200,000	3/3/2006	3/3/2009 and 3/3/2010
	139,100	3/2/2007	3/2/2010 and 3/2/2011

Wayne H. Pace	37,500	2/13/2004	2/13/2008
	75,000	2/18/2005	2/18/2008 and 2/18/2009
	75,000	3/3/2006	3/3/2009 and 3/3/2010
	50,100	3/2/2007	3/2/2010 and 3/2/2011

Jeffrey L. Bewkes	75,000	2/13/2004	2/13/2008
	150,000	2/18/2005	2/18/2008 and 2/18/2009
	200,000	3/3/2006	3/3/2009 and 3/3/2010
	111,700	3/2/2007	3/2/2010 and 3/2/2011

Paul T. Cappuccio	25,000	2/13/2004	2/13/2008
	40,000	2/18/2005	2/18/2008 and 2/18/2009
	40,000	3/3/2006	3/3/2009 and 3/3/2010
	250,000	10/25/2006	10/25/2009 and 10/25/2010
	27,700	3/2/2007	3/2/2010 and 3/2/2011

Patricia Fili-Krushel	12,500	2/13/2004	2/13/2008
	30,000	2/18/2005	2/18/2008 and 2/18/2009
	30,000	3/3/2006	3/3/2009 and 3/3/2010
	20,600	3/2/2007	3/2/2010 and 3/2/2011

(3)	Calculated using the NYSE closing price of $16.51 per share of Common Stock on December 31, 2007.

(4)	This column presents the number of shares of Common Stock that would be issued upon the vesting of performance stock units if the performance period had ended on December 31, 2007 and the threshold performance level had been achieved. These performance stock units were all granted on March 2, 2007 and have a three-year performance period of January 1, 2007 through December 31, 2009. Assuming continued employment, actual payouts of shares, if any, will be determined based on the performance level achieved during the full performance period. The vesting date for these performance stock units is March 2, 2010. The Company’s actual performance during the year ended December 31, 2007 was below the threshold performance level.

(5)	For each grant of stock options to Mr. Parsons in the years 1998 through 2001, one-quarter of the stock options were granted at an exercise price 25% above the fair market value on the date of grant and one-quarter of the stock options were granted at an exercise price 50% above the fair market value on the date of grant. Fair market value was calculated as the average of the high and low sale prices of a share of Common Stock on the NYSE on the date of grant.

Option Exercises and Stock Vesting

The following table sets forth as to each of the named executive officers information on exercises of stock options and the vesting of restricted stock awards during 2007, including: (i) the number of shares of Common Stock underlying options exercised during 2007; (ii) the aggregate dollar value realized upon the exercise of such stock options; (iii) the number of shares of the Company’s Common Stock received from the vesting of awards of restricted stock during 2007; and (iv) the aggregate dollar value realized upon such vesting on February 13, 2007, February 14, 2007 and December 31, 2007, which are the vesting dates of the restricted stock awards reflected in the table. No restricted stock units or performance stock units held by the named executive officers vested during 2007.

OPTION EXERCISES AND STOCK VESTED DURING 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
Richard D. Parsons	337,500	$1,506,279	166,601	$3,571,920
Wayne H. Pace	—	—	63,241	$1,355,954
Jeffrey L. Bewkes	300,000	$1,737,060	633,276	$11,148,182
Paul T. Cappuccio	—	—	39,719	$851,400
Patricia Fili-Krushel	—	—	23,523	$504,575

(1)	The stock options exercised by Messrs. Parsons and Bewkes had expiration dates in 2007.

(2)	For Mr. Parsons, the value realized on exercise was calculated based on the difference between the exercise price of his stock options and (i) the sale price of the underlying shares of Common Stock that were sold or (ii) the closing price of the Common Stock with respect to the stock options for which the underlying shares of Common Stock were held following exercise. The sale price of the Common Stock received upon exercise of certain of Mr. Parsons’ options on May 10, 2007 was $21.51 per share (301,534 shares). The closing price of the shares held by Mr. Parsons following the exercise of other stock options on the same date was $21.37 per share (35,966 shares). For Mr. Bewkes, the value realized on exercise was calculated based on the difference between the exercise price of his stock options and the sale price of the underlying shares of Common Stock. The sale price of the shares of Common Stock received upon exercise of Mr. Bewkes’ options on February 28, 2007 was $20.31 per share.

(3)	The number of shares acquired on vesting shown in the table reflects the number of shares of restricted stock that vested during 2007. The restricted stock awards that vested in 2007 were awarded on February 14, 2003, December 22, 2003 and February 13, 2004. The restricted stock awarded in February 2003 vested in installments of one-third on the second, third and fourth anniversaries of the date of grant with the final installment vesting on February 14, 2007. The December 2003 award was granted only to Mr. Bewkes in connection with entering into his prior employment agreement and the award vested in its entirety on December 31, 2007. The restricted stock awarded in February 2004 vests in installments of 50% on the third and fourth anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events, such as death or disability. The payment of tax withholdings due upon vesting of the restricted stock (unless an election under section 83(b) of the Internal Revenue Code was made at the time of the grant) generally may be made in cash or by having full shares of Common Stock withheld from the number of shares delivered to the individual. As a result of shares being withheld for the payment of taxes, the actual number of shares delivered was 87,004 shares to Mr. Parsons, 33,027 shares to Mr. Pace, 394,421 shares to Mr. Bewkes (shares were withheld only with respect to the December 2003 award), 20,743 shares to Mr. Cappuccio and 12,285 shares to Ms. Fili-Krushel. Each of the named executive officers receives dividends on unvested awards of restricted stock if regular cash dividends are paid on the outstanding shares of Common Stock. The holders have the right to vote unvested shares of restricted stock on matters presented to stockholders.

(4)	Calculated using the average of the high and low sale prices of the Common Stock on the NYSE on the applicable vesting dates, which were $21.38 per share on February 13, 2007, $21.53 per share on February 14, 2007 and $16.58 per share on December 31, 2007.

Pension Plans

Eligibility Requirements and Benefits under Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old Pension Plan”), which provides benefits to eligible employees, including officers, of the Company and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was assumed by the Company in connection with the AOL-Historic TW Merger and has since been renamed the Time Warner Pension Plan (the “Amended Pension Plan” and, together with the Old Pension Plan, the “Pension Plans”). Because of certain grandfathering provisions, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equaled or exceeded 65 years as of January 1, 2000, including Mr. Bewkes, will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit. Directors who are not also employees of the Company are not eligible to participate in the Pension Plans.

Under the Amended Pension Plan, a participant accrues benefits equal to the sum of 1.25% of the participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his or her covered compensation up to the applicable average Social Security wage base and 1.67% of his or her average annual compensation in excess of such covered compensation multiplied by his or her years of benefit service (not in excess of 30). Amounts accrued under the Amended Pension Plan are payable upon normal retirement, generally at 65 years of age with five years of service. Compensation for purposes of calculating average annual compensation under the Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Internal Revenue Code). Eligible employees become vested in all benefits under the Pension Plans on the earlier of five years of service or certain other events.

Under the Old Pension Plan, a participant accrues benefits equal to the sum of 1 2/3% of the participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 1/2 % for each year of service over 30 years. Annual pension benefits under the Old Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”).

Under the Amended Pension Plan, employees of the Company who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). Under the Old Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60. As of March 31, 2008, Messrs. Parsons, Pace and Bewkes are eligible to elect early retirement under the Amended Pension Plan. Mr. Bewkes is also eligible to elect early retirement under the Old Pension Plan.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under the Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company has adopted the Time Warner Excess Benefit Pension Plan (the “Excess Benefit Plan”). The Excess Benefit Plan provides for payments by the Company of certain amounts that employees of the Company would have received under the Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. Each of the named executive officers participates in both of the Pension Plans and the Excess Benefit Plan, provided that the pension benefits of Mr. Bewkes will be determined under either of the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit.

Form of Benefit Payment

The benefits under the Pension Plans and the Excess Benefit Plan are payable as (i) a single life annuity, (ii) a 50%, 100% or, commencing on January 1, 2008, 75% joint and survivor annuity, or (iii) a life annuity that is guaranteed for 10 years. The election of form of benefit payment is made by the participant at the time of retirement. In the case of a single life annuity, the amount of the annuity is based on the formulas described above for the Pension Plans and the Excess Benefit Plan. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account (i) the ages of the participant and the beneficiary at the time the annuity payments begin and (ii) the percentage of the monthly benefit that the beneficiary would receive as elected by the participant. In the case of a life annuity that is guaranteed for 10 years, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the 10-year guaranteed period.

In addition to the forms of benefit payment described above, Mr. Parsons also has the option to elect to receive a lump sum of his pension benefits accrued as of December 31, 1999, and Mr. Bewkes has the option to elect to receive a lump sum of all of his accrued pension benefits.

Policies for Granting Extra Years of Credited Service

The Company does not have any policies with respect to granting extra years of credited service to employees. In a limited number of circumstances, the Company has granted additional years of credited service to executive officers (including Mr. Parsons) as reflected in the terms of their employment agreements. Benefits attributable to the additional years of credited service are payable by the Company pursuant to the terms of the applicable employment agreements and are not payable under either the Pension Plans or the Excess Benefit Plan.

Pension Benefits Table

Set forth in the table below is each named executive officer’s years of credited service and the present value of his or her accumulated benefit under each of the pension plans pursuant to which he or she would be entitled to a retirement benefit, in each case, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the year ended December 31, 2007.

PENSION BENEFITS FOR FISCAL YEAR 2007

Name	Plan Name(1)	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During 2007
Richard D. Parsons(4)	Time Warner Pension Plan	13.0	$439,900	—
	Time Warner Excess Benefit Pension Plan	13.0	$311,350	—
	Employment Agreement	5.0	$289,070	—

Wayne H. Pace	Time Warner Pension Plan	6.0	$226,150	—
	Time Warner Excess Benefit Pension Plan	6.0	$159,080	—

Jeffrey L. Bewkes	Time Warner Pension Plan	27.8	$876,960	—
	Time Warner Excess Benefit Pension Plan	27.8	$585,390	—

Paul T. Cappuccio	Time Warner Pension Plan	6.9	$82,880	—
	Time Warner Excess Benefit Pension Plan	6.9	$60,360	—

Patricia Fili-Krushel	Time Warner Pension Plan	6.5	$123,160	—
	Time Warner Excess Benefit Pension Plan	6.5	$88,230	—

(1)	“Time Warner Pension Plan” refers to both the Old Pension Plan and the Amended Pension Plan (as defined above).

(2)	Consists of the number of years of service credited to the named executive officers as of December 31, 2007 for the purpose of determining benefit service under the applicable pension plan.

(3)	Because of certain grandfathering provisions under the Time Warner Pension Plan, the benefits of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Bewkes, will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit. The amounts shown in the table for Mr. Bewkes reflect the estimated annual benefits payable under the Old Pension Plan, which are greater than the estimated annual benefits payable under the Amended Pension Plan.

(4)	Mr. Parsons is entitled to supplemental benefits under the terms of his employment agreement, which provides that upon any termination of employment other than for “cause,” in addition to any other benefits, the Company will pay to Mr. Parsons or his beneficiary, as applicable, an amount equal to the additional benefits that would be paid under the Company’s Pension Plans if Mr. Parsons had five additional years of service as an employee.

Present Value Calculation

The present values of accumulated benefits reflected in the table above were calculated based on the terms of the Pension Plans in effect on December 31, 2007. The present values also reflect the assumptions that (i) the benefits under the Pension Plans will be payable at the earliest retirement age at which unreduced benefits are payable (which, under the Pension Plans, is at age 65 for Mr. Cappuccio and Ms. Fili-Krushel, age 62 for Messrs. Parsons and Pace and age 60 for Mr. Bewkes), (ii) the benefits are payable as a life annuity, except that the total pension benefit for Mr. Bewkes and the pension benefit accrued as of December 31, 1999 for Mr. Parsons are each assumed to be payable as a lump sum, (iii) the maximum annual covered compensation is $350,000 and (iv) no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula that exceed ERISA limits will be paid under the Excess Benefit Plan and are included in the present values shown in the table above. The present values of accumulated benefits under the Pension Plans and the Excess Benefit Plan were calculated using a 6.00% discount rate, 6.00% lump sum rate and the RP-2000 Mortality Table, consistent with the assumptions used in the calculation of the Company’s benefit obligations as of December 31, 2007, as disclosed in Note 11 to the audited consolidated financial statements of the Company included in the 2007 Form 10-K. The discount rate is determined by comparison to the Moody’s Aa Corporate Index rate, adjusted for coupon frequency and duration of the obligation. The lump sum rate is updated annually in accordance with the provisions under the Pension Plans and the Excess Benefit Plan. The resulting discount rate is supported by periodic matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds. The same assumptions described in this paragraph were used to value Mr. Parsons’ supplemental benefits under the terms of his employment agreement, as described in footnote (4) of the above table.

Deferred Compensation

Set forth in the table below is information about the contributions and earnings, if any, credited to the accounts maintained by the named executive officers under nonqualified deferred compensation arrangements, any withdrawals or distributions from the accounts during 2007, and the account balances on December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION

FOR FISCAL YEAR 2007

Name	Executive Contributions in 2007(1)	Registrant Contributions in 2007	Aggregate Earnings (Loss) in 2007(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2007(2)
Richard D. Parsons	—	—	$344,761	—	$20,652,483
Wayne H. Pace(3)	—	—	$196,473	—	$2,017,754
Jeffrey L. Bewkes(4)	—	—	$(201,318)	—	$3,967,359
Paul T. Cappuccio	—	—	—	—	—
Patricia Fili-Krushel(5)	$1,025,000	—	$196,656	—	$5,171,826

(1)	None of the amounts reported in these columns is required to be reported as compensation in the Summary Compensation Table for fiscal year 2007. The $1,025,000 contributed by Ms. Fili-Krushel reflects the deferral of 50% of her 2006 bonus compensation that was paid in February 2007. Ms. Fili-Krushel also elected to defer 50% of her 2007 bonus (reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table) that was paid in February 2008. No other named executive officer elected to defer any portion of his 2007 compensation.

(2)

The amounts reported for Mr. Parsons consist of the aggregate earnings for 2007 and the aggregate year-end balance with respect to his nonqualified deferred compensation under the TW Deferred Compensation Plan (as defined below) ($12,243,381), the Time Warner Excess Profit Sharing Plan ($66,737) and his individual deferred compensation account provided under the terms of his employment agreement ($8,342,365). The aggregate year-end balance includes an aggregate of $3,382,212 deferred by Mr. Parsons that was reported as compensation in the Summary Compensation Table in prior proxy statements of the Company. The aggregate year-end balance also includes an aggregate of $8,298,846 deferred by Mr. Parsons and/or paid by Historic TW to his deferred compensation accounts that was reported as compensation for years 1995 through 1999 in the Summary Compensation Table in proxy statements of Historic TW.

(3)	The amounts reported for Mr. Pace consist of the aggregate earnings for 2007 and the aggregate year-end balance with respect to his nonqualified deferred compensation under the Turner Broadcasting System Supplemental Benefit Plan ($1,472,160) and the Turner Broadcasting System, Inc. Supplemental Executive Retirement Plan ($545,594). No amount reported in the Aggregate Balance at December 31, 2007 column was reported as compensation to Mr. Pace in the Company’s Summary Compensation Table for prior years.

(4)	The amounts reported for Mr. Bewkes consist of the aggregate loss for 2007 and the aggregate year-end balance with respect to his nonqualified deferred compensation under the TW Deferred Compensation Plan ($934,817) and his individual deferred compensation account provided under the terms of his employment agreement ($3,032,542). No amount reported in the Aggregate Balance at December 31, 2007 column was reported as compensation to Mr. Bewkes in the Company’s Summary Compensation Table for prior years.

(5)	The amounts reported for Ms. Fili-Krushel consist of the aggregate contributions and earnings for 2007 and the aggregate year-end balance with respect to her nonqualified deferred compensation under the Time Warner Inc. Deferred Compensation Plan. The amount reported in the Aggregate Balance at December 31, 2007 column for Ms. Fili-Krushel includes $1,025,000 that was reported as compensation for 2006 in the Summary Compensation Table in the 2007 Proxy Statement of the Company.

Time Warner Inc. Deferred Compensation Plan

The Time Warner Inc. Deferred Compensation Plan (the “TW Deferred Compensation Plan”) generally permits employees whose annual cash compensation exceeds certain dollar thresholds (including each of the named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date. A participant may choose to defer either a percentage (in multiples of 10%) or a specific dollar amount (in whole dollars) of the annual bonus, provided that the amount to be deferred is at least $5,000. During the deferral period, the participant selects a crediting rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the Time Warner Savings Plan. Investment crediting rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Deferred amounts are credited with earnings or losses based on the performance of the applicable investment crediting rates. The participant may change his or her crediting rate selection once during any fiscal quarter through a third-party administrator’s website or by phone. A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum during a specified calendar year that is at least three years from the year the deferred compensation would have been payable or (ii) a “termination distribution” in the form of a lump sum or two to ten annual installments commencing in the year following the participant’s termination of employment with the Company. An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. A participant may elect an early withdrawal, subject to a 10% penalty, only with respect to deferred amounts that are not subject to the restrictions of Section 409A of the Internal Revenue Code. In the event of the disability of a participant, payments commence in April following the year the disability occurred. Any such payments on account of disability that are not subject to the restrictions of Section 409A will be paid in five annual installments if the amount in the account is $50,000 or more or in a lump sum if the amount is less than $50,000. Any such payments that are subject to Section 409A will be paid in five annual installments, unless the amount (together with any amounts deferred under any other nonqualified compensation plan that is aggregated with the TW Deferred Compensation Plan) is not greater than the applicable dollar limit provided in Section 402(g)(1)(B) of the Internal Revenue Code, in which case the amount will be paid in a lump sum. In the event of the death of a participant, payments in the form of a lump sum will be made to the participant’s named beneficiary or estate as soon as practicable following receipt by the Company of proof of death.

Time Warner Excess Profit Sharing Plan

The Time Warner Excess Profit Sharing Plan is not an active plan. In prior years, Historic TW made profit sharing contributions for employees as a percentage of their cash compensation (subject to plan limits) that exceeded annual compensation limits as indexed by the Internal Revenue Service. These amounts are credited with interest, compounded daily at the long-term applicable federal rate published monthly by the Internal Revenue Service, as those profit-sharing contributions were ineligible to be contributed to a tax-qualified plan. Amounts deferred will be distributed as a lump sum in the year following the earlier to occur of the termination, retirement, disability or death of the participant. In the event of a participant’s death, payments will be made to a named beneficiary or the participant’s estate.

Individual Deferred Compensation Accounts

Prior to 2001, pursuant to their employment agreements then in place, Historic TW made payments of compensation for Mr. Parsons and Time Warner Entertainment Company, L.P. made payments of deferred compensation for Mr. Bewkes to separate non-current individual deferred compensation accounts maintained in grantor trusts or comparable amounts were credited under the TW Deferred Compensation Plan. The individual accounts maintained in the grantor trusts are invested in certain eligible securities by a third-party investment advisor designated by the Company (subject to approval by the executive officer). The accrued amount for each executive officer will be paid to the executive officer bi-weekly for a period of ten years (or such shorter period as the executive officer may elect) following his termination of employment and, in the case of Mr. Parsons, following the end of the applicable disability period under Mr. Parsons’ employment agreement if he becomes disabled. Effective beginning January 2001, the Company discontinued making these contributions, but existing individual accounts in the grantor trusts continue to be invested and the amounts credited to the TW Deferred Compensation Plan continue to track the crediting rate selections. There is no guaranteed rate of return on accounts maintained under either of these deferred compensation arrangements. Earnings on the individual accounts are based on the earnings of the actual investments selected by the investment advisor, adjusted for taxes on realized income computed as if the accounts were a stand-alone corporation conducting 40% of its business in New York City. Each individual account is reduced by such taxes on a net operating profit basis or credited with a tax benefit in the event the account sustains a net operating loss.

Other Nonqualified Deferred Compensation Plans

The amounts reported for Mr. Pace in the table above relate to compensation that he had deferred under the Turner Broadcasting System Supplemental Benefit Plan (the “TBS SBP”) and the Turner Broadcasting System, Inc. Supplemental Executive Retirement Plan (the “TBS SERP”) while he was an employee of Turner Broadcasting System, Inc. (“TBS”), a subsidiary of the Company. Mr. Pace has not made any deferrals under these plans since he became

Executive Vice President and Chief Financial Officer of the Company on November 1, 2001. As a participant in the TBS SBP, Mr. Pace may select among the investment credit rating options available under the plan and may change his selections once per month. With respect to the TBS SERP, the plan earnings under the plan are accrued monthly based on a portfolio selected by TBS, which portfolio is currently comprised of the S&P 500 Index, a government bond index and a treasury index. Amounts deferred under the TBS SBP are payable in April following the year that Mr. Pace is no longer employed by the Company, subject to potential suspension of payment for six months following the separation from service if required under Section 409A of the Internal Revenue Code. Amounts deferred under the TBS SERP are payable in a lump sum as soon as practicable following the termination of Mr. Pace’s employment with the Company.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the estimated dollar value of potential additional payments and other benefits that would be provided to the Company’s named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the executive officers’ respective employment agreements, equity agreements and the Company’s compensation plans following a termination of their employment or a change in control of the Company assumed to occur on December 31, 2007.

Termination for Cause.    Each of the named executive officer’s employment agreement includes a narrow definition of the “cause” for which the executive’s employment may be terminated by the Company, and in that event, the executive will (i) receive his or her base salary through the effective date of termination, (ii) receive any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid and (iii) retain any rights pursuant to any insurance or other benefit plans or arrangements of the Company. The employment agreements for Messrs. Parsons and Bewkes also provide that they will retain any rights that they have with respect to amounts credited to their individual trust accounts (as described above under “Nonqualified Deferred Compensation”). In the event of a termination for “cause,” the named executive officers will not receive any additional payments or other benefits under their respective employment agreements or otherwise, and, thus, this termination scenario is not included in the table below.

Termination without Cause/Material Breach.    In the event of the Company’s material breach of a named executive officer’s employment agreement or termination of the executive’s employment without “cause” (as defined in the employment agreement), the named executive officer will receive under his or her employment agreement: (i) his or her base salary through the effective date of termination and (ii) a pro rata portion of the executive’s “average annual bonus” (generally defined as the average of his or her two largest regular annual bonus amounts received in the most recent five calendar years) through the effective date of his or her termination of employment.

After the effective date of termination, each executive will have a severance period determined pursuant to the executive’s employment agreement and, without having to perform any services, will receive compensation for the applicable post-termination period as if there had been no breach or termination. During the post-termination period, the executive will also continue to be eligible to participate in most of the Company’s health and welfare plans, including medical (but will not receive new equity awards under any of the Company’s stock-based incentive plans or any accrual of benefits under the Company’s defined or nonqualified retirement plans). Each of the named executive officers’ employment agreements provides for the continuation of certain other benefits during the applicable post-termination period, such as financial services, as more specifically described in footnote (10) of the Termination without Cause/Material Breach, Retirement or Change in Control table below. Each employment agreement also provides for the use of office facilities and secretarial services for a period of up to either one year (for Messrs. Parsons and Bewkes) or six months (for Messrs. Pace and Cappuccio and Ms. Fili-Krushel) following any termination without cause. The treatment of equity awards held by the named executive officers upon a termination without cause is described in footnotes (8) and (9) of the Termination without Cause/Material Breach, Retirement or Change in Control table below. The post-termination period applicable to each named executive officer is set forth in footnote (2) of the Termination without Cause/Material Breach, Retirement or Change in Control table below.

Certain payments following a termination without cause are subject to suspension of payment for six months following the separation from service if required under Section 409A of the Internal Revenue Code. In addition, receipt of the payments and benefits upon a termination without cause is conditioned on the executive’s execution of a release of claims against the Company. If the executive does not execute a release of claims, he or she will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Executives are not required to mitigate damages after such a termination, unless Section 280G of the Internal Revenue Code would apply to any payments to the executive by the Company, and the failure to mitigate would result in the Company losing tax deductions to which it otherwise would have been entitled. In the New Employment Agreement (as defined below) entered into with Mr. Bewkes, the Company has agreed to different treatment related to Section 280G of the Internal Revenue Code. The Company has agreed to make an additional payment to Mr. Bewkes in the event he becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code. The payment would be equal, after taking into account any additional taxes that would be owed as a result of the payment, to an amount that would be equal to the excise tax. The additional payment is not required unless the total amount of payments to Mr. Bewkes that would be considered in determining whether an excise tax is payable is greater than 110% of the “safe harbor” amount (defined as 2.99 times the “base amount” within the meaning of Section 280G(b)(3) of the Internal Revenue Code). In addition, if, following a “termination without cause,” an executive obtains other employment, he or she will continue to receive as severance the salary and bonus payments described above at the same times and in the same amounts. If an executive accepts full-time employment with any affiliate of the Company, then the payments will immediately cease.

Retirement.    On December 31, 2007, Messrs. Parsons and Pace were eligible to elect early retirement under the Amended Pension Plan, and Mr. Bewkes was eligible to elect early retirement under both the Amended Pension Plan and the Old Pension Plan. No named executive officer was eligible for normal retirement pursuant to any applicable retirement plan on December 31, 2007. Information regarding the named executive officers’ retirement benefits under the Company’s pension plans is provided in the Pension Benefits Table and the accompanying narrative. Except with respect to the employment agreements for Messrs. Pace and Bewkes and Ms. Fili-Krushel, the other named executive officers’ employment agreements provide that no benefits or payments provided in connection with a termination without cause or the Company’s material breach of the executive’s employment agreement or due to disability will be payable under the named executive officers’ employment agreements after the executive’s normal retirement date (generally at age 65), and an executive’s employment will thereafter be governed by the policies generally applicable to the employees of the Company. The employment agreement for Mr. Pace provides that, following his retirement from the Company, Mr. Pace and his spouse will have access to medical insurance coverage through the Company that is substantially similar to the coverage afforded to active employees of the Company at that time, with the insurance premiums to be paid by Mr. Pace, or, if the Company is prevented by law from providing the medical insurance coverage, then the Company will reimburse Mr. Pace an annual amount equal to up to $15,000 (adjusted for changes in the Consumer Price Index in place at December 1, 2001) for medical insurance premiums. Each of Messrs. Parsons, Bewkes and Pace were retirement-eligible, i.e., over the age of 55 with 10 years of service with the Company or its affiliates, for the purposes of certain equity awards on December 31, 2007. The treatment of equity awards held by the named executive officers upon their retirement is described in footnotes (8) and (9) of the Termination without Cause/Material Breach, Retirement or Change in Control table below.

Change in Control.    The employment agreements for the named executive officers in effect on December 31, 2007 do not provide for any additional benefits as a result of a change in control of the Company. The treatment of equity awards held by the named executive officers upon a change in control of the Company is described in footnotes (8) and (9) of the Termination without Cause/Material Breach, Retirement or Change in Control table below.

Disability.    If any of the named executive officers becomes disabled during the term of his or her employment agreement, the executive will receive full salary for six months and a pro rata bonus for the year in which the disability occurs (which will be calculated based on his or her average annual bonus). Thereafter, the executive will remain on the Company’s payroll, and the Company will pay the executive disability benefits equal to 75% of his or her annual base salary and average annual bonus for the applicable disability period, except that Mr. Pace will instead receive a fixed amount of $750,000 per year during his disability period. Any such payments will be reduced by amounts received from workers’ compensation, Social Security and disability insurance policies maintained by the Company. The disability period applicable to each named executive officer is set forth in the Termination of Employment Due to Disability or Death table below.

During the disability period, the executive will also continue to be eligible to participate in the Company’s group benefit plans, including medical and other group insurance (but not including any new equity awards under any of the Company’s stock-based incentive plans or any accrual of benefits under the Company’s deferred compensation plans), and to receive other benefits, such as financial services, as more specifically described in footnote (8) of the Termination of Employment Due to Disability or Death table below. The treatment of equity awards held by the named executive officers upon their disability is described in footnotes (7) and (8) of the Termination of Employment Due to Disability or Death table below.

Death.    Under each of the named executive officers’ employment agreements, if the executive dies, the employment agreement and all of the Company’s obligations to make any payments under the agreement terminate, except that the executive’s estate or designated beneficiary will receive: (i) the executive’s salary to the last day of the month in which his or her death occurs and (ii) bonus compensation, at the time bonuses are normally paid, based on his or her average annual bonus but prorated according to the number of whole or partial months the executive was employed by the Company in the calendar year. The treatment of equity awards held by the named executive officers upon their death is described in footnotes (7) and (8) of the Termination of Employment Due to Disability or Death table below.

Certain Restrictive Covenants.    Each named executive officer’s employment agreement in effect on December 31, 2007 provides that he or she is subject to restrictive covenants that obligate him or her, among other things:

(i) not to disclose any of the Company’s confidential matters, (ii) not to hire certain of the Company’s employees for one year following a termination of employment for cause, without cause, or due to retirement at age 65, and (iii) not to compete with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and for one year following a termination without cause or due to a material breach by the Company.

Summary of Payments. The following tables set forth the estimated dollar value of potential payments and other benefits that would be provided to the named executive officers (or, in the case of death, to the respective estates or beneficiaries of the named executive officers) following a termination of their employment or a change in control of the Company assumed to occur on December 31, 2007. In determining the benefits payable upon a termination of employment without cause or due to the Company’s material breach of each named executive officer’s employment agreement or due to the named executive officer’s disability or retirement, the Company has assumed in all cases that the named executive officer does not become employed by a new employer or return to work for the Company or an affiliate. The calculations exclude payments and benefits to the extent they do not discriminate in scope, terms or operation in favor of the Company’s named executive officers and are available generally to all salaried employees of the Company, including any (i) accrued vacation pay, (ii) balances under the Time Warner Savings Plan, (iii) medical and other group insurance coverage following disability and (iv) post-retirement medical benefits. The calculations also exclude plan balances under the pension plans and nonqualified deferred compensation plans (including the individual accounts maintained in the grantor trusts for Messrs. Parsons and Bewkes) applicable to the named executive officers, which are provided in the Pension Benefits Table and the Nonqualified Deferred Compensation Table above.

The tables below include payments and benefits that would be provided to Mr. Bewkes under his prior employment agreement, which continued to be in effect through December 31, 2007 (also referred to as his Prior Employment Agreement). The tables also include payments and benefits that would be provided to Mr. Bewkes based on his 2007 salary and bonus, but applying the post-termination period and disability period (as applicable) provided under his amended and restated employment agreement, dated December 11, 2007 (also referred to as his New Employment Agreement), which became effective on January 1, 2008. These additional calculations have been included below solely to show the impact of the longer post-termination period and disability period under his New Employment Agreement on the potential payments and benefits for Mr. Bewkes following a triggering event on December 31, 2007.

Termination without Cause/Material Breach, Retirement or Change in Control

The following table sets forth the estimated dollar value of potential payments and other benefits that would be provided to the named executive officers following (i) a termination of their employment without “cause” or due to the Company’s material breach of their respective employment agreements, (ii) their retirement (to the extent the executive officer was retirement-eligible) or (iii) a change in control of the Company, in each case assuming that the triggering event occurred on December 31, 2007. Neither Mr. Cappuccio nor Ms. Fili-Krushel was retirement-eligible on December 31, 2007 for the purposes of any retirement plan or equity awards.

Named Executive Officer	Triggering Event	Base Salary Continuation (4)	Bonus for 2007 Service (5)	Bonus Continuation (6)	Group Benefits Continuation (7)	Equity Awards: Stock Options, Restricted Stock and RSUs (8)	Equity Awards: PSUs (9)	Other Benefits (10)
Richard D. Parsons	Termination without Cause/Material Breach(2)	$1,500,000	$8,250,000	$8,250,000	$11,992	$10,221,341	$1,386,186	$1,268,807
	Retirement(3)	$—	$—	$—	$—	$8,570,341	$628,956	$878,532
	Change in Control	$—	$—	$—	$—	$10,221,341	$1,512,391	$878,532

Wayne H. Pace	Termination without Cause/Material Breach(2)	$2,000,000	$2,825,000	$—	$23,984	$3,922,776	$771,017	$318,752
	Retirement(3)	$—	$—	$—	$—	$3,303,651	$226,463	$—
	Change in Control	$—	$—	$—	$—	$3,922,776	$544,554	$—

Jeffrey L. Bewkes (Prior Employment Agreement)	Termination without Cause/Material Breach(2)	$—	$7,250,000	$—	$—	$7,622,667	$505,299	$1,221,520
	Retirement(3)	$—	$—	$—	$—	$7,622,667	$505,299	$989,520
	Change in Control	$—	$—	$—	$—	$8,860,917	$1,215,043	$989,520

Jeffrey L. Bewkes (New Employment Agreement as CEO)(1)	Termination without Cause/Material Breach(2)	$2,500,000	$7,250,000	$14,500,000	$32,842	$8,860,917	$1,720,342	$1,436,926
	Retirement(3)	$—	$—	$—	$—	$7,622,667	$505,299	$989,520
	Change in Control	$—	$—	$—	$—	8,860,917	$1,215,043	$989,520

Paul T. Cappuccio	Termination without Cause/Material Breach(2)	$2,000,000	$2,775,000	$5,550,000	$15,288	$6,020,898	$425,958	$256,928
	Change in Control	$—	$—	$—	$—	$6,318,377	$300,846	$—

Patricia Fili-Krushel	Termination without Cause/Material Breach(2)	$750,000	$2,125,000	$2,125,000	$16,421	$1,537,081	$205,203	$186,008
	Change in Control	$—	$—	$—	$—	$1,537,081	$223,885	$—

(1)	Reflects the potential payments and benefits that would be provided to Mr. Bewkes based on his 2007 salary and bonus, but applying the post-termination period provided under his New Employment Agreement.

(2)	Termination without Cause/Material Breach: The post-termination periods for the named executive officers are as follows:

(a)	Mr. Parsons: January 1, 2008 through December 31, 2008.

(b)	Mr. Pace: January 1, 2008 through December 31, 2009.

(c)	Mr. Bewkes: No post-termination period remained applicable under his Prior Employment Agreement at December 31, 2007; January 1, 2008 through December 31, 2009 under his New Employment Agreement.

(d)	Mr. Cappuccio: January 1, 2008 through December 31, 2009.

(e)	Ms. Fili-Krushel: January 1, 2008 through December 31, 2008.

(3)	Retirement: No named executive officer was eligible for normal retirement pursuant to any applicable retirement plan on December 31, 2007. Each of Messrs. Parsons, Bewkes and Pace were retirement-eligible, i.e., over the age of 55 with 10 years of service with the Company or its affiliates, for the purposes of certain equity awards on December 31, 2007. Under the terms of Mr. Pace’s employment agreement, the Company has agreed to provide Mr. Pace and his spouse with access to medical insurance coverage through the Company following Mr. Pace’s retirement, with the insurance premiums to be paid by Mr. Pace. Under Mr. Pace’s employment agreement, if the Company were to be prevented by law from providing such medical insurance coverage, then the Company would reimburse Mr. Pace an annual amount equal to up to $15,000 (adjusted for changes in the Consumer Price Index in place at December 1, 2001) for medical insurance premiums.

(4)	Base Salary Continuation: With respect to a termination of employment without cause or due to the Company’s material breach of the named executive officers’ respective employment agreements, reflects the continued payment by the Company of each named executive officer’s base salary in effect immediately prior to the executive officer’s termination (or, in the case of Mr. Pace, $1 million per year) paid on the Company’s normal payroll payment dates during his or her post-termination period.

(5)	Bonus for 2007 Service: Reflects each named executive officer’s pro rata portion of his or her average annual bonus for his or her service at the Company during 2007. Because each named executive officer would have served for all of 2007 as of December 31, 2007, the pro rata portion is equal to 100% of his or her average annual bonus. Each named executive officer’s bonus would be paid in a lump sum.

(6)	Bonus Continuation: Reflects the continuation of each named executive officer’s average annual bonus during his or her post-termination period, except that Mr. Pace would not receive a bonus during his post-termination period. Each named executive officer’s bonus would be paid in a lump sum.

(7)	Group Benefits Continuation: Reflects the continuation of each named executive officer’s group benefits, including medical, basic life and certain other group insurance coverage, during his or her post-termination period.

(8)	Equity Awards: Stock Options, Restricted Stock and RSUs: The values set forth in the table above are based on (i) the excess of the closing sale price of the Common Stock on December 31, 2007 ($16.51 per share) over the exercise price with respect to stock options, and (ii) the closing sale price of the Common Stock on December 31, 2007 ($16.51 per share) in the case of restricted stock and restricted stock units (“RSUs”).

Termination without Cause/Material Breach: Reflects the value of any unvested stock options, restricted stock and RSUs that would vest during the post-termination period in accordance with their terms, plus the value of any remaining unvested stock options, restricted stock and RSUs that would vest (whether upon the effective date of the termination or at the end of their respective post-termination periods) as a result of the termination. Under the terms of the employment agreements and equity agreements for Messrs. Parsons, Bewkes and Pace and Ms. Fili-Krushel, because each executive officer was (or would become during the applicable post-termination period) over the age of 55 with 10 years of service with the Company or its affiliates, all of his or her unvested stock options (other than the stock options for the 950,000 shares of Common Stock granted to Mr. Bewkes on December 17, 2007) and RSUs would vest. Under the terms of the RSU agreement for the 250,000 RSUs granted to Mr. Cappuccio on October 25, 2006, all of these RSUs would vest upon termination of his employment without cause.

Retirement: Under the agreements governing stock options and RSUs held by Messrs. Parsons, Bewkes and Pace, because each executive officer was over the age of 55 with 10 years of service with the Company or its affiliates on December 31, 2007, all of their unvested stock options and RSUs (but not the stock options for the 950,000 shares of Common Stock granted to Mr. Bewkes on December 17, 2007) would vest upon their retirement.

Change in Control: The agreements that govern the named executive officers’ stock options generally provide for accelerated vesting following a change in control of the Company upon the earlier of (i) the first anniversary of the change in control, and (ii) the termination of the participant’s employment other than for cause (as defined in the option agreements) unless due to death or disability or by the participant for good reason (as defined in the option agreements). The terms of the agreements that govern restricted stock and RSU awards generally provide for accelerated vesting following a change in control upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the award and (iii) the termination of the participant’s employment other than for cause (as defined in the restricted stock or RSU agreements) unless due to death or disability or by the participant for good reason (as defined in the restricted stock or RSU agreements).

(9)	Equity Awards: PSUs: Reflects the value of PSUs that would vest upon the following scenarios based on the provisions in the PSU agreements and the closing sale price of the Common Stock on December 31, 2007 ($16.51 per share). All of the PSUs held by the named executive officers as of December 31, 2007 have a performance period of January 1, 2007 through December 31, 2009. The final payout would also include any retained distributions, of which there were none as of December 31, 2007.

Termination without Cause/Material Breach or Retirement: With respect to (i) a termination of employment without cause or due to the Company’s material breach of the named executive officer’s employment agreement or (ii) a termination of employment due to retirement, the table above reflects the value of PSUs that would vest pro rata (based on the period of time from the date of grant until the end of the post-termination period or the date of retirement, as applicable), assuming the achievement of the target performance level at the end of the 2007-2009 performance period. The possible values of the PSUs that would vest pro rata following the same triggering events, assuming the achievement of threshold and maximum performance levels, are as follows:

		Termination without Cause/ Material Breach	Retirement
Richard D. Parsons	Threshold	$693,093	$314,478
	Maximum	$2,772,372	$1,257,912

Wayne H. Pace	Threshold	$385,509	$113,231
	Maximum	$1,542,034	$452,926

Jeffrey L. Bewkes	Threshold	$252,649	$252,649
(Prior Employment Agreement)(a)	Maximum	$1,010,597	$1,010,597

Jeffrey L. Bewkes	Threshold	$860,171	$252,649
(New Employment Agreement)(b)	Maximum	$3,440,684	$1,010,597

Paul T. Cappuccio(c)	Threshold	$212,979	N/A
	Maximum	$851,916	N/A

Patricia Fili-Krushel(c)	Threshold	$102,601	N/A
	Maximum	$410,405	N/A

(a)	With respect to a termination of employment without cause or due to the Company’s material breach of the Prior Employment Agreement, reflects the values of the PSUs that would vest pro rata assuming that the date of termination occurs at the end of the severance period provided in the Prior Employment Agreement.

(b)	With respect to a termination of employment without cause or due to the Company’s material breach of the New Employment Agreement, reflects the values of the PSUs that would vest pro rata assuming that the date of termination occurs at the end of the severance period provided in the New Employment Agreement.

(c)	Neither Mr. Cappuccio nor Ms. Fili-Krushel was retirement-eligible, i.e., over the age of 55 with 10 years of service with the Company or its affiliates, for the purposes of the PSU awards on December 31, 2007.

The final number of shares earned, if any, would be determined based on the Company’s actual performance during the 2007-2009 performance period.

Change in Control: The agreements that govern PSUs generally provide for accelerated vesting immediately following a change in control of the Company or a Division change in control (defined as a transfer by the Company or its affiliate of the employee’s employment to an entity whose financial results are not consolidated with those of the Company or a change in the ownership structure of the affiliate where the employee is employed such that the affiliate’s financial results are no longer consolidated with those of the Company). The amounts in the table relating to “Change in Control” reflect the sum of (i) the value of the PSUs that would vest pro rata (based on the period of time from the date of grant until the date of the change in control) based on the actual performance level achieved through December 31, 2007 (i.e., zero value based on performance that was below the threshold level) and (ii) the value of PSUs that would vest pro rata (based on the period of time from the date of the change in control through the last day of the performance period) assuming that the target level of performance is achieved.

(10)	Other Benefits:

Termination without Cause/Material Breach: Reflects the following other payments and benefits available to the named executive officers:

(a)	For Mr. Parsons, includes (i) $878,532 for the cost of maintaining $5 million in split-dollar life insurance policies for the estimated duration of the executive officer’s life, (ii) $256,000 for the cost of providing comparable office space and secretarial support for one year after termination, (iii) $125,000 for the reimbursement of financial services for the post-termination period and for three months following the post-termination period (based on the executive officer’s maximum allowance for such benefits of $100,000 per year) and (iv) $9,275 for the reimbursement of life insurance premium payments that the executive would have to pay to obtain GUL insurance (with a value equal to two times the executive officer’s base salary minus $50,000) for the post-termination period.

(b)	For Mr. Pace, includes (i) $150,000 for the reimbursement of financial services for the post-termination period (based on the executive officer’s maximum allowance for such benefits of $75,000 per year), (ii) $110,000 for the cost of providing comparable office space and secretarial support for six months after termination and (iii) $58,752 for the reimbursement of life insurance premium payments that the executive would have to pay to obtain GUL insurance with a value of $3 million for the post-termination period.

(c)

For Mr. Bewkes, under his Prior Employment Agreement, includes (i) $989,520 for the cost of maintaining a $4 million split-dollar life insurance policy for the estimated duration of the executive officer’s life and (ii) $232,000 for the cost of providing comparable office space and secretarial support for one year after termination. When applying the post-termination period under his New Employment Agreement, includes (i) $989,520 for the cost of maintaining a $4 million split-dollar life insurance policy for the estimated duration of the executive officer’s life, (ii) $232,000 for the cost of providing comparable office space and secretarial support for one year after termination, (iii) $200,000 for the reimbursement of financial services for the post-termination period (based on the executive officer’s maximum allowance for such benefits of $100,000 per year), and (iv) $15,406 for the reimbursement of life insurance premium payments that the executive would have to pay to obtain GUL insurance (with a value equal to two times the executive officer’s base salary minus $50,000) for the post-termination period.

(d)	For Mr. Cappuccio, includes (i) $150,000 for the reimbursement of financial services for the post-termination period (based on the executive officer’s maximum allowance for such benefits of $75,000 per year), (ii) $98,000 for the cost of providing comparable office space and secretarial support for six months after termination and (iii) $8,928 for the reimbursement of life insurance premium payments that the executive would have to pay to obtain GUL insurance with a value of $3 million for the post-termination period.

(e)	For Ms. Fili-Krushel, includes (i) $101,000 for the cost of providing comparable office space and secretarial support for six months after termination, (ii) $75,000 for the reimbursement of financial services for the post-termination period (based on the executive officer’s maximum allowance for such benefits of $75,000 per year) and (iii) $10,008 for the reimbursement of life insurance premium payments that the executive would have to pay to obtain GUL insurance with a value of $3 million for the post-termination period.

Each of the Company reimbursements described above would be paid annually during the applicable post-termination period.

Retirement and Change in Control: For Mr. Parsons, “Other Benefits” consists of the cost of maintaining $5 million in split-dollar life insurance policies for the estimated duration of the executive officer’s life. For Mr. Bewkes, “Other Benefits” consists of the cost of maintaining a $4 million split-dollar life insurance policy for the estimated duration of the executive officer’s life.

The employment agreements for Messrs. Parsons and Bewkes require that the Company provide the executive officers with life insurance benefits in the amount of $5 million and $4 million, respectively, through split-dollar life insurance policies. The Company does not currently pay any premiums on these split-dollar life insurance policies. The amounts with respect to this obligation reflect the estimated premiums that the Company might ultimately pay after Messrs. Parsons and Bewkes are no longer executive officers or directors of the Company. The estimated amounts consist of the aggregate premium amounts that the Company would pay until each executive officer reaches age 65 and assumes that the premium amounts to cover the remaining years of each executive officer’s life will be satisfied from the accreting value of the applicable policies. The actual aggregate premium amounts that the Company will pay may differ from the estimated amounts depending on when Messrs. Parsons and Bewkes are no longer executive officers or directors of the Company and each executive officer’s length of life.

Termination of Employment Due to Disability or Death

The following table sets forth the estimated dollar value of potential payments and other benefits that would be provided to the named executive officers following a termination of their employment due to their disability or death, in each case assuming that the triggering event occurred on December 31, 2007. The table does not reflect amounts relating to the continuation of each named executive officer’s group benefits, including medical, basic life and certain other group insurance coverage, because such benefits are not available following death and, during a disability period, the benefits are available generally to all salaried employees of the Company.

Named Executive Officer	Triggering Event	Base Salary Continuation (3)	Bonus for 2007 Service (4)	Bonus Continuation (5)	Equity Awards: Stock Options, Restricted Stock and RSUs (6)	Equity Awards: PSUs (7)	Other Benefits (8)
Richard D. Parsons	Disability(2)	$1,125,000	$8,250,000	$6,187,500	$10,221,341	$1,386,186	$1,012,807
	Death	$—	$8,250,000	$—	$10,221,341	$628,956	$—

Wayne H. Pace	Disability(2)	$1,500,000	$2,825,000	$—	$3,922,776	$771,017	$208,752
	Death	$—	$2,825,000	$—	$3,922,776	$226,463	$—

Jeffrey L. Bewkes	Disability(2)	$937,500	$7,250,000	$5,437,500	$8,860,917	$1,113,651	$1,097,223
(Prior Employment Agreement)	Death	$—	$7,250,000	$—	$8,860,917	$505,299	$—

Jeffrey L. Bewkes	Disability(2)	$4,687,500	$7,250,000	$27,187,500	$8,860,917	$1,720,342	$1,528,034
(New Employment Agreement as CEO)(1)	Death	$—	$7,250,000	$—	8,860,917	$505,299	$—

Paul T. Cappuccio	Disability(2)	$1,500,000	$2,775,000	$4,162,500	$6,318,377	$425,958	$158,928
	Death	$—	$2,775,000	$—	$6,318,377	$125,112	$—

Patricia Fili-Krushel	Disability(2)	$562,500	$2,125,000	$1,593,750	$1,537,081	$205,203	$85,008
	Death	$—	$2,125,000	$—	$1,537,081	$93,107	$—

(1)	Reflects the potential payments and benefits that would be provided to Mr. Bewkes based on his 2007 salary and bonus, but applying the disability period provided under his New Employment Agreement.

(2)	Disability: The calculations relating to the disability scenario assume that six months of disability have passed as of December 31, 2007 so that the disability period would commence on January 1, 2008, and that the Company has paid the executives’ full salaries for the six-month period ended December 31, 2007.

The	disability periods for the named executive officers are as follows:

(a)	Mr. Parsons: January 1, 2008 through December 31, 2008.

(b)	Mr. Pace: January 1, 2008 through December 31, 2009.

(c)	Mr. Bewkes: January 1, 2008 through December 31, 2008 under his Prior Employment Agreement; January 1, 2008 through December 31, 2012 under his New Employment Agreement.

(d)	Mr. Cappuccio: January 1, 2008 through December 31, 2009.

(e)	Ms. Fili-Krushel: January 1, 2008 through December 31, 2008.

(3)	Base Salary Continuation: Reflects the continued payment by the Company of 75% of each executive officer’s base salary (or, in the case of Mr. Pace, $750,000 per year) during his or her disability period.

(4)	Bonus for 2007 Service: Reflects each named executive officer’s pro rata portion of his or her average annual bonus for his or her service at the Company during 2007. Because each named executive officer would have served for all of 2007 as of December 31, 2007, the pro rata portion is equal to 100% of his or her average annual bonus. Each named executive officer’s bonus would be paid in a lump sum.

(5)	Bonus Continuation: Reflects the continuation of 75% of each named executive officer’s average annual bonus during his or her disability period, except that Mr. Pace would not receive a bonus during his disability period. Each named executive officer’s bonus would be paid in a lump sum.

(6)	Equity Awards: Stock Options, Restricted Stock and RSUs: The values set forth in the table above are based on (i) the excess of the closing sale price of the Common Stock on December 31, 2007 ($16.51 per share) over the exercise price with respect to stock options, and (ii) the closing sale price of the Common Stock on December 31, 2007 ($16.51 per share) in the case of restricted stock and RSUs.

Disability: Under the terms of the agreements governing stock options, restricted stock and RSUs, any and all of these equity awards held by a named executive officer would vest upon his or her disability (as defined in the applicable equity award agreements).

Death: Under the terms of the agreements governing awards of stock options, restricted stock and RSUs, any and all of these equity awards held by a named executive officer would vest upon his or her death.

(7)	Equity Awards: PSUs: Reflects the value of PSUs that would vest upon the following scenarios based on the provisions in the PSU agreements and the closing sale price of the Common Stock on December 31, 2007 ($16.51 per share). All of the PSUs held by the named executive officers as of December 31, 2007 have a performance period of January 1, 2007 through December 31, 2009. The final payout would also include any retained distributions, of which there were none as of December 31, 2007.

Disability: The table above reflects the value of PSUs that would vest pro rata (based on the period of time from the date of grant until the end of the applicable disability period), assuming the achievement of the target performance level at the end of the 2007-2009 performance period. The possible values of the PSUs that would vest pro rata following termination of employment due to disability, assuming the achievement of threshold and maximum performance levels, are as follows:

Richard D. Parsons	Threshold	$693,093
	Maximum	$2,772,372

Wayne H. Pace	Threshold	$385,509
	Maximum	$1,542,034

Jeffrey L. Bewkes	Threshold	$556,826
(Prior Employment Agreement)(a)	Maximum	$2,227,303

Jeffrey L. Bewkes	Threshold	$860,171
(New Employment Agreement)(b)	Maximum	$3,440,684

Paul T. Cappuccio(c)	Threshold	$212,979
	Maximum	$851,916

Patricia Fili-Krushel(c)	Threshold	$102,601
	Maximum	$410,405

(a)	Reflects the values of the PSUs that would vest pro rata assuming that the date of termination occurs at the end of the disability period provided in the Prior Employment Agreement.

(b)	Reflects the values of the PSUs that would vest pro rata assuming that the date of termination occurs at the end of the disability period provided in the New Employment Agreement.

(c)	Neither Mr. Cappuccio nor Ms. Fili-Krushel was retirement-eligible, i.e., over the age of 55 with 10 years of service with the Company or its affiliates, for the purposes of the PSU awards on December 31, 2007.

The final number of shares earned, if any, would be determined based on the Company’s actual performance during the 2007-2009 performance period.

Death: Reflects the value of the PSUs that would vest pro rata (based on the period of time from the date of grant through the date of death) assuming that the target level of performance has been achieved. The PSU agreement provides that if the termination of employment due to death occurs prior to the first anniversary of the date of grant (which is applicable to the PSUs having a 2007-2009 performance period), then the pro rata number of PSUs that vest shall be based on the number of target PSUs, without regard to the actual performance level achieved through that date.

(8)	Other Benefits: The benefits and amounts that would be provided following a termination of each named executive officer’s employment due to disability are identical to the benefits and amounts for the named executive officer under “Other Benefits” following a termination of employment without cause or the Company’s material breach of the executive’s employment agreement, except that (i) none of the named executive officers would have received office space and secretarial support upon his or her disability and (ii) Mr. Bewkes would have received the following additional amounts under his Prior Employment Agreement and his New Employment Agreement. Under his Prior Employment Agreement, Mr. Bewkes would have also received (A) $200,000 for the reimbursement of financial services for the disability period (based on the executive officer’s maximum allowance for such benefits of $100,000 per year) and (B) $7,703 for the reimbursement of life insurance premium payments that the executive would have to pay to obtain GUL insurance (with a value equal to two times the executive officer’s base salary minus $50,000) for the disability period. When applying the disability period under his New Employment Agreement, Mr. Bewkes would have received (A) $500,000 (rather than $200,000) for the reimbursement of financial services for the disability period (based on the executive officer’s maximum allowance for such benefits of $100,000 per year), and (B) $38,514 (rather than $7,703) in reimbursement of life insurance premium payments that the executive would have to pay to obtain the same GUL insurance coverage for the disability period. Each of the Company reimbursements described above would be paid annually during the applicable disability period. See footnote (10) to the Termination without Cause/Material Breach, Retirement or a Change in Control table above for additional information regarding the nature of these benefits.

Additional Information

Related Person Transactions.    During part of 2007, Liberty Media Corporation (“Liberty”) was, through its wholly owned subsidiary, the holder of all of the outstanding shares of the Company’s Series LMCN-V common stock, which holding provided Liberty with less than 1% of the Company’s outstanding voting power. As disclosed in the Company’s 2007 Form 10-K, on May 16, 2007, the Company completed a transaction in which Liberty exchanged 68.5 million shares of the Company’s Common Stock (at a fair value of $473 million) for the stock of a subsidiary of the Company that owned a mix of non-strategic assets, including the Atlanta Braves franchise and Leisure Arts, Inc., and $960 million of cash. This transaction was reviewed and approved by the Board of Directors prior to the adoption of the Related Person Transactions Policy in February 2007. All outstanding shares of the Series LMCN-V common stock were tendered to the Company on May 16, 2007 and were retired in connection with the transaction described above.

Other Transactions with Related Persons.     The Company entered into the following transactions with related persons, none of which were reportable as related person transactions under SEC rules. The transactions described below were not covered by the Time Warner Inc. Policy and Procedures Governing Related Person Transactions because the aggregate amount involved did not exceed $100,000 in 2007 or the related person did not have a direct material interest or an indirect material interest in the transaction or arrangement.

•

Richard D. Parsons, Chairman of the Company, employs a personal assistant who uses a small office at the Company’s facilities to perform responsibilities that are primarily personal. For 2007, Mr. Parsons paid the Company $7,500 for the use of this space, based on the Company’s operating costs.

•

Francis T. Vincent, Jr., a director of the Company, subleases office space located at the offices of the Company’s subsidiary, Time Warner Cable Inc., in Connecticut. For 2007, Mr. Vincent paid Time Warner Cable $13,200 in rent for the sublease of this space.

•

Kenneth J. Novack, a director of the Company, is Senior Counsel to the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC. Mintz Levin was retained by the Company and certain of its subsidiaries during 2007 to provide legal services on a variety of matters. Fees paid to Mintz Levin were less than 5% of the firm’s gross revenues for its last fiscal year. Mr. Novack did not have a direct or indirect material interest in the services provided by Mintz Levin during 2007 or the fees paid to the firm by the Company and its subsidiaries.

Certain Litigation.     Beginning in 2002, numerous stockholder derivative actions, stockholder class actions, and other individual lawsuits were filed against the Company as a nominal defendant and/or certain current and former directors and officers of the Company. As described in the 2007 Form 10-K, the complaints in these actions alleged breaches of fiduciary duty and/or violations of state and federal securities laws by the defendants in connection with the issuance of allegedly inaccurate financial statements, among other things. From 2005 through 2007, the parties to the foregoing actions reached agreements to resolve each of these matters, and, where required, the applicable courts granted final approval of the settlements. As part of the settlements, the current and former directors and officers named as defendants in the respective actions received releases from the plaintiffs’ claims against them.

Beginning in 2002, the Company’s accounting and financial disclosure practices were the subject of investigations by the SEC and the U.S. Department of Justice, both of which have now been settled. These matters, including the terms of the settlements of the consolidated securities class actions and of the government investigations, are discussed in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. In connection with the SEC’s investigation, Mr. Pace, who served as Executive Vice President and Chief Financial Officer of the Company through 2007, also reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order in March 2005 that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty.

In connection with the Company’s indemnification obligations (described below), the Company or its insurer advanced certain attorneys’ fees and expenses incurred by officers and directors in connection with various proceedings related to the litigation described above. Certain executive officers and directors retained their own counsel with respect to these matters and others were represented by the Company’s counsel. For the year ended December 31, 2007, the amounts advanced by the Company or its insurer for the separate representation of the individual executive officers and directors were below $25,000.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. The Company has purchased insurance that covers its directors and officers for liabilities incurred by them in their capacities as directors and officers of the Company and its subsidiaries. Under this insurance program, the Company is reimbursed for payments made to directors or officers as required or permitted by the indemnification provisions of the Company’s By-laws and Delaware law. This insurance also provides coverage under certain circumstances to individual directors and officers if they are not indemnified by the Company.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of 13 nominees. Each of the nominees is currently serving as a director of the Company and was elected by the stockholders at the Company’s 2007 Annual Meeting of Stockholders.

Information about these nominees is provided above under the heading “Directors.” The persons named in the enclosed proxy intend to vote such proxy for the election of each of the 13 nominees named below, unless the stockholder indicates on the proxy that the vote should be “against” any or all of the nominees. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

The Board of Directors recommends a vote FOR the election of the 13 director nominees listed below.

James L. Barksdale

Jeffrey L. Bewkes

Stephen F. Bollenbach

Frank J. Caufield

Robert C. Clark

Mathias Döpfner

Jessica P. Einhorn

Reuben Mark

Michael A. Miles

Kenneth J. Novack

Richard D. Parsons

Francis T. Vincent, Jr.

Deborah C. Wright

Vote Required for Approval

A majority of the votes duly cast by the holders of Common Stock with respect to each director is required for the election of directors.

PROPOSAL TWO: Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate the Remaining Super-Majority Vote Requirements

At the 2007 Annual Meeting of Stockholders, the Board of Directors recommended, and the stockholders approved, an amendment to the Company’s Restated Certificate of Incorporation regarding the vote required for stockholders to amend the Company’s By-laws. That amendment eliminated the super-majority voting standard for stockholder-initiated amendments to the Company’s By-laws and replaced it with a majority vote standard under which a majority of the combined voting power of all classes and series of capital stock entitled generally to vote in the election of directors (“Voting Stock”), voting as a class, are able to amend certain provisions of the Company’s By-laws.

The Board of Directors has taken into consideration the stockholder votes in favor of both the Company’s proposal regarding the removal of certain super-majority vote requirements from the

Company’s Restated Certificate of Incorporation and the stockholder proposal calling for a majority vote standard at the 2007 Annual Meeting of Stockholders as well as continued stockholder interest on the subject of eliminating super-majority voting requirements. As a result, after further consideration and discussions with a number of stockholders, the Board is recommending that stockholders approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the remaining super-majority vote standard in Article VIII of the Company’s Restated Certificate of Incorporation that requires the affirmative vote of 80% or more of the combined voting power of all Voting Stock, voting as a class, to amend, alter or repeal, or adopt any provision inconsistent with the provisions of Articles IX, IV and VIII, and to replace the super-majority vote standard with a majority vote standard.

The proposed amendment to the Company’s Restated Certificate of Incorporation will eliminate the super-majority vote requirement for the amendment of the provisions in the Company’s Restated Certificate of Incorporation that provide for (i) the limitation of directors’ liability and (ii) the Company’s ability to redeem shares when a redemption is necessary to prevent the loss or secure the reinstatement of any license or franchise of the Company or its subsidiaries from a government agency. The proposed amendment will also eliminate the super-majority vote requirement for stockholders to amend, alter or repeal, or adopt any provision inconsistent with the vote requirement.

To effect these proposed changes, the Board of Directors has approved, and is recommending approval by the stockholders of, an amendment to Article VIII of the Company’s Restated Certificate of Incorporation. Article VIII and the proposed amendment are described below.

Article VIII of the Company’s Restated Certificate of Incorporation

Article VIII of the Company’s Restated Certificate of Incorporation currently requires the affirmative vote of the holders of 80% or more of the combined voting power of the Company’s outstanding shares of Voting Stock, voting together as a single class, to amend, alter or repeal or adopt any provision inconsistent with two specified provisions of the Restated Certificate of Incorporation (i.e., Article IX and Article IV) or inconsistent with Article VIII itself.

The first super-majority vote requirement referred to in Article VIII relates to the provisions in Article IX of the Company’s Restated Certificate of Incorporation and relates to the limitation of director liability. The requirement of a super-majority vote to amend, alter or repeal, or adopt any provision inconsistent with the director liability provision stems from a requirement in the AOL/Historic TW merger agreement, which was adopted by the stockholders of the two companies in 2000. Under the merger agreement, the Company is contractually obligated not to reduce the protections relating to director liability. While the Board has considered the factors that favor the retention of the current super-majority vote requirement to safeguard the director liability provision, it has determined, based on continued stockholder interest, to recommend that stockholders approve the replacement of the current super-majority vote standard with a majority vote standard.

The second super-majority vote requirement referred to in Article VIII relates to the provisions in Section 5 of Article IV of the Company’s Restated Certificate of Incorporation regarding share redemption. Section 5 of Article IV helps to ensure that the Company has the ability to maintain franchises, licenses and comply with other regulatory requirements that allow the Company to operate its businesses. Section 5 of Article IV allows the Company to repurchase shares from a stockholder whose share ownership is the source of a potential or actual loss of a license or other regulatory violation. As the Company has previously noted, although the circumstances under which the share-redemption capability would be needed are limited, maintaining the Company’s ability to repurchase shares could be important in some circumstances because of restrictions on ownership of media companies that exist under U.S. regulations. This provision protects the Company’s ability to take the steps necessary to retain valuable licenses and franchises otherwise subject to government forfeiture due to federal laws and/or decrees regulating ownership in media enterprises in the event such repurchases otherwise would not be permitted. However, to be responsive to the interests of the Company’s stockholders, the Board is recommending the elimination of the super-majority vote requirement to amend, alter or repeal, or adopt any provision inconsistent with Section 5 of Article IV and the replacement of the super-majority vote requirement with a majority vote standard. Stockholders should be aware that this proposed change carries with it the potential for some increased risk to the Company’s ability to continue operation of its businesses.

The third super-majority vote requirement is found in Article VIII of the Company’s Restated Certificate of Incorporation, which contains a super-majority voting requirement with respect to any changes to Article VIII. The proposed amendment to Article VIII would replace the 80% super-majority vote requirement currently in place in Article VIII for stockholders to amend, alter or repeal, or adopt any provision inconsistent with Article VIII with a majority vote requirement.

The Board of Directors has adopted resolutions approving the proposed amendment to the Company’s Restated Certificate of Incorporation, subject to stockholder approval. The proposed amendment to the Restated Certificate of Incorporation is set forth in Annex A, with deletions indicated by strikeout and additions indicated by underline.

The Board of Directors recommends a vote FOR this proposal.

If this proposal is approved by the stockholders, the Company will file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Delaware Secretary of State promptly after this Annual Meeting to effect the proposed amendment.

Vote Required for Approval

The affirmative vote of at least 80% of the combined voting power of the Company’s outstanding shares of Voting Stock, voting together as a single class, is required for approval of this proposal. Because the Common Stock is the only class of Voting Stock with shares outstanding on the record date, the affirmative vote of at least 80% of the outstanding shares of Common Stock is required to approve this proposal. An abstention on this proposal is not an affirmative vote and therefore will have the same effect as a vote against this proposal. Therefore, it is important that you vote your shares either in person at the Annual Meeting or by proxy.

PROPOSAL THREE: Proposal to Approve the Amended and Restated Time Warner Inc. Annual Bonus Plan for Executive Officers

General

The Company recommends that stockholders approve the Amended and Restated Time Warner Inc. Annual Bonus Plan for Executive Officers (the “Plan”). In October 2007, the Board of Directors approved the Plan, which reflects changes to the definition of “EBITDA” and to address the requirements of Section 409A of the Internal Revenue Code of 1986. The Plan, as amended, is intended to preserve the Company’s tax deduction for cash bonuses paid to the Company’s Chief Executive Officer (the “CEO”) and other executive officers who are covered by Section 162(m) of the Internal Revenue Code.

The Company is recommending that stockholders approve the Plan pursuant to Section 162(m) of the Internal Revenue Code, which requires that such a plan generally must be approved by the corporation’s stockholders every five years to maintain the deductibility of payments made pursuant to the plan under the Internal Revenue Code. The Plan was originally approved by the stockholders of Historic TW and was assumed by the Company in 2001 in connection with the AOL-Historic TW Merger. The Plan was last approved by the stockholders of the Company at the Company’s 2003 Annual Meeting of Stockholders.

In general, Section 162(m) denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to its CEO and the three other most highly compensated executive officers whose compensation is disclosed in the corporation’s proxy statement (other than the chief financial officer), subject to certain exceptions. The Plan is intended to qualify under one of the exceptions in Section 162(m), which provides that compensation that is “performance-based” is not subject to the Section 162(m) limitation for the federal income tax deduction. For compensation paid under a plan to be “performance-based,” the corporation’s compensation committee must establish in advance one or more objective performance standards that must be achieved for the compensation to be paid and, at the end of the performance period, certify that the performance standard has been met. In addition, the maximum amount of compensation that can be paid must be determinable. The regulations (the “Regulations”) issued by the Internal Revenue Service under Section 162(m) permit the compensation committee to approve a bonus that is less than the maximum amount calculated under the plan.

To maintain the deductibility of anticipated annual cash bonuses payable for 2008 and thereafter to the CEO and to the other executive officers covered by Section 162(m), the Company is requesting stockholder approval of the Plan, as amended, which is intended to cover cash bonuses paid to the participating executive officers of the Company, as determined annually by the Compensation Committee (the “Participants”). Subject to stockholder approval of the Plan, the Board of Directors has approved the Plan and the Compensation Committee has designated as Participants for 2008 each of the four executive officers of the Company who is anticipated to be a “covered employee” (as defined in Section 162(m) and the Regulations) for 2008. The following summary of the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the text of the Plan set forth in Annex B to this Proxy Statement.

The Bonus Plan

The Plan provides for a bonus pool (“Bonus Pool”) to be determined for any calendar year based on a percentage of the amount by which the Company’s EBITDA (as defined below) for such year exceeds the Company’s average EBITDA for the preceding three years (the “Base EBITDA”). Thus, for example, if there were no EBITDA increase over Base EBITDA, then no bonuses would be paid to Participants under the Plan. In addition, the Compensation Committee has the discretion to award aggregate bonuses under the Plan that are less than the aggregate bonuses otherwise calculated pursuant to the Plan.

The Compensation Committee has also set Company financial goals and individual goals for the CEO and each of the other Participants in the Plan for 2008 that are not based on growth in the Company’s EBITDA. Under the terms of the Plan, the Compensation Committee, or a subcommittee pursuant to delegated authority, retains the discretion to award any Participant an annual bonus that is less than the amount calculated pursuant to the Plan. Consistent with the factors considered by the Compensation Committee for the determination of 2007 annual bonuses (which are described in “Compensation — Compensation Discussion and Analysis — 2007 Annual Bonuses), the Compensation Committee intends to consider each Participant’s achievement of his or her other goals and other factors in determining the actual amount of his or her respective 2008 annual bonus.

For purposes of the Plan, EBITDA means the combined operating income (or loss) before depreciation and amortization and excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations. The amendment to the definition of EBITDA approved by the Board in October 2007 (effective for bonuses to be paid with respect to 2008 performance) was to exclude the impact of amounts related to securities litigation and governmental investigations. As discussed in the proxy statement for the Company’s 2006 annual meeting of stockholders, in 2005, the Company incurred a $3 billion charge related to securities litigation and government investigations then pending against the Company. Although there was a negative impact on the calculation of EBITDA for 2005 as a result of the charge, the impact on the calculation of EBITDA for determining maximum bonuses for 2006 and 2007 that could be deducted was positive and it would continue to have a positive impact for 2008 bonus calculations. In practice, the Compensation Committee considered the maximum bonuses that could be paid under the Plan for 2006 and 2007 if EBITDA were calculated excluding the charge and intended to do so for 2008 bonuses. The change in the definition will require this approach for bonuses paid with respect to 2008. The Company’s EBITDA and Base EBITDA each include a pro rata portion (based on the percentage ownership) of the EBITDA of any entity or business that the Company accounts for by the equity method and as to which the Company’s pro rata share of the EBITDA of such entity or business exceeds $25 million for the year with respect to which the Bonus Pool is being calculated. The calculation of the Bonus Pool payable under the Plan for any calendar year can be expressed by the following formula:

Bonus Pool = (Current EBITDA – Base

        EBITDA) x AP

where AP is the applicable percent determined pursuant to the following table (with the AP for percentage EBITDA increases between the increases shown in the table determined by interpolation):

Percentage Increase In Current EBITDA Over Base EBITDA	AP
no increase over Base EBITDA	0%
5% increase over Base EBITDA	2.25%
10% increase over Base EBITDA	4.00%
15% increase over Base EBITDA	5.25%
20% or higher increase over Base EBITDA	6.00%

The Bonus Pool establishes the maximum amount of all annual bonuses payable to Participants in the Plan for any calendar year. The bonus payable to each Participant under the Plan for any calendar year is determined annually by the Compensation Committee, but cannot exceed 50% of the Bonus Pool. In addition, the sum of the Participants’ percentages of the Bonus Pool in any calendar year may not exceed 100% of the Bonus Pool. Current EBITDA is the Company’s EBITDA for such calendar year, subject to adjustment as described below, and Base EBITDA is the Company’s average EBITDA for the three years preceding the year for which the Bonus Pool is being calculated, subject to adjustment as described below.

The Plan provides that the Company’s Current EBITDA in any calendar year and/or the Base EBITDA will be adjusted in the event the Company acquires or disposes of, in whole or in part, any entity as to which more than $25 million of EBITDA in the year prior to its acquisition or disposition was or would have been included in the Company’s EBITDA (hereinafter referred to as a “Significant Business”). The Plan provides that the EBITDA of a Significant Business will be excluded from Current EBITDA for the year in which it was acquired or disposed of. In the case of an acquisition of a Significant Business, the Plan provides that for each year subsequent to the year in which the acquisition occurs, the Base EBITDA is adjusted by including the EBITDA of the Significant Business in each of the three years included in the calculation of Base EBITDA. The Current EBITDA for years subsequent to the year of acquisition will include the EBITDA of the Significant Business. In the case of a disposition of a Significant Business, the Base EBITDA for the year of disposition and all subsequent years is adjusted by excluding the EBITDA of the Significant Business in each of the three years included in the calculation of Base EBITDA. The Current EBITDA for years subsequent to the year of disposition will exclude the EBITDA of the Significant Business.

The Plan also provides that the Base EBITDA will be adjusted in the event any change in generally accepted accounting principles becomes effective that would have increased or decreased the Company’s EBITDA by more than $25 million in the year prior to the year in which such change becomes effective. If any accounting change has such an impact, the Company’s EBITDA for each year included in the Base EBITDA calculation would be adjusted up or down by an amount equal to the increase or decrease such accounting change would have had on the Company’s EBITDA for such year.

The Plan also provides that all calculations of Base EBITDA and Current EBITDA, including any adjustments thereto, will be reviewed by the Company’s independent auditors.

In October 2007, the Board approved changes to the Plan to address Section 409A of the Internal Revenue Code, which imposes adverse tax consequences on deferred compensation in certain circumstances. The amendments state when bonuses under the Plan will be paid each year. Unless a Participant elects to defer all or a portion of his or her bonus under the TW Deferred Compensation Plan, payments under the Plan will be made between January 1 and March 15 of the calendar year following the applicable performance year, as soon as practicable after the Compensation Committee certifies that the performance goals have been met. A new section 14 was also added to the Plan, to provide that if at the time of a Participant’s termination of employment the Participant is a “specified employee” (as defined under Section 409A), any payment under the Plan would be delayed until six months after the Participant’s termination of employment to the extent necessary to prevent any accelerated or additional tax under Section 409A and to provide for other actions that may need to be taken in good faith by the Company or the Participant for the Plan to satisfy the requirements of Section 409A.

Participation in the Plan is not exclusive and will not prevent a Participant from participating in any other compensation plan of the Company or from receiving any other compensation from the Company. The Compensation Committee may amend the Plan from time to time as it deems advisable provided that any such amendment must comply with all applicable laws and the requirements for exemption (to the extent necessary) under the Internal Revenue Code and the Regulations.

The amounts to be paid under the Plan for 2008 are not determinable. For a description of the amounts that could have been paid in 2007 under the Plan, as amended, see “Compensation Discussion and Analysis — 2007 Annual Bonuses.”

As indicated in the Compensation Discussion and Analysis presented elsewhere in this Proxy Statement, the Compensation Committee believes that an annual bonus is an important part of the overall compensation of the Company’s executive officers. If the Plan is not approved by stockholders at the Annual Meeting, no payments will be made under the Plan; however, the Board of Directors will retain the right to pay the Company’s executive officers an annual bonus based on other goals that may be established by the Board or the CEO. In such event, a portion or all of such bonuses may not be deductible by the Company for federal income tax purposes.

The Board of Directors recommends a vote FOR approval of the Amended and Restated Time Warner Inc. Annual Bonus Plan for Executive Officers.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the Plan, as amended.

PROPOSAL FOUR: Ratification of Appointment of Independent Auditors

The Audit and Finance Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2008 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors since the AOL-Historic TW Merger in 2001 and both AOL and Historic TW and their subsidiaries as independent auditors for many years prior to that. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP because the Audit and Finance Committee of the Board of Directors has the responsibility for selecting the Company’s independent auditors. However, the appointment is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not ratify the appointment.

STOCKHOLDER PROPOSAL

PROPOSAL FIVE: Proposal Regarding Separation of Roles of Chairman and CEO

Christian Brothers Investment Services, Inc., 90 Park Avenue, New York, NY 10016, the beneficial owner of 1,187,130 shares of Common Stock, joined by eleven other organizations whose names, addresses and stockholdings will be provided by the Company upon request, has advised the Company that they intend to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

TIME WARNER

SEPARATE CHAIR & CEO

Resolved: That the shareholders of the company urge the Board of Directors to amend the Corporate Governance Guidelines, and take whatever other actions are necessary to set as a company policy that the Chairman of the Board of Directors will always be an independent member of the Board of Directors, except in rare and explicitly spelled out, extraordinary circumstances.

This proposal shall not apply to the extent that complying would breach any contractual obligations in effect at the time of the 2008 shareholder meeting.

Supporting Statement

More companies are recognizing the separation of Chair of the Board and Chief Executive Officer (CEO) to be sound corporate governance practice. An independent Chair and vigorous Board can improve focus on important ethical and governance issues, and be better able to forge solutions that serve the interests of shareholders and consumers.

We believe:

•	It is the role of the CEO and management to run the business of the company.

•	It is the role of the Board of Directors to provide independent oversight of management and the CEO. A CEO should not be his own overseer while managing the business.

•	Under the leadership of the Chair, the board should give strategic direction and guidance and represent the best interests of the shareholders in creating longterm shareowner value.

Several respected institutions recommend separation. CalPERS’ Principles & Guidelines encourage separation, even with a lead director, and RiskMetrics notes, “Although we recognize that many large companies maintain the combined posts of chairman and CEO and perform well with this arrangement, it is often in shareholders’ best interest to separate these positions. Conflicts of interest arise when one person holds both the chairman and CEO positions.”

While separation is good governance practice, our company will continue to have a Chair who both runs the company and the board. It was disclosed in recent company filings that incoming CEO Jeff Bewkes can resign his employment if he is not elected Chairman by January 1, 2009.

Because long-standing concerns remain at Time Warner, we believe that separation would provide greater accountability of management to shareholders, and greater independent oversight of management, including the CEO, by the board. A fully functioning independent chair may have led the board to provide better oversight to address the following:

Excessive Executive Compensation and Pay Disparity: Together the 5 most highly compensated executive officers received $58 million in total compensation for 2006 while stock options were discontinued for most employees and layoffs of nearly 5,000 employees occurred at AOL.

Underperformance: The report “Pay for Failure” (The Corporate Library, March 2006) featured Time Warner as one of 11 companies with negative returns to shareholders and underperformance compared to its peer group and index over five years ending 2005 but whose chief executives were paid in excess of $15 million in 2004 and 2005.

We urge a vote FOR this resolution. An independent Chair can enhance investor confidence in our Company and strengthen the integrity of the Board.

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors appreciates the proponents’ concern that the Company follow sound governance practices. The Board believes, however, that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated.

First, the Board believes that the Company’s stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time. Under the Company’s By-laws and Corporate Governance Policy, the Board of Directors has the authority to combine or separate the positions of Chairman and Chief Executive Officer, as well as to determine whether, if the positions are separated, the Chairman should be an employee, an affiliated Director or an independent Director. The proposal would significantly restrict that exercise of judgment by the Board.

The Board has addressed the independence of the Chairman and the question of whether to separate the offices of Chairman and Chief Executive Officer several times in the recent past and has reached different determinations, based on its conclusions of what was in the best interests of the Company and its stockholders at the time. The Board believes that it must retain the flexibility to make a judgment regarding its own leadership structure. The proposal could limit the overall effectiveness of the Board by preventing it from choosing the best qualified person to serve as Chairman of the Board if such individual would not qualify as “independent.” The proposal could also preclude the Board from retaining or attracting the best qualified person to serve as Chief Executive Officer.

Second, the Company already has policies and practices in place to provide independent oversight of management and the Company’s strategy. The Board of Directors currently includes 11 independent, non-management directors among its 13 members. The Board routinely holds executive sessions at which only non-employee directors are present, and the independent directors meet together without any other directors or management present at least two additional times each year. The independent directors also have the ability to call additional meetings of the Board, and the independent directors may meet separately at the request of a single independent director. Further, since February 2006, the Board has had a designated Lead Independent Director, with specific responsibilities set forth in the Company’s Corporate Governance Policy (see “Corporate Governance — Lead Independent Director”).

In addition, three committees of the Board provide independent oversight of management — the Audit and Finance Committee, the Compensation and Human Development Committee, and the Nominating and Governance Committee. Each committee is composed entirely of independent directors. Further, the Nominating and Governance Committee and the Compensation and Human Development Committee are responsible for reviewing the performance of the Chairman and Chief Executive Officer, and they report and discuss their findings with the non-employee and independent directors in executive session without the Chairman or Chief Executive Officer present. Thus, the Chairman is not put in a position of reviewing his own performance. In addition, under the Company’s Corporate Governance Policy, the full Board is also responsible for reviewing the Company’s strategy, business plan, and budget at least annually.

The Board believes that the proposal would eliminate crucial flexibility to determine the optimal leadership structure for the Company at any point in time. Accordingly, for the reasons stated above, the Board of Directors believes that the proposal is not in the best interests of the Company and its stockholders and recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

VOTING AT THE ANNUAL MEETING

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s voting stock at the close of business on March 21, 2008, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were             shares of the Company’s Common Stock, each of which is entitled to one vote on all matters properly submitted at the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

•	A majority of the votes duly cast by the holders of Common Stock with respect to each nominee is required for the election of that nominee as a director.

•

The affirmative vote of holders of 80% of the voting power of the outstanding shares of Common Stock is required to approve Company Proposal Two (Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate the Remaining Super-Majority Vote Requirements).

•	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve each of the other matters to be acted on at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or other issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. Abstentions and broker “non-votes” will have the effect of a vote “against” any proposals requiring the affirmative vote of holders of a majority or greater percentage of the outstanding voting power of the outstanding shares of Common Stock, which includes Company Proposal Two (Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate the Remaining Super-Majority Vote Requirements). A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received voting instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present at the Annual Meeting.

Proxies and Voting Procedures

Proxies.    All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

Voting on Other Matters.    If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting Methods — Internet, Telephone or Mail.    Most stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.

Revoking a Proxy.    Any stockholder of record may revoke a proxy at any time before it is voted by:

(i) filing with the Corporate Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares; or

(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted electronically through the Internet or by telephone, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Stockholders Sharing the Same Address; Householding

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying Time Warner Inc. 2007 Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-866-INFO-TWX or by mail to: Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Investor Relations. Street-name stockholders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Offi-cers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 2007, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that two amendments to Form 3 were filed on behalf of Patricia Fili- Krushel in March 2007 to reflect 276 shares of Common Stock held directly by Ms. Fili-Krushel that had been inadvertently omitted from the Form 3 filed on her behalf on August 6, 2001.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $22,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2009 annual meeting of stockholders, proposals from stockholders must be received by the Company no later than December     , 2008, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.    In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2009 Annual Meeting, such a proposal must be received by the Company on or after January 16, 2009 but no later than February 15, 2009. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee.    If a stockholder would like the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

•

Timing.    The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

•	Information. In notifying the Committee, the stockholder should provide the following information to the Committee:

➢	The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

➢

The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, the amount of time such shares have been held, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

➢	A copy of the candidate’s resume and references.

➢

An analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria set forth in the By-laws, Corporate Governance Policy, and the Nominating and Governance Committee’s Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

•	Address. The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

Stockholder Nominations Submitted to Stockholders.    The Company’s By-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by giving timely written notice to the Company containing required information. The Company’s By-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•

Annual Stockholders Meetings.    For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

•

Special Stockholders Meetings.    For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•	Other Circumstances. Additionally, if the number of directors to be elected to the

Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

•

Information.    The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.    All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

Communicating with the Board of Directors

The Company’s independent directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the Company’s Chairman of the Board should write to the address below:

Richard D. Parsons

Chairman of the Board

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

Stockholders and other interested parties who wish to communicate directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

PAUL F. WASHINGTON

            Secretary

March     , 2008

ANNEX A

Proposed Amendment to Article VIII of the Company’s Restated Certificate of Incorporation

[Deletions indicated by strike-out; additions indicated by underline]

ARTICLE VIII

In addition to any requirements of law and any other provisions of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of ~~80%~~ a majority or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article VIII, Article IX, or Section 5 of Article IV, of this Restated Certificate of Incorporation. Subject to the foregoing provisions of this Article VIII, the Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

A-1

ANNEX B

As Amended October 25, 2007

Effective January 1, 2008

AMENDED AND RESTATED

TIME WARNER INC.

ANNUAL BONUS PLAN FOR EXECUTIVE OFFICERS

1.	Purpose.

The purpose of the Time Warner Inc. Annual Bonus Plan for Executive Officers (hereinafter the “Plan”) is to provide for the payment of annual cash bonuses to certain executive officers of the Company that qualify for income tax deduction by the Company.

2.	Definitions.

The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

2.1 “Annual Bonus” means the annual cash bonus payable to a Participant pursuant to the Plan with respect to any calendar year, which (i) shall be determined by the Committee prior to the beginning of each such calendar year, or at such later time as may be permitted by the Code and the Regulations, (ii) shall be expressed as a percentage of the Bonus Pool and (iii) shall not exceed 50 percent of the Bonus Pool.

2.2 “AP” means the applicable percent determined pursuant to Section 3.1.

2.3 “Base EBITDA” means the average of the Company’s EBITDA for the three years preceding the year for which the Bonus Pool is being calculated.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Bonus Pool” means the annual cash bonuses payable to all Participants calculated pursuant to Section 3.1.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

2.7 “Committee” means the Compensation Committee of the Board, and any successor thereto.

2.8 “Company” means Time Warner Inc. (formerly named AOL Time Warner Inc.), a Delaware corporation, and any successor thereto.

2.9 “Company’s EBITDA” for any year shall mean (i) EBITDA of the Company for that year, plus (ii) a pro rata portion (based on the percentage ownership) of the EBITDA of any entity or business that the Company accounts for by the equity method of accounting if the Company’s pro rata share of the EBITDA of such entity or business for the year with respect to which the Bonus Pool is being calculated exceeds $25 million, all determined in accordance with GAAP; provided, however, that to the extent that the Company’s EBITDA must be determined for any period on or before the “Closing” (as defined therein) of transactions described in the Agreement and Plan of Merger dated as of January 10, 2000 between America Online, Inc. and Time Warner Inc., such EBITDA shall equal the pro forma EBITDA for both such companies on a combined basis.

2.10 “Current EBITDA” means the Company’s EBITDA for the year with respect to which the Bonus Pool is being calculated.

2.11 “EBITDA” for any year of any entity or business shall mean the combined operating income (loss) before depreciation and amortization and excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations of such entity or business for that year.

2.12 “GAAP” shall mean generally accepted accounting principles applicable to the Company as in effect from time to time.

2.13 “Participant” means those executive officers of the Company and its affiliates as the Committee shall designate to participate in the Plan for any calendar year prior to the beginning of each such calendar year, or at such later time as may be permitted by the Code and the Regulations.

2.14 “Plan” has the meaning ascribed thereto in Section 1.

2.15 “Regulations” shall mean the rules and regulations under Section 162(m) of the Code.

2.16 “Significant Business” has the meaning ascribed thereto in Section 3.2.

3.	Calculation of Bonus Pool.

3.1 Subject to the other provisions of this Section 3, the Bonus Pool under the Plan with respect to any year shall be determined pursuant to the following formula:

Bonus Pool = (Current EBITDA – Base EBITDA) x AP

Where AP is the applicable percent determined pursuant to the following table (with the AP for percentage increases between the increases shown in the table determined by interpolation):

Percentage Increase in Current EBITDA over Base EBITDA	AP
no increase over Base EBITDA	0%
5% increase over Base EBITDA	2.25%
10% increase over Base EBITDA	4.00%
15% increase over Base EBITDA	5.25%
20% or higher increase over Base EBITDA	6.00%

3.2 The Current EBITDA and/or Base EBITDA used to calculate the Bonus Pool for any year shall be adjusted as provided in this Section 3.2 if the Company or any entity or business included in the Company’s EBITDA for such year pursuant to Section 2.9(ii) engages in any acquisition or disposition during such year or in any of the prior three years, of any entity or business which (a) if wholly owned, had more than $25 million of EBITDA in the year prior to its acquisition or disposition or (b) if less than wholly owned, as to which more than $25 million of EBITDA was or would have been included in the Company’s EBITDA pursuant to Section 2.9(ii) in the year prior to its acquisition or disposition (each, a “Significant Business”). In the event of an acquisition, the EBITDA of the Significant Business shall be excluded from Current EBITDA for the year in which it was acquired. For each year subsequent to the year of acquisition, all or a portion of the EBITDA of the Significant Business for each applicable year shall be included in Current EBITDA and shall be included in each of the years used in the calculation of Base

EBITDA. In the event of a disposition, all or a portion of the EBITDA of a Significant Business for each applicable year shall be excluded from Current EBITDA and from each of the three years included in the calculation of Base EBITDA for the year in which such disposition occurs and for each year subsequent to such disposition. For the purposes hereof, an acquisition or disposition of an entity or business shall include a change in ownership which results in a change in consolidation or equity accounting by the Company for such entity or business.

3.3 The Base EBITDA used to calculate the Bonus Pool for any year shall be adjusted in the event any change in GAAP that is effective for such year was not effective for each of the three years included in the calculation of Base EBITDA; provided, however, that no such adjustment to Base EBITDA shall be made unless such change in GAAP would have increased or decreased Current EBITDA by more than $25 million in the year prior to the year in which such change in GAAP first becomes effective. The adjustment to Base EBITDA to be made pursuant to this Section 3.3 shall consist of applying the change in GAAP to each year included in the Base EBITDA calculation. In addition, if the change in GAAP is phased in so that the change is applied differently in successive years, then the adjustment to be made to each year included in Base EBITDA shall be the same as the change in GAAP that is applicable to the year for which the Bonus Pool is being calculated.

3.4 The Committee may in its discretion (a) determine to make an award to any Participant for any year in an amount that is less than the Annual Bonus and (b) determine to make aggregate awards to all Participants for any year that total less than the Bonus Pool.

3.5 Prior to paying any award under the Plan, the Company’s independent auditors shall review the calculation of the Bonus Pool and the Committee shall certify that the performance goals have been met within the meaning of the Code and the Regulations. Subject to Section 6 of this Plan, payments of an award, if any, under the Plan with respect to any year, shall be made between January 1 and March 15 of the calendar year following the applicable performance year, as soon as practicable after the Committee certifies that the performance goals have been met.

4.	Administration

The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an “outside director” within the meaning of Section 162(m) of the Code and the Regulations.

5.	Eligibility

Payments with respect to any year may be made under the Plan only to a person who was a Participant during all or part of such year.

6.	Deferral of Award

Each Participant may elect by written notice delivered to the Company at the time and in the form required by the Company to defer payment of all or any portion of an award the Participant might earn with respect to a year, all in accordance with the Code and the Regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between the Company and the Participant.

7.	Termination and Amendment

The Plan shall continue in effect until terminated by the Board. The Committee may at any time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations.

8.	Effectiveness of the Plan

The Plan, as amended and restated herein, shall become effective upon approval by the Board, subject to the affirmative vote of a majority of the votes cast at a duly called and held meeting of stockholders of the Company, and shall apply to the annual bonuses payable to each Participant in respect of 2003 and thereafter.

9.	Withholding

The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

10.	Separability

If any of the terms or provisions of this Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if this Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

11.	Non-Exclusivity of the Plan

Neither the adoption of the Plan by the Committee or the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock or cash or other benefits otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. None of the provisions of this Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

12.	Beneficiaries

Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts remaining to be paid under the Plan shall be paid to the Participant’s estate.

13.	Governing Law

The Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

14.	Compliance with IRC Section 409A

The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, nor the Committee, nor any of Company’s or its subsidiaries’ employees or representatives, shall have any liability to Participants with respect to this section.

DIRECTIONS TO THE RED DECK PARKING FACILITY (INTERNATIONAL PLAZA) AND THE OMNI HOTEL AT CNN CENTER, ATLANTA, GA

FROM THE AIRPORT AND THE SOUTH:

Take I-75/85 north to the Andrew Young International Blvd. (Exit 248C). Turn left onto Andrew Young International Blvd. Turn left onto Centennial Olympic Park Drive. Pass Philips Arena on right and turn right onto Andrew Young International Blvd., the Red Deck (International Plaza Parking Deck) is on the right, which is directly across from the Georgia Dome. Exit the Red Deck on the International Blvd. level, cross to the north side of the street (toward the Georgia World Congress Center). Proceed east on Andrew Young International Blvd. to the Omni Hotel. Upon entering the Omni, take the elevators or escalators in the North Tower of the hotel to the 4th floor to the Grand Ballroom.

FROM THE NORTH:

Take I-75/85 south to Williams Street (Exit 249C). Williams Street bears to the right. Go five blocks on Williams and make a right onto Andrew Young International Blvd. Go one block and make a left onto Centennial Olympic Park Drive. Pass Philips Arena on the right and turn right onto Andrew Young International Blvd., the Red Deck (International Plaza Parking Deck) is on the

right directly across from the Georgia Dome. Follow above directions upon exiting the Red Deck parking facility.

FROM THE WEST:

Take I-20 east to Spring Street (Exit 56B). Turn left onto Spring Street, left onto Marietta Street and left onto Centennial Olympic Park Drive. Pass Philips Arena on the right and turn right onto Andrew Young International Blvd., the Red Deck (International Parking Plaza Deck) is on the right directly across from the Georgia Dome. Follow above directions upon exiting the Red Deck parking facility.

FROM THE EAST:

Take I-20 west to Spring Street (Exit 56B). Turn right onto Spring Street, left onto Marietta Street and left onto Centennial Olympic Park Drive. Pass Philips Arena on the right and turn right onto Andrew Young International Blvd., the Red Deck (International Plaza Parking Deck) is on the right directly across from the Georgia Dome. Follow above directions upon exiting the Red Deck parking facility.

002CS – 61464

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2008.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico at any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

<IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.<

A  Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - James L. Barksdale	☐	☐	☐	02 - Jeffrey L. Bewkes	☐	☐	☐	03 - Stephen F. Bollenbach	☐	☐	☐

04 - Frank J. Caufield	☐	☐	☐	05 - Robert C. Clark	☐	☐	☐	06 - Mathias Döpfner	☐	☐	☐

07 - Jessica P. Einhorn	☐	☐	☐	08 - Reuben Mark	☐	☐	☐	09 - Michael A. Miles	☐	☐	☐

10 - Kenneth J. Novack	☐	☐	☐	11 - Richard D. Parsons	☐	☐	☐	12 - Francis T. Vincent, Jr.	☐	☐	☐

13 - Deborah C. Wright	☐	☐	☐

B   Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

	For	Against	Abstain		For	Against	Abstain

2. Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate the Remaining Super-Majority Vote Requirements.	☐	☐	☐	3. Company Proposal to Approve the Amended and Restated Time Warner Inc. Annual Bonus Plan for Executive Officers.	☐	☐	☐

4. Ratification of Auditors.	☐	☐	☐

C Proposals — The Board of Directors recommends a vote AGAINST Proposal 5.

	For	Against	Abstain

5. Stockholder Proposal Regarding Separation of Roles of Chairman and CEO.	☐	☐	☐	6. In their discretion, on such other matters as may properly come before the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.
+

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2008: The Proxy Statement and the Company’s 2007 Annual Report to Stockholders are available at www.timewarner.com/annualmeetingmaterials.

<IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.<

Proxy — TIME WARNER INC.			+

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting of Stockholders on May 16, 2008

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and John K. Martin, Jr., and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 16, 2008, and any adjournment thereof, and to vote on the matters indicated all the shares of Common Stock that the undersigned would be entitled to vote if personally present. This card shall also serve, if applicable, as a voting instruction to Computershare, as exchange agent, to vote on the matters indicated with respect to shares of Common Stock that the undersigned is entitled to receive upon exchange by the undersigned of certificates formerly representing shares of common stock of AOL LLC (formerly named America Online, Inc.) or Historic TW Inc. (formerly named Time Warner Inc.) as a result of their merger in 2001.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

Please mark, date and sign this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by telephone or the Internet.

Continued and to be voted on reverse side.

D Non-Voting Items Change of Address — Please print new address below.			☐
Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

E  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 —Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /
☐ IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.			+

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS BY TELEPHONE, INTERNET OR MAIL

Name of applicable Plan or Plans:

TIME WARNER SAVINGS PLAN TWC SAVINGS PLAN

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Time Warner Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2008: The Proxy Statement and the Company’s 2007 Annual Report to Stockholders are available at www.timewarner.com/annualmeetingmaterials.

please fold and detach card at perforation before mailing

Time Warner Inc.

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting of Stockholders on May 16, 2008.

The undersigned hereby instructs Fidelity Management Trust Company (“Fidelity”), as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 16, 2008, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under each of the Time Warner Savings Plan and the TWC Savings Plan (the “Plans”).

Under the provisions of the Trusts relating to these Plans, Fidelity, as Trustee, is required to request your confidential instructions as to how participants’ proportionate interests in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under these Plans (an “interest”) is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 16, 2008. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 P.M. (Eastern Time) via a voting instruction card or 11:59 P.M. (Eastern Time) via telephone or the Internet on May 13, 2008, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of these Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in each such respective Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).

(PLEASE SIGN AND DATE ON THE REVERSE SIDE)

TIME WARNER INC. ONE TIME WARNER CENTER NEW YORK, NY 10019

You must provide instructions to the Trustee by May 13, 2008 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 11:59 P.M. (Eastern Time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by May 13, 2008. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plans and described on the reverse side of the card.

You may send your voting instructions to the Trustee on the Internet, over the telephone or by mail, as follows:

PROVIDE VOTING INSTRUCTIONS BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2008. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PROVIDE VOTING INSTRUCTIONS BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2008. Have your voting instruction card in hand when you call and then follow the instructions.

PROVIDE VOTING INSTRUCTIONS BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TIMEW1	KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TIME WARNER INC.

Instructions to Vote on Directors - The Board of Directors recommends a vote FOR all nominees in Proposal 1.

1.	Election of Directors.

	Nominees:	For	Against	Abstain	Nominees cont’d:	For	Against	Abstain

	(01) James L. Barksdale	☐	☐	☐	(09) Michael A. Miles	☐	☐	☐

	(02) Jeffrey L. Bewkes	☐	☐	☐	(10) Kenneth J. Novack	☐	☐	☐

	(03) Stephen F. Bollenbach	☐	☐	☐	(11) Richard D. Parsons	☐	☐	☐

	(04) Frank J. Caufield	☐	☐	☐	(12) Francis T. Vincent, Jr.	☐	☐	☐

	(05) Robert C. Clark	☐	☐	☐	(13) Deborah C. Wright	☐	☐	☐

	(06) Mathias Döpfner	☐	☐	☐	Instructions to Vote on Proposals -The Board of Directors recommends a vote FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.
	(07) Jessica P. Einhorn	☐	☐	☐
	(08) Reuben Mark	☐	☐	☐

		Yes	No			For	Against	Abstain

Please indicate if you plan to attend this meeting.		☐	☐		2. Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate the Remaining Super-Majority Vote Requirements.	☐	☐	☐

					3. Company Proposal to Approve the Amended and Restated Time Warner Inc. Annual Bonus Plan for Executive Officers.	☐	☐	☐

					4. Ratification of Auditors.	☐	☐	☐

					5. Stockholder Proposal Regarding Separation of Roles of Chairman and CEO.	☐	☐	☐

6. To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting.

This instruction card must be signed exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date